Exhibit 10.16

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Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

AMENDED AND RESTATED OPTION, LICENSE, AND COLLABORATION

AGREEMENT

BETWEEN

ARVINAS, INC.

AND

GENENTECH, INC.

AND

F. HOFFMANN-LA ROCHE LTD

AS OF NOVEMBER 8, 2017

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TOC-i

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AMENDED AND RESTATED OPTION, LICENSE, AND COLLABORATION

AGREEMENT

THIS AMENDED AND RESTATED OPTION, LICENSE, AND COLLABORATION AGREEMENT (“Agreement”) is made and entered into, effective as of November 8, 2017 (“A&R Effective Date”), by and between ARVINAS, INC., having its principal place of business at 5 Science Park, 395 Winchester Ave., New Haven, CT 06511 (“Arvinas”), and GENENTECH, INC., a Delaware corporation, having its principal place of business at 1 DNA Way, South San Francisco, California 94080 (“Genentech”), and as expressly provided herein as a “Licensee” or as a “Party,” or as expressly named herein under Section 9.6, F. Hoffmann-La Roche Ltd, with its principal place of business at Grenzacherstrasse 124, CH 4070 Basel, Switzerland (“Roche”).

BACKGROUND

WHEREAS, Arvinas is a pharmaceutical development company that has proprietary platform technology that utilizes Proteolysis-Targeting Chimeras (further defined below as “PROTACs”) to target proteins for degradation; and

WHEREAS, Genentech is a biopharmaceutical company that, together with its Affiliates, is engaged in the research, development, manufacture and sale of pharmaceutical products; and

WHEREAS, Genentech desires to engage Arvinas to conduct certain discovery and research of PROTACs for certain target proteins based on Arvinas’ proprietary platform technology;

WHEREAS, Genentech desires to obtain an exclusive option for an exclusive license and other rights from Arvinas to develop and commercialize products that contain such PROTACs resulting from such discovery and research, and Arvinas agrees to grant Genentech such an exclusive option in exchange for certain agreed to upfront and other payments, all on the terms and conditions set forth herein;

WHEREAS, effective as of September 30, 2015 (the “Original Effective Date”), Genentech, Arvinas, and Roche entered into an Option and License Agreement and then amended it via Amendment No. 1 on September 30, 2015 (such Option and License Agreement as amended, the “Original Agreement”); and

WHEREAS, the Parties now desire to amend and restate the Original Agreement through this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Genentech and as expressly provided herein as a “Licensee” or as a “Party,” Roche, and Arvinas agree as follows:

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ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.

“A&R Effective Date” is defined in the introductory paragraph.

“Accounting Standard” means, with respect to Licensee, either (a) International Financial Reporting Standards (“IFRS”) or (b) United States generally accepted accounting principles (“GAAP”), in either case, which standards or principles (as applicable) are currently used at the applicable time by, and as consistently applied by Licensee.

“Actual Reimbursable Research Program Costs” is defined in Section 7.1.

“Acquiror Exclusive Activity” is defined in Section 3.4.3.

“Acquisition” means, with respect to a Party, (a) a merger involving such Party and an acquiring entity, in which the shareholders of such Party immediately prior to such merger cease to control such Party after such merger; (b) sale of all or substantially all of the assets of such Party to an acquiring entity; or (c) sale of a controlling interest of such Party or any Person controlling such Party to an acquiring entity. For purposes of the definition of Acquisition, “control” means (a) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital in such entity or (b) to possess, directly or indirectly, the affirmative power to direct the management and policies of such person, corporation or other entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance.

“Adverse Experience” is defined in Section 5.5.

“Affiliate” means any Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of the preceding sentence, “controls”, “controlled”, and “control” means (i) the direct or indirect ownership of fifty percent (50%) or more of the voting stock or other voting interests or interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof. Notwithstanding the foregoing, unless expressly specified otherwise, for the purposes of this Agreement, [**] and their respective subsidiaries (each, an “Excluded Affiliate”), shall not be considered Affiliates of Licensee unless and until Licensee provides written notice to Arvinas specifying such Excluded Affiliate as an Affiliate of Licensee.

“Alliance Manager” is defined in Section 5.2.

“Annual Net Sales” is defined in Section 6.3.2.

“Arvinas” is defined in the introduction.

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“Arvinas Indemnitees” is defined in Section 12.1.

“Arvinas Intellectual Property” means, individually and collectively, Arvinas Know How and Arvinas Patents:

“Arvinas Know-How” means any and all Know-How Controlled by Arvinas or any of its Affiliates as of the Original Effective Date or during the Term that is reasonably necessary or useful for, or used by Arvinas or its Affiliates in, the development, manufacture or commercialization of Licensed PROTACS or Licensed Products. Arvinas Know-How shall include any Know-How within the Arvinas New Intellectual Property or Joint New Intellectual Property Controlled (by sole or joint ownership) by Arvinas in accordance with Section 8.2 below.

“Arvinas Patents” means any and all Patents Controlled by Arvinas or any of its Affiliates as of the Original Effective Date or during the Term that claim, in whole or in part, any Licensed PROTAC or Licensed Product, or the development, manufacture, use or commercialization thereof, including the Patents which are set forth in Exhibit 1.11.2 attached hereto. Arvinas Patents shall include any Patents within the Arvinas New Intellectual Property or Joint New Intellectual Property Controlled (by sole or joint ownership) by Arvinas in accordance with Section 8.2 below.

“Arvinas Licensee” is defined in Section 3.5.2.

“Arvinas New Intellectual Property” is defined in Section 8.2.1.

“Assignee” is defined in Section 8.2.5(a).

“Assignor” is defined in Section 8.2.5(a).

“Auditor” is defined in Section 3.4.3(a).

“Budget” is defined in Section 2.3.

“Competitive Version” means, with respect to a Deliverables Know-How Licensed Product and the relevant Exclusive Target, any product that (a) contains a Licensed PROTAC whose primary mechanism of action is, by design, degradation of such Exclusive Target, and (b) contains a Licensed PROTAC whose [**].

“Completion Criteria” is defined in Section 2.3.

“Compulsory Sublicense” means a license or sublicense granted to a Third Party, through the order, decree or grant of a governmental authority having competent jurisdiction, authorizing such Third Party to make, have made, use, sell, have sold, offer for sale, import or export a Licensed Product in the Field in any country in the Territory.

“Compulsory Sublicensee” means a Third Party that was granted a Compulsory Sublicense.

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“Confidential Information” means, subject to the exclusions under Section 9.2, proprietary information (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) generated by, or on behalf of, either Party and provided to the other Party, or generated jointly by the Parties, in the course of performance of this Agreement. For the avoidance of doubt, “Confidential Information” of a Party includes information regarding such Party’s research, development plans, clinical trial designs, preclinical and clinical data, technology, products, business information or objectives and other information of the type that is customarily considered to be confidential information by entities engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement. For clarity, and notwithstanding any other provision of this Agreement, Arvinas New Intellectual Property shall be deemed Confidential Information of Arvinas, Genentech New Intellectual Property shall be deemed Confidential Information of Genentech, Joint New Intellectual Property shall be deemed Confidential Information of both Parties, and Genentech’s interest in a Proposed Target shall be deemed Confidential Information of Genentech. However, notwithstanding the foregoing, any Deliverables, Optimization Deliverables, and Deliverables New Intellectual Property, in each case, within Arvinas Intellectual Property shall be deemed Confidential Information of both Genentech and Arvinas unless and until Genentech’s Option and any subsequent Exclusive License thereto has expired or been terminated.

“Control” or “Controlled” means, with respect to intellectual property rights or Know-How, possession by a Party of the power and authority, whether arising by ownership or by license or other authorization, to grant and authorize the licenses or sublicenses, as applicable, under such intellectual property rights or Know-How of the scope granted to the other Party in this Agreement at the time such Party would be required hereunder to grant the other Party such license or sublicense, without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be first required hereunder to grant and authorize such license or sublicense.

“Covers” (including variations such as “Covered”, “Covering” and the like), means, with respect to a Patent and a product, that the manufacture, use, sale, offer for sale or importation of such product in a country would infringe a Valid Claim of such Patent in that country.

“CPA Firm” is defined in Section 7.10.2.

“DC50” means the compound concentration at which the Target is degraded by fifty percent (50%).

“Deliverables” is defined in Section 2.3.

“Deliverables Know-How Licensed Product” means, with respect to an Exclusive Target, a Licensed Product, other than a Valid Claim Licensed Product, that (a) contains a Licensed PROTAC directed to such Exclusive Target that was first synthesized by or on behalf of Arvinas during the relevant Research Term, or by or on behalf of Licensee prior to [**] after the exercise of the Option for such Exclusive Target pursuant to Section 3.2, in the course of performing activities under this Agreement, or a Direct Modification of such a Licensed PROTAC also directed to such Exclusive Target and first synthesized by or on behalf of Licensee in the course

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of performing activities under this Agreement; and (b) incorporates or is derived from any Deliverables provided to Genentech hereunder, which Deliverables, and the Arvinas Know-How embodied, contained or incorporated within such Deliverables, are maintained by Arvinas as Confidential Information in accordance with the requirements of Article 9 throughout such [**] period after exercise of the relevant Option. For purposes of the definition of “Deliverables Know-How Licensed Product”, a “Direct Modification” means, with respect to a Licensed PROTAC, any pharmaceutically acceptable salt, polymorph, isotope or methyl or ethyl ester prodrug of such Licensed PROTAC.

“Deliverables Know-How Licensed Product Royalty Term” is defined in Section 6.4.1(b).

“Deliverables New Intellectual Property” is defined in Section 8.2.2.

“Determination” is defined in Section 8.8.2.

“Diligent Efforts” means, with respect to a Party, those commercially reasonable efforts and resources comparable with that of such Party’s internal program(s) of similar market potential and market size, risk, and at a similar stage of development, or if a Party does not have such an internal program, those commercially reasonable efforts and resources comparable with those that a Person similarly situated to such Party would normally use to accomplish a similar objective under similar circumstances, in either case, such efforts to be consistent with the exercise of prudent scientific and business judgment. For clarity, it is understood that [**].

“Disclosing Party” is defined in Section 9.1.

“Dispute(s)” is defined in Section 14.1.

“Dmax” means the maximum level of degradation, as measured by percentage.

[**]

“Early Evaluation Notice” is defined in Section 3.2.1(b).

“Election Notice” is defined in Section 2.7.1.

“Election Period” is defined in Section 2.7.1.

“Enforcement Action” is defined in Section 8.4.2(c).

“Estimated Reimbursable Research Program Costs” is defined in Section 7.1.

“EU” means the member states of the European Union, or any successor entity thereto performing similar functions.

“Evaluation Materials” is defined in Section 3.2.1(a).

“Excluded Target” means a Target (i) that is listed on Exhibit 1.40 attached hereto (unless subsequently removed from such Exhibit by Arvinas in its sole discretion), (ii) that is subject to Third Party rights under any agreement entered into by Arvinas or its Affiliate that is in full force

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and effect, (iii) that is excluded from Arvinas’ rights under the Yale Agreement, [**], or if such achievement occurred prior to such period, Arvinas or its Affiliate is then committed in a board approved internal budget to pursue further development of such a PROTAC for its and/or its Affiliates’ own benefit, in each case of clauses (i), (ii), (iii), (iv) or (v), as of the time of Arvinas’ receipt of notice from Genentech pursuant to Section 2.10.2(b) regarding Genentech’s Expansion Notice or Substitution Notice, whichever is applicable, for such Target and as can be documented by reasonable proof by Arvinas.

For purposes of determining the applicability of clause (v) above, Arvinas will measure the [**].

“Exclusive Activity” is defined in Section 3.4.1.

“Exclusive License” is defined in Section 3.3.1.

“Exclusive Molecule” is defined in Section 3.4.1.

“Exclusive Target” means any Initial Target, or any Substitute Target or Expansion Target that is established as an Exclusive Target pursuant to Section 2.8.2 or Section 2.10.2, as relevant, in each case, as identified by its [**], including all splice variants, mutants, natural variants, etc. reasonably associated with such [**], and in each case, for so long as such Target remains an Exclusive Target pursuant to this Agreement.

“Existing Liens” is defined in Section 11.2(b).

“Existing Third Party Agreements” is defined in Section 11.2(h).

“Expansion Notice” is defined in Section 2.10.2(b).

“Expansion/Substitution Period” means the period commencing on the Original Effective Date and continuing until March 31, 2023.

“Expansion Target” is defined in Section 2.10.2(b).

“Expansion Target Payment” is defined in Section 6.2.

“Expansion Target Reservation Fee” means [**] U.S. dollars (US$[**]) for each Expansion Target (but for clarity, not any permitted Substitute for an Expansion Target for which the Expansion Target Reservation Fee has been paid prior to such Substitution).

“FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

“Field” means, with respect to an Exclusive Target, the use of a Licensed PROTAC directed to such Exclusive Target or related Licensed Product for any and all purposes relating to the treatment or prevention of any human or animal disease in which such Licensed PROTAC or Licensed Product mediates degradation of such Exclusive Target.

“Filing Party” is defined in Section 8.3.4.

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“First Commercial Sale” means, with respect to a particular Licensed Product in a given country in the Territory, the first bona fide commercial sale to a Third Party of such Licensed Product in the Field following Marketing Approval in such country by or under authority of Licensee or its Affiliates or Sublicensees hereunder. For clarity, sales for compassionate use or by a Third Party under a Compulsory Sublicense will not be considered in determining First Commercial Sale.

“FTE” means the equivalent of one employee of a Party performing work directly related to a Research Program full time for a year, including experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff, carrying out management duties related to the Research Program, writing up results for publications or presentation and attending or presenting appropriate education programs, seminars and symposia. The portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of hours during any twelve-month period devoted by such employee to the Research Program by [**], which shall be deemed the total number of working hours during such twelve-month period.

“FTE Costs” is defined in the definition of Research Program Costs.

“FTE Rate” means [**] U.S. dollars (US$[**]) per year for Arvinas employees and [**] U.S. dollars (US$[**]) for employees of Arvinas’ subcontractors approved pursuant to Section 2.4, on a fully burdened basis, provided that such FTE Rate shall be adjusted for inflation or deflation on an annual basis, with the first adjustment effective on January 1, 2019, to reflect any increase or decrease, since the prior adjustment (or the initial rate, as applicable), in the Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners covering the Connecticut region, based on the most recent monthly index available as of the adjustment date.

“Genentech” is defined in the Introduction.

“Genentech Compounds” means, with respect to an Exclusive Target, those compounds provided by Genentech to Arvinas for use in a Research Program or Optimization Program pursuant to this Agreement that are identified by Genentech as binding to such Exclusive Target, and any derivatives thereof (including any Target Binding Moiety that contains or incorporates any such compounds or derivatives thereof but excluding any [**]).

“Genentech Materials” is defined in Appendix B.

“Genentech New Intellectual Property” is defined in Section 8.2.1.

“Generic Version” means, with respect to a Licensed Product sold by Licensee (or any of its Affiliates or Sublicensees) in the Field in a particular country in the Territory, any product that (a) is approved for sale in such country in reliance on the prior approval of such Licensed Product as determined by the applicable Regulatory Authority; and (b) is sold by a Third Party (i) that is a Compulsory Sublicensee authorized to market and sell such product or (ii) that is not a Sublicensee of Licensee (or any of its Affiliates) authorized to market and sell such product and that has not otherwise been authorized, directly or indirectly, by Licensee (or any of its Affiliates or Sublicensees) to market and sell such product.

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“Grantback License” is defined in Section 3.5.1.

“Grantback Patents” is defined in Section 3.5.1.

“Grantback Period” is defined in Section 3.5.1(a).

“Grantback Product” is defined in Section 3.5.1.

“Guaranteed Obligations” is defined in Section 7.11.

“Highly Serious” is defined in Section 5.5.

“IFRS” means International Financial Reporting Standards.

“IND” means an investigational new drug application filed with the FDA pursuant to 21 CFR Part 312 before the commencement of clinical trials of a product, or any comparable filing with any relevant regulatory authority in any other jurisdiction.

“Indemnitee” is defined in Section 12.3.

“Indemnitor” is defined in Section 12.3.

“Indication” is defined in Section 6.3.1(b).

“Infringement” is defined in Section 8.4.1.

“Initial Target” means any of the Targets set forth in Exhibit 1.74 attached hereto.

“Joint New Intellectual Property” is defined in Section 8.2.1.

“JPT” is defined in Section 2.2.2(a).

“JPT Co-Lead” is defined in Section 2.2.2(b).

“JRC” is defined in Section 2.2.1(a).

“JRC Co-Lead” is defined in Section 2.2.1(b).

“Know-How” means all proprietary information, inventions (whether or not patentable), improvements, practices, formulae, trade secrets, techniques, methods, procedures, knowledge, results, test data (including pharmacological, toxicological, pharmacokinetic and pre-clinical and clinical information and test data, related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, models, designs, and other information regarding discovery, development, marketing, pricing, distribution, cost, sales and manufacturing. Know-How shall not include any Patent or any information disclosed in a published Patent.

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“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign.

“Lead PROTACs” is defined in Section 2.7.1.

“Lead PROTAC Dossier” is defined in Section 3.2.4.

“Licensed Product” means, with respect to a Target, any pharmaceutical product that contains a Licensed PROTAC whose primary mechanism of action is, by design, induction of proteasomal degradation of such Target.

“Licensed PROTAC” means, with respect to a Target, a PROTAC [**], whose primary mechanism of action is, by design, induction of proteasomal degradation of such Target.

“Licensee” means individually, Genentech or Roche, and collectively, Genentech and Roche; but notwithstanding the foregoing, unless expressly specified otherwise, for the purposes of this Agreement, on an Exclusive Target-by-Exclusive Target basis, Roche shall not be considered a “Licensee” with respect to such Exclusive Target unless and until Genentech provides written notice to Arvinas specifying Roche shall be included as a “Licensee” with respect to such Exclusive Target under this Agreement; provided that Genentech shall remain responsible for Roche’s compliance with all applicable obligations with respect to such Exclusive Target under this Agreement. Upon receipt of such notice, Roche shall be deemed a “Licensee” with respect to the relevant Exclusive Target under this Agreement for so long as Roche is an Affiliate of Genentech, and all rights and obligations of a Licensee with respect to such Exclusive Target shall apply to Roche as a “Licensee” with respect to such Exclusive Target as of the date of receipt by Arvinas of such notice with respect to such Exclusive Target and thereafter for so long as Roche is an Affiliate of Genentech; for clarity, no such rights and obligations of Roche with respect to such Exclusive Target shall apply before such date. Notwithstanding the foregoing, any instance pursuant to this Agreement where the consent or approval of Licensee is required shall mean the consent or approval of Genentech.

“Licensee Indemnitees” is defined in Section 12.2.

“Linker” is defined in the definition of PROTAC.

“Losses and Claims” is defined in Section 12.1.

“Major European Market” means Germany, Spain, France, Italy, or the United Kingdom.

“Marketing Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport and sale of Licensed Products in a country or regulatory jurisdiction. For countries where governmental approval is required for pricing or reimbursement for the Licensed Product, “Marketing Approval” shall not be deemed to occur until such pricing or reimbursement approval is obtained.

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“Marketing Approval Application” or “MAA” means BLA, sBLA, NDA, sNDA and any equivalent thereof in the United States or any other country or jurisdiction in the Territory. As used herein: “BLA” means a Biologics License Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 600 et seq., for FDA approval of a Licensed Product and “sBLA” means a supplemental BLA; and “NDA” means a New Drug Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 314 et seq., for FDA approval of a Licensed Product and “sNDA” means a supplemental NDA.

“Market Share Period” is defined in Section 6.5.2.

“Minimum Protein Degradation Criteria” means degradation of the relevant protein by [**] or more as determined by Western blot or other analytical procedure to detect the relevant protein as mutually agreed by the Parties in the cell line specified in the Research Plan for the relevant Exclusive Target.

“Net Sales” means, with respect to a Licensed Product, sales of such Licensed Product by Licensee, its Affiliates or Sublicensees, calculated as follows:

an amount calculated by subtracting from the amount of Sales of such Licensed Product: (i) a lump sum deduction of [**] percent ([**]%) of Sales, less any amounts previously deducted for such Licensed Product pursuant to the definition of Sales, in lieu of those deductions which are not accounted for within Licensee on a Licensed Product-by-Licensed Product basis (e.g., freight, postage charges, transportation insurance, packing materials for dispatch of goods, custom duties); (ii) uncollectible amounts on previously sold Licensed Product not already taken as part of a gross-to-net deduction in accordance with the then currently used Accounting Standard in the calculation of Sales of such Licensed Product; (iii) credit card charges (including processing fees) accrued during such period on such Sales and not already taken as a gross-to-net deduction in accordance with the then currently used Accounting Standard in the calculation of Sales of such Licensed Product; and (iv) government mandated fees, taxes (other than income taxes) and other charges not already taken as a gross-to-net deduction in accordance with the then currently used Accounting Standard in the calculation of Sales of such Licensed Product, including, for example, any such fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body.

For the purpose of clarity, sales of Licensed Products by any Compulsory Sublicensee shall be excluded from the calculation of “Net Sales.”

As used herein this Section:

(a) Sales Among Affiliates and Sublicensees. Sales between or among a Party, its Affiliates and/or their respective Sublicensees shall be excluded from the computation of Net Sales, but Net Sales shall include subsequent Sales to a Third Party by any such Party, or its Affiliates or Sublicensees.

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(b) Supply as Samples/Test Materials. Notwithstanding anything to the contrary in the definition of Net Sales, the supply or other disposition of Licensed Products (i) as samples in amounts otherwise reasonable and customary in the industry; (ii) for use in non-clinical or clinical studies; or (iii) for use in any tests or studies reasonably necessary to comply with any applicable law, regulation or request by a regulatory or governmental authority, in each case, shall not be included in the computation of Net Sales.

(c) Licensed Products Sold in Combinations. For clarity, the right to sell a Licensed Product directed to an Exclusive Target as part of a Combination Product, as contemplated below, shall not imply any right of Licensee under any Arvinas Intellectual Property to make, use or sell any PROTAC whose primary mechanism of action is the induction of proteasomal degradation of any Target other than an Exclusive Target for which an Option has been exercised and an Exclusive License remains in full force and effect.

(i) In the event that a Licensed Product directed to an Exclusive Target is sold in combination (in the same package, including as a co-formulation, or under the same label) with one or more other active ingredients that are not Licensed PROTACs directed to Exclusive Targets (for purposes of this Section, a “Combination Product”), the Net Sales of such Licensed Product shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B), where: A is the average sale price of the Licensed Product directed to an Exclusive Target when sold separately in finished form, and B is the average sale price of the other pharmaceutically active product(s) included in the Combination Product when sold separately in finished form, in each case for the most recent period in which sales of both occurred. If the Licensed Product directed to an Exclusive Target is sold as part of a Combination Product and is sold separately in finished form, but the other pharmaceutically active product(s) included in the Combination Product are not sold separately in finished form, the Net Sales of such Licensed Product shall be determined by multiplying the Net Sales of the Combination Product by the fraction A/C where: A is the average sale price of the Licensed Product directed to an Exclusive Target contained in such Combination Product when sold separately in finished form, and C is the average sale price of the Combination Product. If the Licensed Product directed to an Exclusive Target is sold as part of a Combination Product and is not sold separately in finished form, but the other pharmaceutically active product(s) included in the Combination Product are sold separately in finished form, the Net Sales of such Licensed Product shall be determined by multiplying the Net Sales of the Combination Product by the fraction C-B/C where: B is the average sale price of the other product(s) included in such Combination Product when sold separately, and C is the average sale price of the Combination Product.

(ii) If Net Sales of the Licensed Product directed to an Exclusive Target when included in a Combination Product cannot be determined using the methods above, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of E/(E+F) where: E is the fair market value of the Licensed Product directed to an Exclusive Target in finished form, and F is the fair market value of all other pharmaceutically active product(s) included in the Combination Product in finished form as reasonably determined in good faith by the Parties. Where the preceding sentence is applicable, Genentech shall in good faith propose to Arvinas, at least [**] prior to the first commercial sale of the Combination Product, an allocation of relative value of the Licensed Product directed to an Exclusive Target

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and all other pharmaceutically active product(s) included in the Combination Product, Arvinas shall in good faith consider such proposal, and the Parties shall seek to reach agreement on such allocation. If the Parties are unable to reach such agreement within [**] after Genentech provides such proposal, the issue shall be resolved in accordance with Section 14.2, provided that there shall be a single arbitrator who shall be a mutually agreeable individual (not affiliated with either Party) with expertise in the marketing and sales of similar pharmaceutical products (including experience in pricing and reimbursement), and the Parties shall use all reasonable efforts to ensure that such resolution shall occur within [**] after such referral.

(iii) The foregoing analysis shall be conducted on a country-by-country basis as reasonably required to compare fair market values of the relevant Combination Product components.

“Net Sales Report” is defined in Section 7.4.2.

“New Intellectual Property” is defined in Section 8.2.1.

“Non-Filing Party” is defined in Section 8.3.4.

“Non-Publishing Party” is defined in Section 10.5(b).

“Optimization Completion Criteria” is defined in Section 5.6.1.

“Optimization Deliverables” is defined in Section 5.6.1.

“Optimization Plan” is defined in Section 5.6.1.

“Optimization Program” means, with respect to an Exclusive Target, the activities conducted by the Parties pursuant to Section 5.6 and the Optimization Plan for such Exclusive Target during the relevant Optimization Term.

“Optimization Schedule” is defined in Section 5.6.1.

“Optimization Term” is defined in Section 5.6.4(a).

“Optimization Work Plan” is defined in Section 5.6.1.

“Option” is defined in Section 3.2.3.

“Option Notice” is defined in Section 3.2.3.

“Option Period” is defined in Section 3.2.3.

“Original Agreement” is defined in the recitals.

“Original Effective Date” is defined in the recitals.

“Other Arvinas Technology” is defined in Section 3.4.2.

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“Paragraph IV Action” is defined in Section 8.5.3.

“Paragraph IV Claim” is defined in Section 8.5.1.

“Party” or “Parties” means Arvinas and Genentech, and if Roche is included as a “Licensee” pursuant to the definition of “Licensee” above, Roche, as applicable, but for purposes of Articles 2 and 4 of this Agreement, a “Party” means only either Arvinas or Genentech, as applicable, and the “Parties” means both Arvinas and Genentech and does not include Roche. For clarity, any reference to the “other Party”, with respect to Licensee, means Arvinas, and any reference to either Party means either Genentech and Roche, on the one hand, or Arvinas, on the other hand.

“Patent(s)” means any and all patents and patent applications and any patents issuing therefrom or claiming priority to, worldwide, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing.

“Payment-Based Valid Claim” is defined in the definition of Valid Claim Licensed Product.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

“Phase I Clinical Trial” means a human clinical trial, the principal purpose of which is preliminary determination of safety of a Licensed Product in healthy individuals or patients as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States.

“Phase II Clinical Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy of a Licensed Product in patients being studied as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States.

“Phase III Clinical Trial” means a human clinical trial, the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of a Licensed Product for one or more indications in order to obtain Marketing Approval of such Licensed Product for such indication(s), as further defined in 21 C.F.R. §312.21 or a similar clinical study in a country other than the United States.

“Product” means, with respect to a Target, any pharmaceutical product that contains a PROTAC that binds to such Target.

“Proposed Target” means a Target, to be identified by its [**], proposed by Genentech as a Substitute for an Exclusive Target or as an Expansion Target in accordance with Section 2.10.2.

“Prosecution and Maintenance” or “Prosecute and Maintain”, with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent (and patent application(s) derived from such Patent), as well as re-examinations,

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reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to that Patent, together with the conduct of interferences, derivation proceedings, inter partes review, post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent. For clarity, Prosecution and Maintenance shall exclude any activities associated with claims of invalidity, unenforceability, or non-infringement of such Patents that are brought by a Third Party in connection with an Enforcement Action under Section 8.4 or a Paragraph IV Claim under Section 8.5.

“PROTAC” means, with respect to a Target, a composition consisting of (a) a moiety that binds to a target protein (“Target Binding Moiety”) (b) a linker (“Linker”) and (c) a moiety that binds to [**], whose primary mechanism of action is, by design, degradation of such Target.

“Publishing Party” is defined in Section 10.5(b).

“Receiving Party” is defined in Section 9.1.

“Regulatory Approval” means all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in any country (including without limitation all applicable pricing and governmental reimbursement approvals even if not legally required to sell Licensed Product in a country). For clarity, in the United States, its territories and possessions, Regulatory Approval means approval of any Marketing Approval Application or equivalent by the FDA.

“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, sale, reimbursement and/or pricing of a Licensed Product in the Territory.

“Release” is defined in Section 10.1

“Research Plan” is defined in Section 2.3.

“Research Program” means with respect to each Exclusive Target, the activities conducted by the Parties pursuant to Article 2 and the Research Plan for such Exclusive Target during the relevant Research Term.

“Research Program Costs” mean, with respect to a particular Exclusive Target, the costs and expenses calculated as the number of FTEs of Arvinas and/or its subcontractors approved pursuant to Section 2.4 called for in the Research Plan multiplied by the relevant FTE Rate (“FTE Costs”), incurred by Arvinas after the establishment of such Target as an Exclusive Target pursuant to Section 2.10 below to conduct the activities pursuant to and in accordance with the Research Plan for such Exclusive Target.

“Research Program Costs Report” is defined in Section 7.4.1.

“Research Program Period” is defined in Section 7.1.

“Research Term” is defined in Section 2.6.

“Rules” is defined in Section 14.2.1.

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“Sales” of a Licensed Product means the amount stated in Licensee’s “Sales” line of its externally published audited financial statements with respect to such Licensed Product for such period (excluding sales to any Sublicensees that are not Affiliates). This amount reflects the gross invoice price of such Licensed Product sold or otherwise disposed of (other than for use as clinical supplies or free samples) by Licensee, its Affiliates and Sublicensees reduced by gross-to-net deductions (to the extent applied consistently by Licensee, its Affiliates and Sublicensees with respect to sales of their respective other products) if not previously deducted from the amount invoiced, taken in accordance with the then currently used Accounting Standard as follows:

(a) credits, reserves or allowances granted for (i) damaged, outdated, returned, rejected, withdrawn or recalled Licensed Product, wastage replacement, and short-shipments; (ii) billing errors and (iii) indigent patient and similar programs (e.g., price capitation);

(b) governmental price reductions and government mandated rebates;

(c) chargebacks, including those granted to wholesalers, buying groups and retailers;

(d) customer rebates including cash sales incentives for prompt payment, cash and volume discounts; and

(e) taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Licensed Product. Income or franchise taxes are excluded.

For the purpose of clarity, sales of Licensed Products between or among any of Licensee, its Affiliates, and their Sublicensees and sales of Licensed Products of any Compulsory Sublicensee shall be excluded from “Sales”, but Sales shall include subsequent sales to a Third Party by any such Licensee, Affiliate or Sublicensee.

“Schedule” is defined in Section 2.3.

“Serious” is defined in Section 5.5.

“Stage I” is defined in Section 2.3.

“Stage II” is defined in Section 2.3.

“Sublicensee” is defined in Section 3.3.2.

“Substitute” is defined in Section 2.8.1.

“Substitute Target” is defined in Section 2.10.2(b).

“Substitution Notice” is defined in Section 2.10.2(b).

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“Target” means any protein to which a PROTAC, by design, binds in order to achieve its primary mechanism of action of protein degradation, in each case as identified by [**], including all splice variants, mutants, natural variants, etc. reasonably associated with [**].

“Target Binding Moiety” is defined in the definition of PROTAC and, for clarity, shall not include [**].

“Term” is defined in Section 13.1.

“Territory” means worldwide.

“Third Party” means any entity other than Arvinas or Genentech or an Affiliate of either.

“Third Party Infringement Claim” is defined in Section 8.6.1.

“Third Party Reviewer” is defined in Section 3.2.1(a).

“Third Party Target Reviewer” is defined in Section 2.10.2(a).

“Title 11” is defined in Section 13.3.

“Transaction” is defined in Section 3.4.3.

“US” means the United States of America and its territories and possessions.

“Valid Claim” means, with respect to a particular country, a claim in an issued and unexpired Patent in such country that has not been disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding.

“Valid Claim Licensed Product” means, with respect to an Exclusive Target, a Licensed Product containing a Licensed PROTAC directed to such Exclusive Target, the sale of which is Covered by a Valid Claim of a Patent (a) within the Arvinas Intellectual Property or Joint New Intellectual Property or Deliverables New Intellectual Property or (b) otherwise owned and controlled by Licensee (i) claiming any invention within the Deliverables or Optimization Deliverables with respect to such Exclusive Target or (ii) for which any representative of Arvinas is a named inventor, which includes Dr. Craig Crews (collectively, subsections (a) and (b), “Payment-Based Valid Claims”).

“Valid Claim Licensed Product Royalty Term” is defined in Section 6.4.1(a).

[**]

“Work Plan” is defined in Section 2.3.

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“Yale Agreement” means the License Agreement between Yale University and Arvinas dated as of July 5, 2013, as previously amended as of May 8, 2014, October 23, 2014 and April 1, 2015, and as amended by that certain letter agreement dated as of the Original Effective Date with respect to this Agreement, which agreement governs Arvinas’ rights to certain Arvinas Intellectual Property. The Yale Agreement may be further amended or modified during the Term, subject to Section 11.2(j).

“Yale Patent Challenge” is defined in Section 8.8.

“Yale Patent Sublicensees” is defined in Section 8.8.

“Yale Royalties” is defined in Section 8.8.1.

ARTICLE 2

RESEARCH PROGRAM

2.1 General. For each Exclusive Target established as mutually agreed upon by the Parties pursuant to Section 2.10 below, Arvinas and Genentech shall conduct a Research Program in accordance with this Agreement and the Research Plan for such Exclusive Target. Each Party shall comply with all laws, rules and regulations applicable to the conduct and documentation of its Research Program activities. Each Party shall, in performing its obligations under any Research Program, assign responsibilities to those portions of its organization that have the appropriate resources, expertise and responsibility for such obligations.

2.2 Governance.

2.2.1 Joint Research Committee.

(a) Establishment of the JRC. Within [**] after the A&R Effective Date, the Parties shall establish a joint research committee (the “JRC”). The JRC shall be composed of at least [**], but no more than [**], representatives designated by each Party (and the Parties need not have the same number of representatives). The representatives shall be appropriate (in terms of their seniority, training, experience, availability, and function) for the tasks being undertaken in the Research Programs and/or Optimization Program(s). Each Party shall bear the expense of its respective representatives’ participation on the JRC.

(b) JRC Co-Leads. Each Party shall designate one of its JRC representatives as its primary JRC contact for JRC matters (such Party’s “JRC Co-Lead”). A Party may replace any or all of its JRC representatives (and designated JRC Co-Lead) at any time by notifying the other Party’s Alliance Manager in writing (which may be by email). [**] JRC Co-Lead shall be responsible for scheduling JRC meetings and setting meeting agendas and calling emergency JRC meetings.

(c) Responsibilities of the JRC. The JRC shall be responsible for performing the following functions:

(i)	review and approve each initial Research Plan and initial Optimization Plan;

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(ii)	review and approve any proposed change to the Completion Criteria of a Research Plan or to the Optimization Completion Criteria of an Optimization Plan;

(iii)	monitor the efforts and resources (including FTEs) actually employed for each Research Program as compared to the applicable Research Plan;

(iv)	monitor the efforts and resources actually employed for each Optimization Program as compared to the applicable Optimization Plan;

(v)	evaluate the progress of each Research Program, as compared with the objectives set forth in this Agreement and the applicable Research Plan;

(vi)	evaluate the progress of each Optimization Program, as compared with the objectives set forth in this Agreement and the applicable Optimization Plan;

(vii)	oversee the JPT including disputes at the JPT; and

(viii)	perform such other functions referred to in a Research Plan or Optimization Plan or as agreed to in writing by the Parties.

(d) Meetings; Attendees. Once established, the JRC shall meet at least [**] (unless otherwise agreed by the Parties) during its term of operation and shall meet at such other times as deemed appropriate by the JRC. The JRC may meet in person or via teleconference, video conference or the like, provided that at least [**] shall be held in person, unless otherwise agreed by the Parties. If a Party’s JRC representative(s) is unable to attend a given JRC meeting, such Party may designate an alternate to attend such meeting and perform the functions of such absent representative. Each Party may invite a reasonable number of non-voting employees, consultants or scientific advisors to attend JRC meetings, provided that such invitees are bound by appropriate confidentiality obligations.

(e) Decision Making Authority; Deadlocks. With respect to the responsibilities of the JRC, each Party shall have one (1) collective vote in all decisions, and the Parties shall attempt to make decisions by consensus. A decision by the JRC shall be made at a JRC meeting; however, a decision by the JRC may also be made without a JRC meeting if such decision is agreed to in writing (including by email) by each Party’s JRC Co-Lead (or his or her designee) and each Party’s writing clearly indicates that such decision is being made as a formal decision of the JRC without a meeting.

If the JRC cannot reach agreement within [**] of an issue being brought to a vote, then, notwithstanding the Dispute resolution provisions of Article 14, the matter will be referred in writing to an executive of each Party (or such executive’s designee). If such executives (or their designees) are unable to reach agreement within [**] of an issue being brought to them hereunder, then [**] shall have the right to finally decide the resolution to such Dispute. Notwithstanding the foregoing, [**] shall not be obligated, as a result of a deciding vote by [**], to (i) perform any initial Optimization Plan that was not approved by [**] JRC members under

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Section 5.6.1, (ii) commit greater resources than contemplated in the applicable Research Program’s initial agreed upon Research Plan or in the applicable Optimization Program’s initial agreed upon Optimization Plan, (iii) perform or obtain scientific capabilities that it does not possess and is not providing, via a Third Party, under the applicable Research Program’s initial agreed upon Research Plan or under the applicable Optimization Program’s initial agreed upon Optimization Plan, (iv) violate any obligation or agreement it may have with a Third Party; (v) incur costs in excess of what is agreed to under the applicable Research Plan or Optimization Plan, (vi) perform activities beyond the applicable Research Term or Optimization Term or (vii) cause it to violate any law or intellectual property right of any Third Party. Neither the JRC nor [**] (as the final JRC decision maker) has the authority to amend, or to waive compliance with, any provisions of this Agreement.

(f) Minutes; Other Documentation of Decisions. The JRC shall keep minutes of its meetings that record in writing all decisions made, action items assigned or completed and other appropriate matters. [**] shall be responsible for keeping such meeting minutes. Meeting minutes shall be sent to both Parties promptly after a meeting for review, comment, and approval by each Party. The JRC shall also maintain records of any JRC decisions taken, per subsection (e) above, outside of a JRC meeting.

(g) Research Program and Optimization Program Progress Reports to the JRC; Disclosure of Know-How. At each [**] JRC meeting, the JRC shall receive a written, summary update from the JPT regarding the progress in achieving the applicable Completion Criteria for each Research Program and the applicable Optimization Completion Criteria for each Optimization Program. Genentech may, in its sole discretion, provide information or data within the Genentech Know-How to the JRC to support a Research Program or an Optimization Program. Likewise, Arvinas may, in its sole discretion, provide information or data within the Arvinas Know-How to the JRC to support a Research Program or an Optimization Program, but the Parties acknowledge that Arvinas shall not, unless expressly requested by Genentech in writing, disclose to Genentech (including to Genentech’s JRC representatives) any chemical structure information regarding any portion of any Licensed PROTAC directed to any Target for which Genentech has not exercised an Option under Section 3.2.

(h) Term of JRC Operations. The JRC shall meet until all Research Terms and, if applicable, all Optimization Terms have expired or been terminated, but in any event until the expiration of the Expansion/Substitution Period. Thereafter, the JRC shall cease operations and perform no further functions under this Agreement.

2.2.2 Joint Project Team.

(a) Establishment of the JPT. Within [**] after the A&R Effective Date, the Parties shall establish a joint project team (the “JPT”). The JPT shall be composed of at least [**], but no more than [**], representatives designated by each Party (and the Parties need not have the same number of representatives). The representatives shall be appropriate (in terms of their seniority, training, experience, availability, and function) for the tasks being undertaken in the Research Programs and Optimization Program(s). Each Party shall bear the expense of its respective representatives’ participation on the JPT. A Party’s representative on the JPT may not also be a Party’s representative on the JRC.

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(b) JPT Co-Leads. Each Party shall designate one of its JPT representatives as its primary JPT contact for JPT matters (such Party’s “JPT Co-Lead”). A Party may replace any or all of its JPT representatives (and designated JPT Co-Lead) at any time notifying the other Party’s Alliance Manager in writing (which may be by email). [**] JPT Co-Lead shall be responsible for scheduling JPT meetings and setting meeting agendas and calling emergency JPT meetings.

(c) Responsibilities of the JPT. The JPT shall be responsible for performing the following functions:

(i)	draft each initial Research Plan and initial Optimization Plan and present such plans to the JRC for approval;

(ii)	propose, review and approve changes to an approved Research Plan or to an approved Optimization Plan (other than changes to Completion Criteria or Optimization Completion Criteria)

(iii)	propose for the JRC’s review and approval changes to the Completion Criteria in an approved Research Plan or the Optimization Completion Criteria in an approved Optimization Plan;

(iv)	monitor each Party’s performance of their respective obligations under each Research Plan and Optimization Plan;

(iv)	report to the JRC the progress of each Research Program and Optimization Program; and

(v)	serve as the primary conduit for the transfer of materials, data, and information between the Parties for each Research Program and Optimization Program.

(d) Meetings; Attendees. Once established, the JPT shall, while there is a Research Program or an Optimization Program either on-going or being planned by the Parties, meet at least [**] (unless otherwise agreed by the Parties), and if there are no Research Program(s) or Optimization Program(s) either on-going or being planned by the Parties, the JPT shall meet at such other times as deemed appropriate by the JPT. The JPT may meet in person or via teleconference, video conference or the like, provided that at least [**] shall be held in person, unless otherwise agreed by the Parties. If a Party’s JPT representative is unable to attend a given meeting, such Party may designate an alternate to attend such meeting and perform the functions of such representative. Each Party may invite a reasonable number of non-voting employees, consultants or scientific advisors to attend JPT meetings, provided that such invitees are bound by appropriate confidentiality obligations.

(e) Decision Making Authority; Deadlocks. With respect to the responsibilities of the JPT, each Party shall have one (1) collective vote in all decisions, and the Parties shall attempt to make decisions by consensus. A decision by the JPT shall be made at a JPT meeting; however, a decision by the JPT may also be made without a JPT meeting if such

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decision is agreed to in writing (including by email) by each Party’s JPT Co-Lead (or his or her designee) and each Party’s writing clearly indicates that such decision is being made as a formal decision of the JPT without a meeting. If the JPT cannot reach agreement within [**] of an issue being brought to a vote, then, notwithstanding the Dispute resolution provisions of Article 14, the matter will be referred in writing to the JRC for resolution.

(f) Minutes; Other Documentation of Decisions. The JPT shall keep minutes of its meetings that record in writing all decisions made, action items assigned or completed and other appropriate matters. [**] shall be responsible for keeping such meeting minutes. Meeting minutes shall be sent to both Parties promptly after a meeting for review, comment, and approval by each Party. The JPT shall also maintain records of any JPT decisions taken, per subsection (e) above, outside of a JPT meeting.

(g) Research Program and Optimization Program Progress Updates to the JPT; Disclosure of Know-How. Each Party shall use Diligent Efforts to keep the JPT informed of its activities, if any, under each Research Program and Optimization Program, and Arvinas shall provide the JPT, at each [**] JPT meeting, with a summary update regarding its progress in achieving the Completion Criteria for each Research Program and the Optimization Completion Criteria for each Optimization Program. Genentech may, in its sole discretion, provide information or data within the Genentech Know-How to the JPT to support a Research Program or an Optimization Program. Likewise, Arvinas may, in its sole discretion, provide information or data within the Arvinas Know-How to the JPT to support a Research Program or an Optimization Program, but the Parties acknowledge that, unless expressly requested by Genentech in writing, Arvinas shall not disclose to Genentech (including to Genentech’s JPT representatives) any chemical structure information regarding any portion of any Licensed PROTAC directed to any Target for which Genentech has not exercised an Option under Section 3.2.

(h) Term of JPT Operations. The JPT shall meet until all Research Terms and, if applicable, all Optimization Terms have expired or been terminated, but in any event until the expiration of the Expansion/Substitution Period. Thereafter, the JPT shall cease operations and perform no further functions under this Agreement.

2.3 Research Plan. Within [**] of the establishment of each Exclusive Target pursuant to Section 2.10 below (or within such longer period as is mutually agreed upon by the Parties), Arvinas and Genentech, through the JPT, shall prepare and, through the JRC, agree upon a research plan consistent (unless otherwise agreed by both Parties in writing) with the general research plan outline attached hereto under Appendix A (Research Plan Outline), including a Budget equal to the general budget set forth under Appendix A, for such Exclusive Target (each, a “Research Plan”). The Research Plan shall set forth in reasonable detail the activities, including timelines and budgets therefor (including any relevant FTE requirements for Arvinas), of each of the Parties to use Diligent Efforts in order to identify Licensed PROTACs that demonstrate (a) in vitro protein degradation of the Exclusive Target (“Stage I”) and (b) certain in vitro[**]and in vivo[**]activity (“Stage II”). For each of Stage I and Stage II of the Research Program, the Research Plan shall include scope of activities (“Work Plan”), timeline (“Schedule”), estimated costs and expenses (“Budget”), criteria for completion (“Completion Criteria”) and deliverables to be provided, including the Evaluation Materials (as may be provided under Section 3.2.1) and the Lead PROTAC Dossier (as may be provided under Section 3.2.4) (collectively, the “Deliverables”).

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It is understood the Research Plan shall not include IND enabling activities, such as preparation for regulatory filings and the like, except as the Parties may agree on a case-by-case basis and in writing to collaborate on such IND enabling activities and include such activities in reasonable detail in the Research Plan. Notwithstanding the foregoing, Arvinas shall provide any authorizations, consents, references, or other documentation, including permission to cross-reference any relevant INDs previously filed by Arvinas, as necessary to support IND enabling activities in the Field in the Territory for a particular Licensed Product for which Genentech has exercised its Option under Section 3.2. As referenced throughout this Agreement, the “Research Plan” shall include the initial Research Plan prepared in accordance with this Section 2.3 and any revisions to such Research Plan as expressly contemplated under this Agreement or as otherwise agreed upon by the Parties in writing.

The Research Plans for the two (2) Initial Targets were approved by the Parties on the Original Effective Date and were attached as Exhibits 2.3(a) and 2.3(b) to the Original Agreement.

2.4 Subcontractors. Arvinas may not subcontract portions of its work under the Research Plan to Affiliates or Third Parties without Genentech’s prior written consent, such consent not to be unreasonably withheld or delayed; provided that each such consent shall require that such subcontract is consistent with the relevant terms and conditions of this Agreement, including that (a) no intellectual property of such Third Party subcontractor shall be utilized or incorporated into such subcontracted portion, and (b) any intellectual property resulting from such subcontracted portion shall be assigned to Arvinas such that such intellectual property shall be deemed “Controlled” by Arvinas and included within the Joint New Intellectual Property or Arvinas New Intellectual Property, as appropriate, hereunder. As of the Original Effective Date, Genentech consented to Arvinas subcontracting with [**] to conduct services with respect to the Research Programs by and on behalf of Arvinas. Genentech may subcontract portions of its work under the Research Program to Affiliates or Third Parties; provided that each such subcontract is consistent with the relevant terms and conditions of this Agreement including that any intellectual property resulting from such subcontracted portion shall be assigned to Genentech such that such intellectual property shall be deemed “Controlled” by Genentech and included within the Joint New Intellectual Property hereunder or Genentech New Intellectual Property, as appropriate, hereunder. In any case, the subcontracting Party shall remain responsible (at its cost) for and shall ensure that each subcontractor complies with the terms and conditions of this Agreement.

2.5 Conduct; Costs.

2.5.1 Research Plan Approval. Following the establishment of the JRC, unless the relevant Research Plan has been approved in writing by the Parties prior to such date, the JRC shall review and approve the initial Research Plan for each Exclusive Target, which plan shall be prepared by the JPT in accordance with Section 2.3. During the Research Term for each Exclusive Target, the JPT shall, as necessary or desired from time-to-time, propose and approve revisions to such initially approved Research Plan; except that any proposed revisions to the Completion Criteria of an approved Research Plan require the JRC’s approval prior to implementation. In the event of any conflict or inconsistency between the main body of this Agreement and any Research Plan, the terms and conditions of the main body of this Agreement shall prevail.

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For clarity and as noted elsewhere in this Agreement, as of the A&R Effective Date, (i) the Research Program for the Initial Target [**] has been terminated, and thus [**] is no longer an Exclusive Target, and (ii) the Research Program for the other Initial Target, [**], has been terminated per Section 3.2.4(a) as a result of Genentech’s exercise, as of the A&R Effective Date, of its Option for such Target.

2.5.2 Arvinas. For each Exclusive Target established pursuant to Section 2.10 below, Arvinas shall use Diligent Efforts to conduct its activities under the relevant Research Plan during the relevant Research Term. Arvinas shall devote such numbers of scientists, with the requisite qualifications, as the Research Program may require to meet such Diligent Efforts requirement, but in no event, unless the JPT or JRC otherwise agrees, shall Arvinas devote less than any specific numbers of FTEs set forth in the applicable Research Plan. For clarity, Arvinas shall not be obligated to conduct work for any Exclusive Target unless and until the relevant initial Research Plan (including the relevant Budget) is agreed upon by the JRC in accordance with Section 2.3, which Research Plan (and Budget) may be revised by the JPT or JRC, as applicable, in accordance with Section 2.5.4 below. The Parties agree that Arvinas shall not be obligated to incur any Research Program Costs with respect to any Research Program in excess of the relevant Budget for such Research Program as agreed upon hereunder by the JPT or JRC, as applicable, or otherwise in writing; provided that Arvinas may only suspend its activities under the relevant Research Plan (i) in the event the Research Program Costs incurred by Arvinas exceed the relevant Budget for such Research Program that has been agreed upon hereunder by the JPT or JRC, as applicable, (ii) as otherwise expressly permitted under this Agreement, or (iii) as otherwise agreed in writing by the Parties.

2.5.3 Genentech. Genentech shall perform its obligations under each Research Program using such number of Genentech FTEs as it deems appropriate to conduct activities delegated to it under such Research Program.

2.5.4 Costs. Except as otherwise expressly provided in this Agreement or agreed to by the Parties in writing, each Party shall be responsible for any costs it incurs in performing activities under each Research Program or otherwise under this Agreement, including the costs of providing information or materials to the other Party.

(a) In the event the Completion Criteria for Stage I and/or Stage II for a given Research Program will not be achieved by the time the Research Program Costs incurred by Arvinas exceed the initial Budget for such Research Program prepared in accordance with Section 2.3, Arvinas shall notify Genentech’s Alliance Manager in writing of such event at least [**] prior to the start of the calendar month in which such event will occur, and the following shall apply:

(i) The JPT or, if applicable, JRC shall, within a period not to exceed [**] after the date of Genentech’s receipt of Arvinas’ notice pursuant to Section 2.5.4(a) above, agree on revisions to the Research Plan (including Work Plan, Schedule, Budget and Completion

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Criteria) for such Research Program as reasonably requested by Genentech; provided that the revised Research Plan is consistent with the general scope of the original Research Plan and requires no greater numbers of FTEs that were devoted to the original Research Plan, and that the activities under the revised Research Plan will be completed within [**] from the date such initial Budget is exceeded. Notwithstanding the foregoing, such [**] period shall be extended by the Parties for a period not to exceed an additional [**] as reasonably requested by Genentech if the Parties are continuing to revise in good faith such Research Plan at the end of such [**] period; and

(ii) Genentech may elect, at its sole discretion and by notifying Arvinas’s Alliance Manager in writing within [**] of mutual agreement on a revised Research Plan (and Budget) as provided in Section 2.5.4(a)(i), to continue to conduct such Research Program in accordance with this Agreement and the Research Plan as revised pursuant to Section 2.5.4(a)(i) above, and Genentech shall reimburse Arvinas for any Research Program Costs incurred by Arvinas in excess of the initial Budget for such Research Program as provided in Section 7.1; provided that Arvinas shall be solely responsible for any such Research Program Costs unless and until the JPT or, if applicable, JRC has approved such Research Program Costs in the revised Budget. Notwithstanding the foregoing, such [**] period shall be extended by the Parties for a period not to exceed an additional [**] as reasonably requested by Genentech if required to secure the relevant internal approvals.

(iii) Notwithstanding the foregoing, if the JPT or, if applicable, JRC, despite good faith efforts, does not agree on a revised Research Plan (and Budget) as set forth in Section 2.5.4(a)(i) or if Genentech does not elect to continue to conduct the relevant Research Program as set forth in Section 2.5.4(a)(ii) above, in either case, within the time periods set forth therein, then, unless Genentech exercises its right to request an early receipt of the Deliverables and Evaluation Materials pursuant to Section 3.2.1(b), the relevant Research Program shall terminate as of the end of the time periods set forth therein, which termination shall be deemed made in accordance with Section 13.4 (but without any [**] delay), and shall be subject to Sections 2.6 and 13.5, as applicable.

(b) In the event the Completion Criteria for Stage I and/or Stage II for a given Research Program will not be achieved by the time the Research Program Costs incurred by Arvinas exceed the revised Budget for such Research Program prepared in accordance with this Section 2.5.4(a)(i) above, Arvinas shall notify Genentech’s Alliance Manager in writing of such event at least [**] prior to the start of the calendar month in which such event will occur, and Genentech may elect, at its sole discretion, to exercise its right to request an early receipt of the Deliverables and Evaluation Materials pursuant to Section 3.2.1(b). If Genentech does not elect to exercise its right to request an early receipt of the Deliverables and Evaluation Materials pursuant to Section 3.2.1(b), before the Research Program Costs incurred by Arvinas exceed such revised Budget, then the relevant Research Program shall terminate as of the date the Research Program Costs incurred by Arvinas exceed the revised Budget for such Research Program, which termination shall be deemed made in accordance with Section 13.4 (but without any [**] delay), and shall be subject to Sections 2.6 and 13.5 below, as applicable.

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2.6 Research Term; Termination. The Research Program for a particular Exclusive Target shall commence upon the initiation of activities under the Research Plan for such Exclusive Target and shall continue, unless earlier terminated in accordance with the provisions of this Agreement, until the termination of the Research Program for such Exclusive Target in accordance with Section 3.2, but no longer than [**] directed to such Exclusive Target, unless otherwise mutually agreed upon the Parties (each, a “Research Term”).

2.6.1 In the event, upon any termination of the Research Program for a particular Exclusive Target that is an Initial Target or that is an Expansion Target for which the Expansion Target Payment has been made, the Research Program Costs incurred by Arvinas have not equaled the initial Budget for such Research Program prepared in accordance with Section 2.3 for such Exclusive Target, the amount of such remaining Budget for such Exclusive Target shall be applied as a credit towards any amounts due as reimbursement for the Research Program Costs incurred by Arvinas for any Substitute Target for such Exclusive Target in accordance with Section 2.8.2. Arvinas shall notify Genentech in writing of any such residual amount within [**] following the end of the calendar quarter in which such termination occurred. Genentech shall have the right, at its election, to apply the amount of such remaining Budget as a credit towards any payments subsequently owed to Arvinas hereunder (other than a payment to be made under Section 6.1(b) or 6.2 in conjunction with the execution of this Agreement).

As of the A&R Effective Date, Genentech has a [**] U.S. dollar (US$[**]) credit under this subsection as a result of the termination of the Research Programs for the Initial Targets.

2.6.2 Upon any termination of the Research Program for a particular Exclusive Target in accordance with the provisions of this Agreement, Arvinas shall return or destroy (and provide written certification thereof) any Genentech Compounds (including any such Genentech Compounds as contained or incorporated in any PROTAC or any Deliverables), and Arvinas shall not use any Confidential Information of Genentech (including any such information regarding the Genentech Compounds as provided by Genentech or as contained or incorporated in the Deliverables) in any subsequent efforts conducted by Arvinas, its Affiliates or their respective Third Party licensees with respect to any such Exclusive Target (other than pursuant to an ongoing Research Program under this Agreement), unless and until such Confidential Information is no longer considered “confidential” under the exclusions to the confidentiality obligations under Article 9 of this Agreement.

2.6.3 Upon any termination of the Research Program for a particular Exclusive Target pursuant to Section 2.5.4, 2.7.3, 2.8.2, 2.11 or 3.2.5 (but not any termination upon exercise of the Option with respect to such Exclusive Target pursuant to Section 3.2.4), Genentech shall return or destroy (and provide written certification thereof) any Deliverables (including any remaining quantities of any Evaluation Materials) that have been provided to Genentech with respect to such Exclusive Target, and Genentech shall not use any Confidential Information of Arvinas provided hereunder with respect to such Exclusive Target (including any such information regarding the Deliverables as provided by Arvinas or as contained or incorporated in such Deliverables), unless and until such Confidential Information is no longer considered “confidential” under the exclusions to the confidentiality obligations under Article 9 of this Agreement.

2.7 Election to Advance.

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2.7.1 Completion of Stage I. Upon achievement of the Completion Criteria for Stage I under a Research Plan for a particular Exclusive Target, Arvinas shall suspend its activities under the relevant Research Plan and provide to the JPT Co-Leads the Deliverables with respect to Stage I for such Exclusive Target, including a summary report that includes results of the assays for any Licensed PROTAC(s) directed to such Exclusive Target conducted in evaluating in vitro protein degradation of such Exclusive Target in accordance with the Completion Criteria for Stage I of the Research Plan, without disclosing the chemical structures of such Licensed PROTACs (such Licensed PROTACs, the “Lead PROTACs”). Following Genentech’s receipt of the Deliverables with respect to Stage I for such Exclusive Target, Genentech shall have the right, in its sole discretion, to elect whether to advance the Research Program for such Exclusive Target to Stage II. The relevant Deliverables (and any Confidential Information contained or incorporated in such Deliverables to the extent such information does not fall within any exclusions under Section 9.2) shall remain the property and Confidential Information of Arvinas, and shall be used by Genentech for the sole purpose of evaluating whether or not to make any such election or an election to exercise the relevant Option, unless and until the Option to the relevant Exclusive Target has been exercised. Unless and until the Option to the relevant Exclusive Target has been exercised, Genentech shall not sell, transfer or disclose any such Deliverables (and including any Confidential Information contained or incorporated in such Deliverables to the extent such information does not fall within any exceptions under Section 9.2) to any other Person, without first receiving the prior written consent of Arvinas, which consent shall not be unreasonably withheld.

Genentech may exercise such right by notifying Arvinas’s Alliance Manager in writing (“Election Notice”) at any time during the period from Genentech’s receipt of the Deliverables with respect to Stage I for such Exclusive Target until [**] thereafter (“Election Period”); provided that in the event of a good faith dispute between the Parties as to whether or not the Completion Criteria for Stage I of the Research Plan have been achieved, Arvinas shall provide, at Genentech’s request, any additional information that is within the scope of the Research Plan and Budget and reasonably necessary to determine the achievement of the Completion Criteria for Stage I of the Research Plan for such Exclusive Target (including performing any mutually agreed additional activities to generate such additional information that are to be reimbursed in accordance with Section 2.5.2) and the Election Period shall toll from the time of such request until Genentech’s receipt of such additional information, or as otherwise mutually agreed upon by the Parties. For clarity, any additional information provided to Genentech pursuant to this Section shall be deemed included in the Deliverables.

The Parties shall not conduct any further activities under the Research Plan for such Exclusive Target unless and until Genentech, in its sole discretion, elects to advance the Research Program for such Exclusive Target pursuant to this Section; provided that in the event an Election Notice is not provided to Arvinas within the Election Period (as may be extended as set forth above), Genentech shall be deemed to have elected to not advance the Research Program for such Exclusive Target and to terminate the Research Program in accordance with Section 2.7.3 below.

2.7.2 Advancement. Upon receipt of an Election Notice to advance the Research Program for a particular Exclusive Target in accordance with Section 2.7.1 above, the Parties shall continue to conduct the Research Program in accordance with this Agreement and the Research Plan for such Exclusive Target.

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2.7.3 Non-Advancement. In the event an Election Notice is not provided to Arvinas within the Election Period (as may be extended as set forth above) for a particular Exclusive Target pursuant to Section 2.7.1 above, the Research Program for such Exclusive Target shall terminate, and this Agreement shall be deemed terminated with respect to such Exclusive Target in accordance with Section 13.4 (but without any [**] delay), subject to Sections 2.6 and 13.5 below as applicable. Notwithstanding the foregoing, Genentech shall have the right to Substitute such Exclusive Target pursuant to Section 2.8.1(b) below, at no additional cost or expense except as expressly set forth under Section 2.8.2 below.

2.8 Target Substitution.

2.8.1 During the Expansion/Substitution Period, Genentech shall have the right, at no additional cost or expense, to substitute for an Exclusive Target and designate a different Proposed Target as an Exclusive Target (“Substitute”) by providing a Substitution Notice to Arvinas in accordance with the procedures set forth under Section 2.10.2 below as follows:

(a) in the event that, through no fault of Genentech, Arvinas has not yet commenced its activities under the Research Plan for a particular Exclusive Target, Genentech may Substitute for such Exclusive Target, [**] pursuant to this Section 2.8.1(a);

(b) in the event that no Licensed PROTAC identified under Stage I of the Research Plan for a particular Exclusive Target demonstrates achievement of the Minimum Protein Degradation Criteria with respect to such Exclusive Target within the first [**] of the later of (i) commencement of the Research Program for such Exclusive Target and (ii) receipt by Arvinas of any Genentech Compounds to be provided to Arvinas as set forth in the relevant Research Plan, Genentech may Substitute for such Exclusive Target, [**] pursuant to this Section 2.8.1(b); provided, however, that Genentech may only Substitute such Exclusive Target [**] pursuant to this Section 2.8.1(b) if the particular Exclusive Target was in the first instance one of its first [**] Expansion Targets designated as an Exclusive Target under Section 2.10.2;

(c) in the event, at any time prior to the end of the applicable Option Period, Genentech terminates the Research Program in accordance with this Agreement for any Exclusive Target that was either an Initial Target or a Substitute for an Initial Target, Genentech may Substitute for such Exclusive Target [**] pursuant to this Section 2.8.1(c); and

(d) in the event, at any time prior to the end of the applicable Option Period, Genentech terminates the Research Program in accordance with this Agreement for any Exclusive Target that is one of its first [**] Expansion Targets designated as an Exclusive Target under Section 2.10.2 (or a Substitute made under Section 2.8.1(a) or (b) above for any such Expansion Target), Genentech may Substitute for such Exclusive Target [**] pursuant to this Section 2.8.1(d).

For clarity, the Parties agree that, except for the substitution right provided in Section 2.8.1(a) above, Genentech shall have no right to Substitute under this Section 2.8 for any Exclusive Target that is one of the [**] Expansion Targets designated as an Exclusive Target under Section 2.10.2.

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The Parties agree that, as of the A&R Effective Date, (1) no Licensed PROTAC identified under Stage I of the Research Plan for Genentech’s Initial Target of [**] achieved the Minimum Protein Degradation Criteria within the first [**] of the later of (i) commencement of the [**] Research Program and (ii) receipt by Arvinas of any Genentech Compounds to be provided under the [**] Research Plan, (2) Genentech notified Arvinas in writing that it terminated the [**] Research Program, and (3) Genentech may, per subsection (b) above, Substitute for [**] under the process in Section 2.10.2.

2.8.2 Once a Substitute Target for a particular Exclusive Target is established pursuant to Section 2.10.2, if not previously terminated as expressly permitted hereunder, the Research Program for such Exclusive Target shall be deemed terminated, and this Agreement shall terminate with respect to such Exclusive Target in accordance with Section 13.4 (but without any [**] delay), subject to Sections 2.6 and 13.5 as applicable. For each Substitute Target that becomes a new Exclusive Target as a substitute for an old Exclusive Target pursuant to Section 2.10.2, the JPT and JRC shall establish, in accordance with Section 2.3, a new Research Plan, including a new Budget, for such Substitute Target, and Genentech shall reimburse Arvinas for its Research Program Costs to conduct its activities under the new Research Plan in accordance with Section 7.1 to the extent such Research Program Costs are in excess of any credit available pursuant to Section 2.6.1.

2.9 Research Records. Each Party shall maintain records of each Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of such Research Program. All laboratory notebooks shall be maintained for no less than the term of any Patent issuing therefrom. All other records shall be maintained by each Party during the relevant Research Term and for [**] thereafter. All such records of a Party shall be considered such Party’s Confidential Information.

2.10 Designation of Exclusive Targets.

2.10.1 Initial Targets. The Parties agree and acknowledge that the Initial Targets identified on Exhibit 1.74 were designated, as of the Original Effective Date, as “Exclusive Targets” under this Agreement. As noted earlier, as of the A&R Effective Date, Genentech’s right, under Section 2.8.1(b), to nominate a Proposed Target under Section 2.10.2 as a Substitute Target has been triggered for its Initial Target of [**] due to termination of the Research Program with respect to [**]. In addition, pursuant to Section 3.2.3,Genentech hereby, as of the A&R Effective Date, notifies Arvinas that it is exercising its Option for its other Initial Target, [**], which Arvinas agrees qualifies as a timely provided Option Notice under Section 3.2.3 for such Initial Target.

2.10.2 Expansion Targets and Substitute Targets.

(a) Appointment of a Third Party Target Reviewer. Within [**] after the A&R Effective Date, the Parties shall enter into a mutually acceptable three-way confidentiality agreement with a mutually agreed upon Third Party willing to perform, throughout the remainder of the Expansion/Substitution Period, the Expansion Target and Substitution Target nomination/designation/rejection/notice process described below in this Section 2.10.2 (the “Third Party Target Reviewer”); however, at any time, the Parties may, by mutual agreement, change the person or entity serving as the Third Party Target Reviewer.

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(b) Nomination of Expansion Targets or Substitute Targets. At any time during the Expansion/Substitution Period, Genentech may, by notifying the Third Party Target Reviewer in writing, nominate a Proposed Target as an additional Target (an “Expansion Notice”) or, as relevant, as a substitute Target for an Exclusive Target (a “Substitution Notice”), to be included as an Exclusive Target under this Agreement (an “Expansion Target” or “Substitute Target,” respectively). Such notices shall include both the common name and [**] of the Proposed Target. Genentech may include up to a maximum of [**] Expansion Targets under this Agreement pursuant to this Section 2.10.2, and Genentech may Substitute an Exclusive Target under this Agreement solely as set forth in Section 2.8 above.

In conjunction with its Expansion Notice or Substitution Notice, whichever is applicable, to the Third Party Target Reviewer, Genentech will also notify Arvinas in writing that it has submitted an Expansion Notice or Substitution Notice, but will not identify the Proposed Target to Arvinas. Within [**] after receipt of Genentech’s notice, Arvinas shall provide the Third Party Target Reviewer with a complete and accurate written list of all Excluded Targets as of the date of Arvinas’ receipt of Genentech’s notice regarding its Expansion Notice or Substitution Notice, which list shall include the common name and [**] of each Excluded Target and shall also identify for each Excluded Target whether such Target is considered an Excluded Target due to “clause (i) of the definition of Excluded Target”, “clauses (ii), (iii), or (iv) of the definition of Excluded Target”, or “clause (v) of the definition of Excluded Target”, whichever is applicable.

If the information in an Expansion Notice or Substitution Notice or in Arvinas’ list of then-Excluded Targets is insufficient for the Third Party Target Reviewer to determine under Section 2.10.2(c) whether the Proposed Target is or is not an Excluded Target, then Genentech and/or Arvinas shall provide the Third Party Target Reviewer with such additional information as requested by the Third Party Target Reviewer as reasonably necessary to make such determination, which may include amino acid sequences.

Notwithstanding the process set forth in this Section 2.10.2, the Parties agree and acknowledge that the [**] Expansion Targets identified on Exhibit 2.10.2(b) are designated, as of the A&R Effective Date, as “Expansion Targets” under this Agreement, and the Parties’ rights and obligations under this Agreement with respect to Exclusive Targets that are Expansion Targets shall apply accordingly. Genentech shall make Expansion Target Payments pursuant to Section 6.2 with respect to such [**] Expansion Targets.

(c) Target Availability. The Third Party Target Reviewer shall promptly, but no later than [**] after receiving Arvinas’ list under Section 2.10.2(b), determine whether the Proposed Target is or is not an Excluded Target based on Arvinas’ list of then-Excluded Targets.

(d) Notice of Excluded Target or not Excluded Target. If the Third Party Target Reviewer determines under Section 2.10.2(c) that the Proposed Target is not an Excluded Target, then (i) the Third Party Target Reviewer will promptly notify both Parties in writing, informing them that such Proposed Target was not an Excluded Target and disclosing to them the identity of such Target and its [**], (ii) subject to Section 2.10.2(e), such Proposed Target

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shall be designated as an “Expansion Target” or “Substitute Target,” as applicable, and (iii), subject to receipt by Arvinas of a corresponding Expansion Target Reservation Fee or Expansion Target Payment due as provided under Sections 2.10.2(f)(i) and (ii) below, an “Exclusive Target” under this Agreement, and the Parties’ rights and obligations with respect to Exclusive Targets under this Agreement shall apply to such Expansion Targets and Substitute Targets that become Exclusive Targets accordingly.

If, however, the Third Party Target Reviewer determines under Section 2.10.2(c) that the Proposed Target is an Excluded Target, then (i) the Third Party Target Reviewer shall promptly notify both Parties’ Alliance Managers in writing, informing them that the Proposed Target was an Excluded Target (but without disclosing the identity or [**] of such Target to Arvinas) and identifying, per Arvinas’ list, whether such Target was considered an Excluded Target due to “clause (i) of the definition of Excluded Target”, “clauses (ii), (iii) or (iv) of the definition of Excluded Target”, or “clause (v) of the definition of Excluded Target”, whichever is applicable, and (ii) such Proposed Target shall not be designated as an Expansion or Substitution Target, whichever is applicable.

For clarity, the Parties agree that the Third Party Target Reviewer shall not disclose to Genentech any Excluded Target that is not also a Proposed Target and shall not disclose, except as expressly permitted in this Section 2.10.2(d), any Proposed Target to Arvinas, an Arvinas Affiliate, or any other Third Party.

(e) Mis-Determination Notice. In the event that the Third Party Target Reviewer notifies the Parties under Section 2.10.2(d) that a given Proposed Target was not an Excluded Target but Arvinas believes that such determination was made in error, Arvinas shall notify Genentech and the Third Party Target Reviewer in writing (a “Mis-Determination Notice”) as soon as practicable and in any event within no more than [**] of Arvinas’ receipt of the Third Party Target Reviewer’s notice. Within [**] of sending the Mis-Determination Notice, Arvinas shall submit to the Third Party Target Reviewer documentary evidence that the relevant Proposed Target was an Excluded Target at the time of Arvinas’ receipt of the applicable notice from Genentech under Section 2.10.2(b) (“Documentary Evidence”). The Third Party Target Reviewer shall promptly review the Documentary Evidence to determine whether its previous determination under Section 2.10.2(c) was made in error and shall notify the Parties concurrently in writing whether the Proposed Target was in fact an Excluded Target or not. If the Third Party Target Reviewer determines that the Proposed Target was in fact an Excluded Target, notwithstanding Section 2.10.2(d), the Proposed Target shall, with retroactive effect, no longer be deemed as an “Expansion Target” or “Substitute Target,” as applicable, under this Agreement, and for clarity, no corresponding payment shall be due under Section 2.10.2(f). The relevant date for purposes of the Documentary Evidence shall be the date as of which Arvinas and Genentech have both submitted their respective lists to the Third Party Target Reviewer for the relevant nomination.

(f) Established Expansion Targets or Substitute Targets.

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(i) For each proposed Expansion Target that the Third Party Target Reviewer determines under Section 2.10.2(c) is not an Excluded Target, unless such determination is reversed pursuant to Section 2.10.2(e), Genentech shall owe to Arvinas a payment (which shall be deemed applicable to such Expansion Target) of either (i) the Expansion Target Reservation Fee or (ii) the Expansion Target Payment, which amount shall be paid to Arvinas within [**] of the later of Genentech’s receipt of the Third Party Target Reviewer’s notice under Section 2.10.2(d) regarding such Target or Genentech’s receipt of the Third Party Target Reviewer’s notice under Section 2.10.2(e) regarding such Target, if applicable, and such Proposed Target shall be designated as an “Exclusive Target” as set forth above as of the date of such payment. For clarity, in the event that neither such payment is made to Arvinas within the period specified above, the Proposed Target shall no longer be designated as an “Expansion Target” under this Agreement and all rights and obligations of the Parties under this Agreement with respect to such Target shall be deemed terminated.

Notwithstanding the foregoing, the Parties shall not, and Arvinas shall have no obligation to, commence activities under the Research Plan for an Expansion Target (or any permitted Substitute Target therefor) unless and until Genentech has paid to Arvinas an amount equal to the Expansion Target Payment for the relevant Expansion Target (or the relevant permitted Substitute Target therefor), less any Expansion Target Reservation Fee paid for such Expansion Target. If Genentech fails to pay Arvinas the total amount of the Expansion Target Payment for an Expansion Target (or the relevant permitted Substitute Target therefor) before expiration of the Expansion/Substitution Period, then after the expiration of the Expansion/Substitution Period, such Expansion Target (or the relevant permitted Substitute Target therefor) shall no longer be designated as an “Expansion Target” or “Exclusive Target” under this Agreement, and all rights and obligations of the Parties under the Research Program and this Agreement with respect to such Target shall be deemed terminated in accordance with Section 13.4 (but without any [**] delay), subject to Sections 2.6 and 13.5 below, as applicable.

(ii) For clarity, for any proposed Substitute Target that the Third Party Target Reviewer determines under Section 2.10.2(c) or, if applicable, Section 2.10.2(e), is not an Excluded Target and that substitutes a Target (whether such Target is an Expansion Target or Substitute Target) that was first accepted as an Expansion Target and for which the Expansion Target Reservation Fee or the Expansion Target Payment has not been paid to Arvinas, Section 2.10.2(f)(i) shall apply to such Substitute Target as an Expansion Target for which such amounts would be owed to Arvinas, subject to termination if Genentech fails to pay such amounts within the relevant periods specified in such Section 2.10.2(f)(i).

(iii) For clarity, the Expansion Target Payment shall be payable only once for each Expansion Target (or any permitted Substitute Target therefor), and in no event shall the total amount to be paid by Genentech in the form of Expansion Target Payments for Expansion Targets exceed [**] U.S. dollars (US$[**]).

(g) Alternative Targets. In the event any Proposed Target is determined by the Third Party Target Reviewer to be an Excluded Target in accordance with Section 2.10.2(c) or, if applicable, Section 2.10.2(e), Genentech shall have the right to nominate another Proposed Target in lieu of such Proposed Target within the Expansion/Substitution Period to be included as an Exclusive Target under this Agreement pursuant to Section 2.8 or this Section 2.10.2 above, as relevant, and such alternative Proposed Target shall be accepted or rejected in accordance with Section 2.10.2(c) or, if applicable, Section 2.10.2(e).

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(h) Audit Right regarding Certain Excluded Targets. If a Proposed Target is rejected as an Exclusive Target under this Section 2.10.2 because [**], Genentech may, by notifying Arvinas’s Alliance Manager in writing within [**] of receipt of the Third Party Target Reviewer’s notice of such rejection pursuant to Section 2.10.2(d) or, if applicable, Section 2.10.2(e), request to verify that such rejected Proposed Target was actually an Excluded Target by having a single representative from an independent, internationally recognized intellectual property law firm and/or a single pharmaceutical industry consultant, in either case, selected by Genentech and acceptable to Arvinas (the “Target Auditor”) review Arvinas’s applicable written records. Genentech may exercise its rights under this Section 2.10.2(h) on [**] rejected Proposed Targets per calendar year, even if the number of rejected Proposed Targets exceeds [**] during such calendar year.

Arvinas shall, within [**] following its receipt of Genentech’s notice in the preceding paragraph, make complete and accurate copies of all of its relevant written records available (e.g., contracts, term sheets, lab notebooks, test results, etc.), at a mutually agreeable time during its regular business hours, for inspection by the Target Auditor at such place or places where such records are customarily kept, solely to determine whether or not such rejected Proposed Target was an Excluded Target [**] at the time of Arvinas’s receipt of the applicable notice from Genentech under Section 2.10.2(b). The Target Auditor shall, during such visit, discuss its findings with Arvinas prior to finalizing any conclusion in order to afford Arvinas the opportunity to present its rationale for issuance of the rejection. The Parties shall use all reasonable efforts to conduct and conclude any such inquiry in a prompt and efficient manner and with minimal disruption to Arvinas’ operations.

Prior to any audit hereunder, the Target Auditor shall enter into a written confidentiality agreement with Arvinas that (i) limits the Target Auditor’s use of Arvinas’s records to the verification purpose described above; (ii) limits the information that the Target Auditor may disclose to Genentech to solely whether or not such rejected Proposed Target was an Excluded Target [**] at the time of Arvinas’ receipt of the applicable notice from Genentech under Section 2.10.2(b); and (iii) prohibits the disclosure of any information contained in such records to any Third Party for any purpose. The Parties agree that all information subject to review hereunder and/or provided by the Target Auditor to Genentech is Arvinas’s Confidential Information, and neither Genentech nor the Target Auditor shall use any such information for any purpose that is not germane to this Section 2.10.2(h). Upon concluding its audit, the Target Auditor shall promptly deliver its conclusion in writing to each Party and shall deliver a summary of the reasons for its findings to Arvinas.

If the Target Auditor concludes that the rejected Proposed Target was an Excluded Target [**] at the time of Arvinas’s receipt of the applicable notice from Genentech under Section 2.10.2(b), then the audit is concluded and no further consequences result. However, if the Target Auditor concludes that the rejected Proposed Target was not an Excluded Target [**] at the time of Arvinas’s receipt of the applicable notice from Genentech under Section 2.10.2(b) and thus should have been designated an Exclusive Target, such Proposed Target shall, as of the Parties’ receipt of the Target Auditor’s conclusion, be automatically designated as an Exclusive Target retroactively to the date Arvinas received the nominating notice.

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Any audit under this Section 2.10.2(h) shall be at Genentech’s sole expense; provided, however, Arvinas shall promptly reimburse Genentech for the reasonable fees of an audit in which the Target Auditor properly concluded that the rejected Proposed Target was not an Excluded Target [**] at the time of Arvinas’s receipt of the nominating notice and thus should have been designated an Exclusive Target.

2.11 Termination of Research Program. Genentech may terminate the Research Program for a particular Exclusive Target, with or without cause, in accordance with Section 13.4 as a termination of this Agreement pursuant to Section 13.4 with respect to such Exclusive Target at any time, subject to Sections 2.6 and 13.5 below, as applicable.

ARTICLE 3

LICENSES AND OPTIONS

3.1 Non-Exclusive Research Licenses.

3.1.1 During each Research Term, Genentech hereby grants to Arvinas a nonexclusive license in the Territory under any relevant Know-How and Patents Controlled by Genentech solely to the extent required for conducting the relevant Research Program in accordance with the Research Plan.

3.1.2 During each Research Term, Arvinas hereby grants to Genentech a nonexclusive license in the Territory under the Arvinas Intellectual Property solely to the extent required for conducting the relevant Research Program in accordance with the Research Plan.

3.1.3 During each Optimization Term, Genentech hereby grants to Arvinas a nonexclusive license in the Territory under any relevant Know-How and Patents Controlled by Genentech solely to the extent required for conducting the relevant Optimization Program in accordance with the Optimization Plan.

3.1.4 During each Optimization Term, Arvinas hereby grants to Genentech a nonexclusive license in the Territory under the Arvinas Intellectual Property solely to the extent required for conducting the relevant Optimization Program in accordance with the Optimization Plan.

3.1.5 All rights under this Section 3.1 shall be personal and non-sublicensable except to the extent necessary for the permitted subcontracted work under Section 2.4 or for a permitted assignment of this Agreement in accordance with Section 15.3.

3.2 Option for Exclusive License. For each Exclusive Target, Arvinas hereby grants to Genentech an Option to obtain the right to exercise an Exclusive License with respect to such Exclusive Target as follows:

3.2.1 During or Upon Completion of Stage II.

(a) Upon achievement of the Completion Criteria for Stage II under a Research Plan for a particular Exclusive Target, Arvinas shall suspend its activities under the relevant Research Plan and provide to the JPT Co-Leads the Deliverables with respect to Stage II

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for such Exclusive Target, including a summary report that includes results that [**] in accordance with the Completion Criteria for the Stage II of the Research Plan, without disclosing the chemical structures of such Lead PROTACs. Together with the Deliverables with respect to Stage II for such Exclusive Target to be provided in this Section 3.2.1 above, Arvinas shall provide the following materials (such materials described under subsections (i) and (ii) of this Section below, “Evaluation Materials”) for evaluation in order for Genentech to decide whether or not to exercise the Option: (i) “blinded” samples of the Lead PROTACs (without disclosing the chemical structures) to Genentech, and (ii) the chemical structures of the Lead PROTACs, and disclosures of all New Intellectual Property made by or behalf of Arvinas in the course of performance of the relevant Research Program in accordance with Section 8.1, as directed by Genentech, to one or more independent third party reviewer(s) selected by Genentech and acceptable to Arvinas, such acceptance not to be unreasonably withheld, conditioned or delayed (the “Third Party Reviewer(s)”).

Such “blinded” samples may be used by Genentech for evaluation purposes during the Option Period but shall not be used for optimization or reverse engineering or any other purpose, unless the relevant Option is exercised pursuant to this Section below. The relevant Deliverables and Evaluation Materials (and any Confidential Information contained or incorporated in such Deliverables or Evaluation Materials to the extent such information does not fall within any exceptions under Section 9.2) shall remain the property and Confidential Information of Arvinas, and shall be used by Genentech for the sole purpose of evaluating whether or not to exercise the relevant Option, unless and until the Option to the relevant Exclusive Target has been exercised. Unless and until the Option to the relevant Exclusive Target has been exercised, Genentech shall not sell, transfer or disclose any such Deliverables or Evaluation Materials (and including any Confidential Information contained or incorporated in such Deliverables or Evaluation Materials to the extent such information does not fall within any exceptions under Section 9.2) to any other Person, except as expressly provided in this Section 3.2, without first receiving the prior written consent of Arvinas, which consent shall not be unreasonably withheld.

(b) In addition to the foregoing, Genentech shall have the right, at any time during the relevant Research Term, after an Election Notice has been made for the relevant Research Program pursuant to Section 2.7.1, or as otherwise provided pursuant to Section 2.5.4, to request an early receipt of Deliverables and Evaluation Materials by notifying Arvinas’s Alliance Manager in writing, specifically referencing this Section 3.2.1(b) (an “Early Evaluation Notice”). Upon receipt by Arvinas of an Early Evaluation Notice, Arvinas shall provide to Genentech any Deliverables that have been generated under such Research Program as of the date of receipt of such Early Evaluation Notice, and any Evaluation Materials that exist at such time, if such Deliverables and Evaluation Materials have not already been so provided to Genentech, in accordance with the procedures set forth under Section 3.2.1(a); provided that unless Genentech requests in writing otherwise, Arvinas shall continue to conduct its activities under the relevant Research Plan and provide to Genentech any additional Deliverables and Evaluation Materials that are generated under such Research Program in accordance with the procedures set forth under Section 3.2.1(a) (but not more frequently than [**]), during the relevant Option Period until the Research Program Costs incurred by Arvinas exceed the relevant approved Budget for such Research Program (but without any tolling of the relevant Option Period as a result of the generation of such additional Deliverables and Evaluation Materials).

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The relevant Deliverables and Evaluation Materials (and any Confidential Information contained or incorporated in such Deliverables or Evaluation Materials to the extent such information does not fall within any exclusions under Section 9.2) shall remain the property and Confidential Information of Arvinas, and shall be used by Genentech for the sole purpose of evaluating whether or not to exercise the relevant Option (which evaluation may include review by a Third Party Reviewer(s) as contemplated in Section 3.2.1(a) above, and shall be subject to the constraints set forth in such section), unless and until the Option to the relevant Exclusive Target has been exercised. Unless and until the Option to the relevant Exclusive Target has been exercised, Genentech shall not sell, transfer or disclose any such Deliverables or Evaluation Materials (and including any Confidential Information contained or incorporated in such Deliverables or Evaluation Materials to the extent such information does not fall within any exclusions under Section 9.2) to any other Person, except as expressly provided in this Section 3.2, without first receiving the prior written consent of Arvinas, which consent shall not be unreasonably withheld.

3.2.2 Confidentiality. Prior to any disclosure of the chemical structures of the Lead PROTACs or New Intellectual Property to the Third Party Reviewer(s) under Section 3.2.1 above, the Third Party Reviewer(s) shall enter into a written confidentiality agreement with Genentech and Arvinas that (i) limits the information that the Third Party Reviewer(s) may disclose to Genentech to maintain the confidentiality of the chemical structures of the Lead PROTACs and the New Intellectual Property provided to such Third Party Reviewer(s); and (ii) prohibits the use or disclosure of any confidential information for any purpose other than assisting Genentech’s evaluation of whether or not to exercise the Option. The Parties agree that all information (to the extent such information does not fall within any exclusions under Section 9.2) subject to review by the Third Party Reviewer(s) is Arvinas’ Confidential Information, and Genentech shall not use or cause the Third Party Reviewer(s) to use or disclose, any such information for any purpose other than for conduct of the Third Party Reviewer’s evaluation contemplated pursuant to Section 3.2.1.

3.2.3 Option Grant. Arvinas hereby grants to Genentech an option to obtain the right to exercise an Exclusive License under Arvinas Intellectual Property to make, have made, use, import, sell and offer for sale Licensed PROTACs and Licensed Products in the Field and in the Territory with respect to each Exclusive Target, as further described below under Section 3.3 (“Option”). Genentech may exercise its Option, at its sole discretion, for a particular Exclusive Target by notifying Arvinas’s Alliance Manager in writing (“Option Notice”) at any time during the Research Term for such Exclusive Target and continuing until [**] after the date of receipt of the Deliverables (by Genentech) and/or Evaluation Materials (by both Genentech and the Third Party Reviewer(s)) in accordance with Section 3.2.1(a) or (b) above, subject to, in each case, any earlier termination of this Agreement with respect to such Exclusive Target in accordance with Section 13.4 (“Option Period”). In the event that Deliverables were provided pursuant to Section 3.2.1(a) and there is a good faith dispute between the Parties as to whether or not the Completion Criteria for Stage II of the Research Plan have been achieved, Arvinas shall provide, at Genentech’s request, any additional information that is within the scope of the Research Plan and Budget and reasonably necessary to determine the achievement of the Completion Criteria for Stage II of the Research Plan for such Exclusive Target (including performing any mutually agreed additional activities to generate such additional information to be reimbursed in accordance with Section 2.5.2) and the Option Period shall toll from the time of such request until Genentech’s receipt of such additional information, or as otherwise mutually agreed upon by the Parties. For clarity, any additional information provided to Genentech pursuant to this Section shall be deemed included in the Deliverables.

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In the event an Option Notice is not provided to Arvinas within the Option Period (as may be extended as expressly set forth above) for a particular Exclusive Target, Genentech shall be deemed to have not exercised its Option with respect to such Exclusive Target and the Research Program for such Exclusive Target shall terminate in accordance with Section 3.2.5 below; provided, however, that Genentech may, at its sole discretion, extend the Option Period for an additional [**] after expiration of such Option Period by notifying Arvinas’s Alliance Manager in writing and paying Arvinas [**] U.S. dollars (US$[**]) on or before the expiration of such initial Option Period.

3.2.4 Exercise of Option. Upon receipt of an Option Notice for a particular Exclusive Target in accordance with Section 3.2.3 above, (a) the Research Program for such Exclusive Target shall terminate, subject to Section 2.6; (b) Arvinas shall promptly provide to Genentech, at no additional cost or expense, the Lead PROTACs identified under the Research Program for such Exclusive Target and related chemistry data arising from the conduct of the Research Plan, including chemical structures, physicochemical properties, structure-activity relationship (SAR) and chemical synthetic protocols for such Lead PROTACs (the “Lead PROTAC Dossier”); and (c) Genentech may thereafter exercise the Exclusive License with respect to such Exclusive Target as set forth under Section 3.3 below for the remainder of the Term of this Agreement as applicable to such Exclusive Target.

3.2.5 Termination. In the event an Option Notice is not provided to Arvinas within the Option Period (as may be extended as set forth in Section 3.2.3 above) for a particular Exclusive Target, the Research Program for such Exclusive Target shall terminate upon expiration of such Option Period, and this Agreement shall be deemed terminated with respect to such Exclusive Target in accordance with Section 13.4 (but without any [**] delay), subject to Sections 2.6 and 13.5 below, as applicable. Upon such termination, such Target shall no longer be designated as an “Exclusive Target”, all rights and obligations of the Parties under this Agreement with respect to such Target shall terminate except as provided under Sections 2.6 and 13.5. Notwithstanding any termination of a Research Program for a particular Exclusive Target as described above, Genentech shall have the right to Substitute such Exclusive Target, if applicable, pursuant to Section 2.8.1(c) above, at no additional cost or expense except as expressly set forth under Section 2.8.2.

3.3 Exclusive Licenses.

3.3.1 Exclusive License. Arvinas hereby grants to Licensee, for each Exclusive Target, an exclusive (even as to Arvinas and its Affiliates), royalty-bearing, worldwide right and license, with the right to grant sublicenses, under the Arvinas Intellectual Property to make, have made, use, import, sell and offer for sale Licensed PROTACs and Licensed Products directed to such Exclusive Target in the Field and in the Territory (an “Exclusive License”). On an Exclusive Target-by-Exclusive Target basis, Licensee shall not, and shall have no right to, alone or through any Third Party, exercise or sublicense the relevant Exclusive License unless and until Genentech has exercised its Option with respect to such Exclusive Target in accordance with

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Section 3.2 above. It is acknowledged that any sublicense grant with respect to LICENSED PATENTS under the Yale Agreement (as defined therein) included in an Exclusive License shall be subject to the reservation of rights set forth in Article 3.3 of the Yale Agreement.

3.3.2 Sublicenses. Following exercise of the relevant Option, Licensee shall have the right to sublicense, through one or more tiers of sublicensees, the rights granted under Section 3.3.1 above to its Affiliates or Third Parties (each, following the grant of such a sublicense and for so long as it remains in effect, a “Sublicensee”); provided that each such sublicense is consistent with the terms and conditions of this Agreement as applicable to such Sublicensee, and provided further that Genentech shall remain responsible for all Licensee’s and any such Sublicensee’s compliance with all applicable obligations under this Agreement.

3.3.3 Subcontracting. Licensee shall have the unrestricted right to enter into subcontracts with its Affiliates or Third Parties with respect to the activities within the scope of the rights granted under Section 3.3.1 above; provided, such subcontract is consistent with the terms and conditions of this Agreement as applicable to such subcontractor, including without limitation Sections 8.2.5(c) (either by assignment or other conveyance, e.g., license) and 9.3(e).

3.4 Exclusivity.

3.4.1 Exclusive Targets. During the Term, except as permitted under Section 3.4.3 and except for activities being conducted under a Research Program or an Optimization Program, Arvinas and its Affiliates shall not, either directly or indirectly (including on behalf of any of its Affiliates or a Third Party, or assisting any of its Affiliates or a Third Party, by granting or assigning relevant rights or supplying materials), (a) conduct or agree to conduct any activities in the design, identification or discovery of [**], or (b) research, develop or commercialize (or agree to develop or commercialize) [**] in each case, as long as the relevant Target remains an Exclusive Target (any activities under (a) or (b), an “Exclusive Activity”).

3.4.2 Other Arvinas Technology. During the Term, Genentech shall have the right to negotiate for an exclusive or non-exclusive license under any [**] (“Other Arvinas Technology”) to research, develop, manufacture and commercialize (including make, use, sell, offer for sale and import) products in the Field whose intended primary mechanism of action is, by design, degradation of an Exclusive Target. [**] Notwithstanding the foregoing, in the event of an Acquisition of Arvinas by a Third Party, Other Arvinas Technology shall not include any protein degradation technology Controlled (as of the date of the relevant Acquisition) by such Third Party prior to the date of such Acquisition and any improvement thereto Controlled by such Third Party after the date of such Acquisition, in each case, that was developed without use of any Patents or Know-How Controlled by Arvinas related to protein degradation prior to the date of such Acquisition.

3.4.3 Acquisition. In the event of an Acquisition of Arvinas by a Third Party that is performing an Exclusive Activity (“Acquiror Exclusive Activity”), and consummation of such Acquisition (a “Transaction”) would result in a violation of Section 3.4.1, then Arvinas shall promptly notify Genentech in writing describing the existence of such Acquiror Exclusive Activity (without disclosing any confidential information with respect thereto and only to the extent not prohibited by applicable Laws) and, notwithstanding Section 3.4.1, such Transaction

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shall be permitted hereunder and such Acquiror Exclusive Activity may continue following the effective date of the Transaction, provided that (i) such Acquiror Exclusive Activity is conducted by individuals who have (and have had) no involvement in any of the Research Programs and no knowledge of any details regarding, or any access to, any Genentech Compounds and who are kept separate and independent of the conduct of any Research Programs and Optimization Programs and (ii) such Acquiror Exclusive Activity does not utilize any Arvinas Intellectual Property relating to PROTACs or protein degradation. Arvinas shall use Diligent Efforts to ensure that no personnel involved in such Acquiror Exclusive Activity has access to (1) any Confidential Information arising in the course of performance of any Research Programs or Optimization Programs relevant to any Exclusive Target, (2) Arvinas Intellectual Property relating to PROTACs, (3) other Confidential Information relating to the Genentech Compounds, or (4) Licensed PROTACs or Licensed Products directed to Exclusive Targets.

For clarity, any technology, including any Know-How or Patents, resulting from any such Acquiror Exclusive Activity conducted in accordance with this Section 3.4.3 shall not be included as Arvinas Intellectual Property under this Agreement, and nothing in this Agreement shall be construed to grant any rights or licenses to Genentech with respect to any such technology, Know-How or Patents.

(a) Audit. In the event Arvinas elects to sequester an Acquiror Exclusive Activity pursuant to this Section 3.4.3 above, for so long as such Acquiror Exclusive Activity continues, Genentech shall have the right, at its expense, to audit Arvinas’ actions with respect to such sequestration through an independent counsel or other consultant having significant experience with respect to collaborative research relationships selected by Genentech and acceptable to Arvinas (the “Auditor”). Such audit right shall not be exercised more than [**]. Subject to Section 3.4.3(b) below, Arvinas shall, upon reasonable advance notice and at a mutually agreeable time during its regular business hours, make its records available for inspection by such Auditor at such place or places where such records are customarily kept, solely for purposes of verifying compliance with this Section 3.4.3.

(b) Confidentiality. Prior to any audit under Section 3.4.3(a), the Auditor shall enter into a written confidentiality agreement with Arvinas that (i) limits the Auditor’s use of Arvinas’ records to the verification purpose described in Section 3.4.3(a); (ii) limits the information that the Auditor may disclose to Genentech to solely a statement of whether or not Arvinas is in compliance with this Section 3.4.3; (iii) prohibits the disclosure of any information contained in such records of Arvinas to any Third Party for any purpose; and (iv) prohibits the disclosure of any technical or scientific information contained in such records of Arvinas to Genentech of any other Person for any purpose. The Parties agree that all information subject to review under Section 3.4.3(a) and/or provided by the Auditor to Genentech is Arvinas’ Confidential Information (to the extent such information does not fall within any exclusions under Section 9.2), and that Genentech shall not use any such information provided to it for any purpose that is not germane to evaluating Arvinas’ compliance with this Section 3.4.3.

3.4.4 Injunctive Relief. Without limiting Genentech’s other remedies hereunder, Arvinas acknowledges that its or its Affiliate’s breach of its obligations under this Section 3.4 may cause irreparable injury to Genentech, and that Genentech shall be entitled to seek injunctive relief or other similar equitable relief without the obligation to post bond. For clarity, nothing in this Section 3.4.4 shall entitle Genentech to seek an injunction to prevent the consummation of an Acquisition or Transaction as a remedy for Arvinas’ or its Affiliate’s breach of its obligations under this Section 3.4.

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3.5 Grantback Patents.

3.5.1 Non-Exclusive Grantback License. Licensee hereby grants to Arvinas a non-exclusive, royalty-free, fully paid-up, worldwide license, with the right to sublicense as provided below, under Grantback Patents, to make, use or otherwise practice the Arvinas Intellectual Property for the manufacture, use, sale, offer for sale, or importation of [**] (a “Grantback Product”) in the Field in the Territory (such license, the “Grantback License”). As used herein, “Grantback Patents” mean any issued Patent owned and controlled by a Licensee that:

(a) was filed during the period from the date Genentech first exercised an Option pursuant to Section 3.2 until the [**] of the date Genentech last exercised an Option pursuant to Section 3.2 or the earlier termination of this Agreement in its entirety (“Grantback Period”); and

(b) claims an invention that was made by or on behalf of such Licensee under the Arvinas Intellectual Property, or using or derived from any Deliverables or Optimization Deliverables, in the course of performing activities under this Agreement; and

(c) claims an invention that is an improvement to any invention claimed (regardless of whether such claim ultimately issues) in an Arvinas Patent within the Arvinas Intellectual Property existing prior to the filing of such Grantback Patent to the extent that it relates to [**] in a Grantback Product such that the improvement is necessary or reasonably useful to make, use or otherwise practice such Arvinas Intellectual Property.

Notwithstanding the foregoing, Grantback Patents shall exclude any Patents to the extent they claim, in whole or in part, (i) any compound (or derivative thereof) that may be contained or incorporated in a Target Binding Moiety, or (ii) any formulation technology or delivery technology (but not any other manufacturing technology) that can be applied generally to any pharmaceutical product.

3.5.2 Sublicenses. Arvinas shall have the right to grant sublicenses under Section 3.5.1 above (a) solely to Affiliates or Third Parties who have a license from Arvinas or its Affiliates under Arvinas Intellectual Property (“Arvinas Licensee”); (b) solely in order to permit such Arvinas Licensee to make, use or otherwise practice the Arvinas Intellectual Property for the manufacture, use, sale, offer for sale, or importation of the particular Grantback Product licensed from Arvinas under Arvinas Intellectual Property pursuant to a written agreement, or otherwise acquired by such Arvinas Licensee, which agreement is consistent with the rights expressly granted to Genentech hereunder; and (c) if and only if Arvinas has obtained a license or other right under Patents claiming improvements to the Arvinas Intellectual Property made by or on behalf of any such Arvinas Licensee that confers upon Arvinas and its licensees (including Licensee) rights thereto that are substantially similar or superior to the rights granted by Licensee to Arvinas under the Grantback License, including a right to grant (sub)licenses to Arvinas’ licensees (including Licensee) on a non-exclusive basis. Arvinas shall contractually require its Affiliates who are Arvinas Licensees, and shall use commercially reasonable efforts to contractually require all of its other Arvinas Licensees, to grant such a license or other right to Arvinas.

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3.5.3 For clarity, nothing in this Section 3.5 shall require disclosure of any Know-How or other information to Arvinas, its Affiliates or their respective (sub)licensees in connection with the Grantback License.

3.6 No Additional Licenses. Except as expressly provided in this Agreement, nothing in this Agreement shall grant either Party any right, title or interest in and to the Know-How, Patents or other intellectual property rights of the other Party (either expressly or by implication or estoppel).

ARTICLE 4

MATERIALS TRANSFER

4.1 Transfer of Genentech Compounds. For each Research Program and/or Optimization Program for a particular Exclusive Target, Genentech may transfer, subject to any additional terms and conditions required by relevant Third Parties (upon acceptance by Arvinas in writing, not to be unreasonably withheld), Genentech Compounds to Arvinas for the conduct of the Research Program as specified under the Research Plan (or, as applicable, the Optimization Program as specified under the Optimization Plan) for such Exclusive Target. The JPT shall determine the specific format, quantity and timeline for the transfer of any such Genentech Compounds for any Research Program or Optimization Program.

4.2 Use of Genentech Compounds. Arvinas shall use Genentech Compounds solely for the purpose of conducting the applicable Research Program and/or Optimization Program in accordance with the terms and conditions of this Agreement and in compliance with all applicable laws, rules and regulations. Except as required for purposes of exercising its rights and performing its obligations under this Agreement, Arvinas shall not sell, transfer or disclose Genentech Compounds to any other Person, without first receiving the prior written consent of Genentech. Arvinas acknowledges that Genentech Compounds are experimental in nature and may have unknown characteristics, and therefore, agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of Genentech Compounds. Unless otherwise mutually agreed in writing, within [**] of the completion or earlier termination of the Research Program or the Optimization Program, whichever is applicable, for such Exclusive Target or earlier termination of this Agreement with respect to such Exclusive Target, Arvinas shall transfer to Genentech, or at Genentech’s request, destroy, any Genentech Compounds in its possession or control, with written certification to Genentech thereof.

4.3 Ownership of Genentech Compounds. Genentech shall retain all right, title and interest in and to Genentech Compounds (in part as to Genentech Compounds that exist in combination with other material), and the transfer of Genentech Compounds to Arvinas shall be a bailment and shall not constitute a sale of Genentech Compounds or a grant, option or license of any Patent or other rights Controlled by Genentech (other than a license to Arvinas to use the Genentech Compounds in the conduct of the Research Program or the Optimization Program, whichever is applicable, for a particular Exclusive Target).

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4.4 No Human Use. No material transferred or made in the course of performance of a Research Program shall be (a) administered to humans; and (b) no such material or results will be used by the Parties as stand-alone material or information for patient management, diagnostic, prognostic or other clinical purposes whatsoever.

4.5 DISCLAIMER. THE GENENTECH COMPOUNDS ARE BEING PROVIDED UNDER THIS AGREEMENT ARE BEING PROVIDED “AS IS”, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AND GENENTECH EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY WITH RESPECT TO THE GENENTECH COMPOUNDS.

4.6 Genentech Materials. For each Research Program and/or Optimization Program for a particular Exclusive Target, Genentech may transfer to Arvinas, subject to any additional terms and conditions required by relevant Third Parties (upon acceptance by Arvinas in writing, not to be unreasonably withheld), Genentech Materials (as defined in Appendix B, which is attached to, and incorporated by reference into, this Agreement), in addition to Genentech Compounds, for the conduct of the Research Program as specified under the Research Plan (or, as applicable, the Optimization Program as specified under the Optimization Plan) for such Exclusive Target, in accordance with the material transfer terms and conditions in Appendix B. The JPT shall determine the specific format, quantity and timeline for the transfer of any such Genentech Materials for any Research Program or Optimization Program.

ARTICLE 5

DEVELOPMENT AND COMMERCIALIZATION

5.1 Development and Commercialization of Licensed Products. Except with respect to the activities being conducted by the Parties under the Research Programs and Optimization Programs, as between Licensee and Arvinas, following the first exercise of an Option for an Exclusive Target pursuant to Section 3.2 above, (i) Licensee shall have sole responsibility for, and bear all costs for, researching, developing and commercializing Licensed Products in the Field in the Territory; and (ii) subject to the obligations expressly set forth herein, Licensee shall have the sole right and authority to control all decisions related to the research, development and commercialization of Licensed Products in the Field in the Territory.

5.2 Alliance Managers. Promptly following the execution of this Agreement, Genentech and Arvinas shall designate an individual to act as the primary business contact for such Party for matters related to this Agreement (each, an “Alliance Manager”), unless another contact is expressly specified in this Agreement. The Alliance Managers shall facilitate the flow of non-technical information and promote cooperation as necessary between the Parties and assist in the resolution of potential and pending issues and potential disputes in a timely manner to enable the Parties to reach consensus and avert escalation of such issues or potential disputes. Either Party may replace its Alliance Manager at any time by notifying the other Party’s Alliance Manager in writing (including by email).

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5.3 Diligence. Notwithstanding Section 5.1, following the first exercise of an Option for an Exclusive Target pursuant to Section 3.2 above, Licensee shall use Diligent Efforts, at its own expense, to develop and commercialize at least one Licensed Product in the Field with respect to each Exclusive Target through First Commercial Sale for each of the following countries or region: the United States, the EU and Japan.

5.4 Progress Reports. Following the first exercise of an Option for an Exclusive Target pursuant to Section 3.2 above, during the Term with respect to a given Exclusive Target, and continuing until such time as payment of all potential milestone payments pursuant to Section 6.3 have been made with respect to such Exclusive Target, Genentech shall provide to Arvinas, on or before [**] of each year, a summary written report of the status of its efforts to develop and commercialize Licensed Products with respect to such Exclusive Target. In addition, for each Exclusive Target, upon request of Arvinas, no more than [**], Genentech shall make a representative familiar with Genentech’s efforts with respect to the development and/or or commercialization of Licensed Products with respect to such Exclusive Target available for a meeting by teleconference with Arvinas representatives to discuss the progress reports provided above. Additionally, Genentech shall provide to Arvinas prompt notice of any material events in the development of the Licensed Products, including any Serious or Highly Serious Adverse Experiences reported to the applicable Regulatory Authority.

5.5 Adverse Experience Reporting. Arvinas agrees throughout the Term of this Agreement to notify Genentech of any information of which Arvinas becomes aware concerning any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, and the severity thereof, arising in connection with a product reasonably related to any Licensed PROTAC licensed to Genentech hereunder (hereinafter “Adverse Experience”), where such Adverse Experience is “Serious” (as defined hereinafter) and associated with the clinical uses, studies, investigations, tests and marketing of such product, whether or not determined to be attributable to such product. “Serious” as used in this Section refers to an Adverse Experience which results in death, is immediately life threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization, or prolongation of existing hospitalization, or is a congenital anomaly, cancer or an overdose. Other important medical events that may jeopardize the patient or may require intervention to prevent one of the outcomes previously listed should also be considered “Serious”. If such Adverse Experience is “Highly Serious” (that is, it results in death or is immediately life threatening), Arvinas will notify Genentech within [**]. For Adverse Experiences that are Serious, but not Highly Serious, Arvinas will notify Genentech within [**].

5.6 Optimization Programs.

5.6.1 Licensee’s Election; Negotiation of Optimization Plan. After Genentech exercises its Option under Section 3.2 for an Exclusive Target, Licensee may, in its sole discretion, notify Arvinas of its desire to undertake an Optimization Program under this Agreement on the Lead PROTAC(s) for such Exclusive Target. If, following such notice, Arvinas is interested in conducting an Optimization Program for such Exclusive Target, as determined in Arvinas’ sole discretion, and notifies Licensee of its interest, the Parties, through the JPT, shall promptly attempt to negotiate and draft in good faith a proposed optimization research plan for such Exclusive Target, including a scope of activities (including any relevant

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resources requirements for Arvinas) (“Optimization Work Plan”), timeline (“Optimization Schedule”), criteria for completion (“Optimization Completion Criteria”), and deliverables to be provided (“Optimization Deliverables”) (collectively, an “Optimization Plan”) for the JRC’s approval. Notwithstanding any other provision of this Agreement to the contrary, both Parties’ JRC members must approve in writing any initial Optimization Plan for an Exclusive Target. Genentech, as final JRC decision maker, cannot approve an initial Optimization Plan for any Exclusive Target. Consequently, if both Parties, via the JRC, do not agree on the initial Optimization Plan for an Exclusive Target, then such Optimization Plan is not approved, and, unless and until both Parties’ JRC members approve an initial Optimization Plan, there is no Optimization Program for such Exclusive Target. However, with regard to amendments to any mutually approved initial Optimization Plan, [**] has the final JRC decision making authority, subject to the limits on its authority set forth in Section 2.2.1(e).

As referenced throughout this Agreement, the term “Optimization Plan” shall include any initial Optimization Plan prepared and approved in accordance with this Section 5.6.1 and any revisions to such Optimization Plan approved by the JPT or JRC as expressly contemplated under this Agreement or as otherwise agreed upon by the Parties in writing. Each Party will use Diligent Efforts to perform its obligations under any Optimization Plan approved in accordance with this Agreement, and each Party shall comply with all laws, rules and regulations applicable to the conduct and documentation of its Optimization Program activities. Each Party shall, in performing its obligations under any Optimization Program, assign responsibilities to those portions of its organization that have the appropriate resources, expertise and responsibility for such obligations.

It is understood that an Optimization Plan shall not include IND enabling activities, such as preparation for regulatory filings and the like, except as the Parties may agree on a case-by-case basis and in writing to collaborate on such IND enabling activities and include such activities in reasonable detail in an Optimization Plan. Notwithstanding the foregoing, Arvinas shall provide any authorizations, consents, references, or other documentation, including permission to cross-reference any relevant INDs previously filed by Arvinas, as necessary to support IND enabling activities in the Field in the Territory for a particular Licensed Product for which Genentech has exercised its Option under 3.2.

As of the A&R Effective Date, the Parties hereby agree to undertake an Optimization Program under this Section 5.6 with regard to the Lead PROTACs for the Initial Target of [**], for which Genentech timely exercised its Option, as set forth in Section 2.10.1, on the A&R Effective Date and agree that the initial Optimization Plan for the [**] Optimization Program will, subject to the requirement of approval of such plan by consensus of the Parties as provided above, be approved by the JRC at its first meeting following the A&R Effective Date.

5.6.2 Subcontractors. Arvinas may not subcontract portions of its work under an Optimization Plan to Affiliates or Third Parties without Licensee’s prior written consent, such consent not to be unreasonably withheld or delayed; provided that any such consent shall require that such subcontract is consistent with the relevant terms and conditions of this Agreement, including that (a) no intellectual property of such Third Party subcontractor shall be utilized or incorporated into such subcontracted portion and (b) any intellectual property resulting from such subcontracted portion shall be assigned to Arvinas such that such intellectual property shall

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be deemed “Controlled” by Arvinas and included within the Joint New Intellectual Property or Arvinas New Intellectual Property, as appropriate, hereunder. As of the A&R Effective Date, Licensee has consented to Arvinas subcontracting with [**] to conduct services with respect to the Optimization Programs by and on behalf of Arvinas. Licensee shall have the unrestricted right to enter into subcontracts with its Affiliates or Third Parties with respect to its performance of the Optimization Programs; provided, such subcontract is consistent with the terms and conditions of this Agreement as applicable to such subcontractor, including without limitation Sections 8.2.5(c) (either by assignment or other conveyance, e.g., license) and 9.3(e). In any case, the subcontracting Party shall remain responsible (at its cost) for and shall ensure that each subcontractor complies with the terms and conditions of this Agreement.

5.6.3 Conduct; Costs.

(a) Optimization Plan Approval. If an Optimization Plan is approved by JRC in accordance with Section 5.6.1, then, during the Optimization Term for such Exclusive Target, the JPT shall, as necessary or desired from time-to-time, propose and approve revisions to such initially approved Optimization Plan; except that any proposed revisions to the Optimization Completion Criteria of an approved Optimization Plan require the JRC’s approval prior to implementation. In the event of any conflict or inconsistency between the main body of this Agreement and any Optimization Plan, the terms and conditions of the main body of this Agreement shall prevail.

(b) Arvinas. Arvinas shall use Diligent Efforts to conduct its activities under the relevant Optimization Plan during the relevant Optimization Term. Arvinas shall devote such numbers of scientists, with the requisite qualifications, as the Optimization Program may require to meet such Diligent Efforts requirement

(c) Licensee. Licensee shall perform its obligations under an Optimization Program using such number of Licensee FTEs as it deems appropriate to conduct activities delegated to it under such Optimization Program.

(d) Costs. Except as otherwise agreed to by the Parties in writing, each Party shall be responsible for any costs it incurs in performing activities under an Optimization Program, including the costs of providing information or materials to the other Party.

(e) At-will Termination by Licensee. At any time and for any reason, Licensee may, by notifying Arvinas’s Alliance Manager in writing at least [**] in advance, terminate an Optimization Program, and such termination shall be subject to Section 5.6.4(b).

5.6.4 Optimization Term; Termination Consequences.

(a) Optimization Term. An Optimization Program shall commence upon the initiation of activities under its Optimization Plan and shall continue, unless earlier terminated under Section 5.6.3(e) or earlier terminated due to the termination of Licensee’s Exclusive License to the applicable Exclusive Target as provided elsewhere in the Agreement, until the accomplishment of the applicable Optimization Completion Criteria and delivery of the applicable Optimization Deliverables (each, an “Optimization Term”).

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(b) Arvinas’ Obligations upon Conclusion or Earlier Termination of an Optimization Program. Upon the conclusion, or earlier termination under Section 5.6.3(e), of an Optimization Program, Arvinas shall (i) promptly deliver to Licensee all Optimization Deliverables of such Optimization Program, and (ii) promptly disclose, per Section 8.1, all New Intellectual Property made by or on behalf of Arvinas in the course of performing activities under such Optimization Program. In addition, upon the conclusion or any earlier termination of an Optimization Program, Arvinas shall (1) promptly return or destroy (and provide written certification thereof), at Licensee’s option, any Genentech Compounds and Genentech Materials provided for such Optimization Program and (2) not use any Confidential Information of Licensee (including any such information regarding the Genentech Compounds and Genentech Materials as provided by Licensee or as contained or incorporated in the Optimization Deliverables) in any subsequent efforts conducted by Arvinas, its Affiliates or their respective Third Party licensees, unless and until such Confidential Information is no longer considered “confidential” under the exclusions to the confidentiality obligations under Article 9 of this Agreement.

5.6.5 Optimization Records. Each Party shall maintain records of each Optimization Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of such Optimization Program. All laboratory notebooks shall be maintained for no less than the term of any Patent issuing therefrom. All other records shall be maintained by each Party during the relevant Optimization Term and for [**] thereafter. All such records of a Party shall be considered such Party’s Confidential Information.

ARTICLE 6

FINANCIAL TERMS

6.1 Upfront Payments.

(a) Original Upfront. In consideration of the rights granted by Arvinas to Licensee with respect to the Initial Targets, Genentech paid Arvinas on or around the Original Effective Date a one-time payment in the amount of Eleven Million U.S. dollars (US$11,000,000).

(b) Collaboration Upfront. In consideration for modifications to the Original Agreement, including an expanded collaboration between the Parties, contained in this Agreement, Genentech shall pay to Arvinas a one-time payment in the amount of [**] within [**] of the A&R Effective Date.

6.2 Expansion Target Payment. For each of the [**] Proposed Targets listed on Exhibit 2.10.2(b) that are established as an Expansion Target pursuant to Section 2.10.2(b) above, in consideration of the rights granted by Arvinas to Licensee under this Agreement with respect to such Expansion Target, Genentech shall pay to Arvinas a one-time payment per Expansion Target in the amount as follows: [**] U.S. dollars (US$[**]) (each, an “Expansion Target Payment”), which amount shall be paid to Arvinas within [**] of the A&R Effective Date. For each additional Proposed Target established thereafter as an Expansion Target pursuant to Section 2.10.2 above, in consideration of the rights granted by Arvinas to Licensee under this Agreement with respect to such Expansion Target, Genentech shall pay to Arvinas an Expansion Target Payment in accordance with the provisions of Section 2.10.2 above.

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6.3 Milestone Payments.

6.3.1 Development/Regulatory Milestone Payments.

(a) Development Milestone Payments. For each Exclusive Target for which Genentech has exercised an Option pursuant to Section 3.2 above, Licensee shall pay Arvinas the following one-time milestone event payments for the first achievement of the corresponding milestone events for any Licensed Product that is a Valid Claim Licensed Product at the time of such achievement, with respect to such Exclusive Target, subject to the terms of this Section 6.3 and the payment provisions in Article 7 below:

Development Milestone Event for each Exclusive Target	Milestone Event Payment (US$)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Total Potential Development Milestone Event Payments:	$44,000,000

In the case of development milestone events (i) – (iv) above, if a subsequent development milestone event is achieved before a prior development milestone event (“prior” and “subsequent” referring to a lower number in the table above, e.g., development milestone event (ii) being “prior” to development milestone event (iii)), then all such prior development milestone events shall be deemed achieved upon achievement of the subsequent development milestone event.

Solely for the purposes of the determining achievement of Development Milestones (i), (ii) and (iii) under this Section 6.3.1(a), “Covered” and “Valid Claim” under the definition of Valid Claim Licensed Product will be defined to include references to pending claims being prosecuted in good faith at the time of such achievement that have not been pending under any patent applications (including continuations or divisionals) for more than a total of [**] from the filing date of the first patent application that included such pending claim.

(b) Regulatory Milestone Payments. For each Exclusive Target for which Genentech has exercised an Option pursuant to Section 3.2 above, Licensee shall pay Arvinas the following one-time milestone event payments for the first achievement of the corresponding milestone events for any Licensed Product that is a Valid Claim Licensed Product at the time of such achievement, with respect to such Exclusive Target, subject to the terms of this Section 6.3 and the payment provisions in Article 7 below:

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Regulatory Milestone Event for each Exclusive Target	Milestone Event Payment (US$)
	1st Indication	2nd Indication
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Total Potential Regulatory Milestone Event Payments:	$35,000,000	$17,500,000

In this Section 6.3.1(b), “Indication” means the intended use of a Licensed Product for either therapeutic treatment of or for the prevention of a distinct illness, sickness, interruption, cessation or disorder of a particular bodily function, system, tissue type or organ, or sign or symptom of any such items or conditions, regardless of the severity, frequency or route of any treatment, treatment regimen, dosage strength or patient class, for which Regulatory Approval is being sought and which will be referenced on any Licensed Product labeling in any country. For clarity, any label extensions or therapy expansions (including, without limitation, first or later treatment lines, metastatic, adjuvant, combination, etc.) shall not be deemed to be separate Indications.

(c) Deliverables Know-How Licensed Products. In lieu of the amounts set forth in Sections 6.3.1(a) and (b), Licensee shall pay Arvinas [**] percent ([**]%) of the milestone event payment amounts specified under Sections 6.3.1(a) and (b) if the corresponding milestone event (but for clarity without the requirement that it be achieved by a Valid Claim Licensed Product) is first achieved by a Licensed Product that is a Deliverables Know-How Licensed Product and not a Valid Claim Licensed Product due to [**] with respect to the milestone events in Section 6.3.1(b)(i) and (iii) and [**] with respect to the milestone event in Section 6.3.1(b)(ii)) at the time of such achievement, with respect to such Exclusive Target, subject to the terms of this Section 6.3 and the payment provisions in Article 7 below. For clarity, [**] at the time such event is achieved, the regulatory milestone event payment set forth in Section 6.3.1(b)(ii) shall be payable at the Valid Claim Licensed Product amount pursuant to Section 6.3.1(b)(ii), and not pursuant to this Section 6.3.1(c).

(d) One-Time Payment. Notwithstanding any provision to the contrary, each milestone event payment by Licensee to Arvinas under this Section 6.3 above, in each column as relevant, shall be payable only once for the first achievement of the corresponding milestone event for each Exclusive Target by Licensee, its Affiliates or Sublicensees. In no event shall Licensee owe a milestone event payment to Arvinas under both Sections 6.3.1(a) or 6.3.1(b) and 6.3.1(c) for the achievement of the corresponding milestone event for the same Licensed Product, even if such Licensed Product is a Deliverables Know-How Licensed Product at the time of such achievement and becomes a Valid Claim Licensed Product thereafter, or vice versa. For clarity:

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(i) For each Exclusive Target, each development milestone event payment by Licensee to Arvinas under Section 6.3.1(a) shall be payable no more than once regardless of the number of Licensed Products that are directed to such Exclusive Target, and in no event shall the total amount to be paid by Licensee under Section 6.3.1(a) for the achievement of development milestone events for such Exclusive Target exceed Forty-Four Million U.S. dollars (US$44,000,000).

(ii) For each Exclusive Target, each regulatory milestone event payment by Licensee to Arvinas in each column under Section 6.3.1(b) shall be payable no more than once with respect to the each first and second indication, as relevant, regardless of the number of Licensed Products that are directed to such Exclusive Target, and in no event shall the total amount to be paid by Licensee under Section 6.3.1(b) for the achievement of regulatory milestone events for such Exclusive Target exceed Thirty-Five Million U.S. dollars (US$35,000,000) for the first indication and Seventeen Million Five Hundred Thousand U.S. dollars (US$17,500,000) for the second indication and Fifty-Two Million Five Hundred Thousand U.S. dollars (US$52,500,000) in total.

6.3.2 Commercial Milestone Payments. For each Licensed Product, Licensee shall pay Arvinas the following one-time milestone event payments when the aggregate Net Sales of such Licensed Product in one or more particular country(ies) for a given calendar year (“Annual Net Sales”), where such Licensed Product is a Valid Claim Licensed Product at the time of sale in each of such country(ies), first achieves the corresponding threshold as set forth in this Section 6.3.2 below, subject to the terms of this Section 6.3 and the payment provisions in Article 7 below:

Commercial Milestone Event	Milestone Event Payment (US$)
(i) Annual Net Sales of a Valid Claim Licensed Product equals or exceeds US$[**]	[**]
(ii) Annual Net Sales of a Valid Claim Licensed Product equals or exceeds US$[**]	[**]
(iii) Annual Net Sales of a Valid Claim Licensed Product equals or exceeds US$[**]	[**]

Total Potential Commercial Milestone Event Payments:	$60,000,000

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(a) Deliverables Know-How Licensed Products. In lieu of the amounts set forth in Section 6.3.2 above, Licensee shall pay Arvinas [**] percent ([**]%) of the relevant one-time milestone event payment under Section 6.3.2 above if the corresponding milestone event (but for clarity without the requirement that it be achieved by only Annual Net Sales of Valid Claim Licensed Products) is first achieved when Annual Net Sales of a Licensed Product in one or more particular country(ies), where such Licensed Product is a Deliverables Know-How Licensed Product at the time of sale in each of such country(ies), subject to the terms of this Section 6.3 and the payment provisions in Article 7 below. If a milestone event under Section 6.3.2 above was first achieved by a Deliverables Know-How Licensed Product and the corresponding milestone event payment was made in accordance with this Section 6.3.2(a), then subsequently, Annual Net Sales of the same Licensed Product in one or more particular country(ies), where such Licensed Product is a Valid Claim Licensed Product at the time of sale in each such country(ies), achieves the corresponding threshold as set forth in this Section 6.3.2 above, then Licensee shall pay Arvinas an additional [**] percent ([**]%) of the relevant one-time milestone event payment under Section 6.3.2 above.

(b) One-Time Payment. Except as expressly provided under Section 6.3.2(a), each commercial milestone event payment by Licensee to Arvinas under this Section 6.3.2 shall be payable no more than once for a given Licensed Product. In no event shall the total amount to be paid by Licensee under this Section 6.3.2 for the achievement of commercial milestone events exceed Sixty Million U.S. dollars (US$60,000,000) for any given Licensed Product. For clarity, to the extent more than one commercial milestone event is achieved in a given calendar year for any given Licensed Product, then each applicable milestone event payment for each such achievement shall be due and owing in such calendar year.

6.3.3 Notice of Achievement. With respect to each development and regulatory milestone event under Section 6.3.1 above, Licensee (or its Sublicensee, if applicable) shall notify Arvinas in writing within [**] of the achievement of such event. With respect to each commercial milestone event under Section 6.3.2 above, Licensee (or its Sublicensee, if applicable) shall notify Arvinas in writing within [**] of the end of the calendar quarter in which such event was achieved.

6.4 Royalty Payments. Licensee shall pay Arvinas, on a Licensed Product-by-Licensed Product and country-by-country basis, the following royalties on Annual Net Sales of Licensed Products in a particular country(ies), where such Licensed Product is a Valid Claim Licensed Product or a Deliverables Know-How Licensed Product, as applicable, at the time of sale in such country(ies), by Licensee (or its Sublicensee hereunder), subject to the terms of this Section 6.4 and Section 6.5 and the payment provisions in Article 7 below:

Annual Net Sales (in US Dollars)	Royalty Rate (%)
	Valid Claim Licensed Product	Deliverables Know-How Licensed Product
Portion of Annual Net Sales up to [**]:	[**]	[**]
Portion of Annual Net Sales equal to or greater than [**]:	[**]	[**]

6.4.1 Royalty Term.

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(a) Valid Claim Licensed Product. The royalty obligations set forth in this Section 6.4 above will commence, on a product-by-product and country-by-country basis, upon the First Commercial Sale of the relevant Valid Claim Licensed Product, and expire, on a product-by-product and country-by-country basis, upon the expiration of the last to expire Valid Claim within the Payment-Based Valid Claims that Covers the sale of such Valid Claim Licensed Product in such country (“Valid Claim Licensed Product Royalty Term”). For clarity, if the last relevant Valid Claim Covering the sale of a Valid Claim Licensed Product in a particular country expires prior to the expiration of the corresponding Deliverables Know-How Licensed Product Royalty Term, royalties shall continue to be payable on the sales of such Licensed Product in such country pursuant to Section 6.4.1(b) to the extent such Licensed Product is a Deliverables Know-How Licensed Product for the remaining duration of the Deliverables Know-How Licensed Product Royalty Term.

(b) Deliverables Know-How Licensed Product. The royalty obligations set forth in this Section 6.4 above will commence, on a product-by-product and country-by-country basis, upon the First Commercial Sale of a Deliverables Know-How Licensed Product, and expire, on a product-by-product and country-by-country basis, upon the tenth (10th) anniversary of the date of First Commercial Sale of such Licensed Product in such country (“Deliverables Know-How Licensed Product Royalty Term”). For clarity, in the event a Valid Claim within the Payment-Based Valid Claims Covers the sale of a Deliverables Know-How Licensed Product and such Valid Claim first comes into existence in a particular country after the date of First Commercial Sale of such Licensed Product in such country, on the date of issuance of such Valid Claim, royalties shall continue to be payable on the sales of such Licensed Product pursuant to Section 6.4.1(a), at the rates set forth therein for the remaining duration of the Valid Claim Licensed Product Royalty Term. For purposes of calculating the ten (10) year period above, for countries within the EU as of the relevant time, the ten (10) year period shall commence upon First Commercial Sale within any country in the EU as constituted at the time of such First Commercial Sale.

6.4.2 Single Royalty. Notwithstanding any provision to the contrary, no more than one royalty payment shall be due under this Section 6.4 with respect to a sale of a particular Licensed Product in a particular country, and in no event shall Licensee owe royalties to Arvinas under both Sections 6.4.1(a) and 6.4.1(b) for the same sale of such Licensed Product in a particular country. For clarity, multiple royalties shall not be payable because the sale of a particular Valid Claim Licensed Product is Covered by more than one (1) Valid Claim within the Payment-Based Valid Claims in the country in which such Licensed Product is sold.

6.4.3 Apportionment of Compulsory Sublicensee Consideration. For clarity, any sales by Compulsory Sublicensees under a Compulsory Sublicense shall not themselves be considered as Net Sales. Any payments, however, paid to Licensee from a Compulsory Sublicensee of a Licensed Product for the sale of such Licensed Product shall be added to Net Sales for the relevant Licensed Product in the relevant country and period, and royalty payments shall be due thereon in accordance with this Section 6.4 and subject to Section 6.5 at the royalty rate that would otherwise be payable for the Licensed Product in the applicable country based on such provisions.

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6.5 Payment Offsets.

6.5.1 Third Party Payments.

(a) Arvinas. Arvinas shall be responsible for any payments owed as a result of the activities conducted hereunder, including the exercise of the rights and licenses granted hereunder (whether by Arvinas or Licensee or their respective (Sub)licensees) pursuant to the Existing Third Party Agreements.

(b) Third Party Patents. If, after the Original Effective Date, any Licensee (or any of its Affiliate or Sublicensees) obtains a right or license under any Patent of a Third Party, where a license under such Patent is necessary or reasonably useful to make, use or otherwise practice such Arvinas Intellectual Property for the manufacture, use, sale, offer for sale, or importation of [**], then Licensee may offset, against the royalties due and payable by Licensee to Arvinas with respect to sales of any Licensed Product containing such [**] in a relevant country, [**] percent ([**]%) of the royalties actually paid by Licensee (or such Affiliate or Sublicensee) to such Third Party with respect to the sale of such Licensed Product in such country; provided that in no event shall such reductions reduce a payment owed to Arvinas for such Licensed Product by more than [**] percent ([**]%) of the payment that would otherwise be owed by Licensee to Arvinas hereunder; provided further that Licensee may carry forward any amount that it was unable to offset due to the [**] percent ([**]%) limitation on reductions in this Section 6.5.1(b) to a future period with respect to the same Licensed Product and country. Notwithstanding the foregoing, the Parties agree that, for clarity, the provisions of this Section 6.5.1 shall not permit the offset of any amounts paid for any right or license under any Patent of a Third Party to the extent relating to access to any formulation technology or delivery technology (but not any other manufacturing technology) that can be applied generally to any pharmaceutical product.

6.5.2 Generic Competition. Upon the first commercial sale of a Generic Version of a Licensed Product in the Field in a particular country in the Territory, the following shall apply: if the aggregate unit sales of all Generic Version(s) in such country over a period of [**] (“Market Share Period”) exceed [**] percent ([**]%) of the sum total unit sales of such Licensed Product and all Generic Version(s) (i.e., based on unit volume market share) in such country during such Market Share Period, then beginning in the [**] after such Market Share Period, the royalty rate under Section 6.4 with respect to Annual Net Sales of such Licensed Product in such country shall be reduced to [**]% for the remainder of the applicable royalty term as set forth under Section 6.4.1. Such unit sales volume will be based upon IMS or other available data. If such volume data is not available for a given country, then the Parties will use another mutually agreed upon method to determine the unit volume market share in such country. As necessary, appropriate payment adjustments or true-ups shall be made in the case, for example, where there is a delay in the availability of the applicable IMS or other volume data.

6.5.3 Licensed Product Competition. Upon the first commercial sale of a Competitive Version of a Licensed Product in the Field that is a Deliverables Know-How Licensed Product in a particular country in the Territory, the following shall apply: if the aggregate unit sales of all Competitive Version(s) in such country over a period of [**] exceed

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[**] percent ([**]%) of the sum total unit sales of such Licensed Product and all Competitive Version(s) (i.e., based on unit volume market share) in such country during such [**], then beginning in the [**] after such period, the royalty rate under Section 6.4 with respect to Annual Net Sales of such Licensed Product in such country shall be reduced to [**] percent ([**]%) for the remainder of the applicable royalty term as set forth under Section 6.4.1. Such unit sales volume will be based upon IMS or other available data. If such volume data is not available for a given country, then the Parties will use another mutually agreed upon method to determine the unit volume market share in such country. As necessary, appropriate payment adjustments or true-ups shall be made in the case, for example, where there is a delay in the availability of the applicable IMS or other volume data.

6.6 Rights Following Expiration of Payment Obligations. Upon expiry of its payment obligations hereunder with respect to a Licensed Product in the Field in a particular country in the Territory, the licenses and rights under this Agreement shall become non-exclusive, fully paid-up, royalty-free and irrevocable with respect to such Licensed Product in the Field in such country in the Territory.

ARTICLE 7

PAYMENT TERMS; REPORTS; AUDITS

7.1 Research Program Costs Reimbursement. Arvinas shall send invoices to Genentech for any Research Program Costs to be reimbursed in accordance with Section 2.5.4(a)(ii) or Section 2.8.2 above at the end of each calendar month in accordance with this Section 7.1 below; provided that no such invoice shall be sent for Research Program Costs reimbursable pursuant to Section 2.8.2 until after Genentech has been notified of any relevant credits that are applicable to the relevant Research Program pursuant to Section 2.6.1. For clarity, all invoices pursuant to this Section 7.1 shall be itemized by Research Program.

For each Research Program for which reimbursement of Research Program Costs is to be made pursuant to this Section 7.1, Arvinas shall send to Genentech invoices for the Research Program Costs to be reimbursed for the immediately preceding calendar month, calculated on a prorata basis based on the total Budget for the relevant activities (less any applicable credits pursuant to Section 2.6.1), divided by the expected duration of the relevant Research Program activities (in months) as set forth in the relevant Research Plan (the “Research Program Period”). Upon completion or any early termination of the relevant Research Program, Arvinas shall prepare a summary Research Program Costs Report covering the entire Research Program Period or the period until such earlier termination, which shall include the total amounts of Research Program Costs incurred by Arvinas that are reimbursable in accordance with Section 2.5.4(a)(ii) or Section 2.8.2 above (“Actual Reimbursable Research Program Costs”) and the total amounts paid and credited from Genentech to Arvinas for such Research Program Costs in accordance with this Section 7.1 (“Estimated Reimbursable Research Program Costs”). If the Actual Reimbursable Research Program Costs exceed the Estimated Reimbursable Research Program Costs for a particular Research Program, as reflected in the relevant summary Research Program Costs Report, then Arvinas shall invoice Genentech for an amount equal to the balance due. If the Actual Reimbursable Research Program Costs is less than the Estimated Reimbursable Research Program Costs for a particular Research Program, as reflected in the relevant summary Research Program Costs Report, then Genentech shall have the right, at its election, to apply the amount of such excess payments as a credit towards any other payments subsequently owed to Arvinas hereunder, as elected and notified to Arvinas in writing. All uncontested invoices shall be due within [**] of Genentech’s receipt of an invoice for such payment.

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7.2 Milestone Payments. Arvinas shall send invoices to Genentech for milestone event payments under Section 6.3 after Arvinas’ receipt of a notice under Section 6.3.3 regarding the achievement of the corresponding milestone event under Section 6.3. All uncontested milestone event payments shall be due within [**] of Genentech’s receipt of an invoice for such payment.

7.3 Royalty Payments. Royalty payments shall be due, on a calendar quarterly basis, [**] (or as may be extended by an additional [**] as requested by Licensee in order to coordinate such payments from its Sublicensees) after the end of any calendar quarter for which Licensee has an obligation to make royalty payments.

7.4 Reports.

7.4.1 Research Program Costs Report Within [**] after the end of each calendar quarter, Arvinas shall provide to Genentech, for each Research Program, a report that specifies for the period specified the following information (“Research Program Costs Report”): (i) the actual number of FTEs that performed activities under the relevant Research Plan, both internal and external, during such preceding calendar quarter and the amount reimbursable for such FTEs based on the applicable FTE Rates; (ii) a brief summary of the work performed by such individuals; and (iii) a copy (as may be redacted to protect confidentiality) of the invoice(s) from relevant subcontractors.

7.4.2 Net Sales Report. For each calendar quarter for which Licensee has an obligation to make Royalty Payments, such payments shall be accompanied by a report that specifies for such calendar quarter, on a Licensed Product-by-Licensed Product basis, the following information (“Net Sales Report”):

(i) total Net Sales of such Licensed Product in the Territory;

(ii) Net Sales on a country-by-country basis for such Licensed Product;

(iii) the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; and

(iv) the total royalties due to Arvinas, both on a country-by-country basis and in the aggregate.

For clarity, if Licensee is reporting Net Sales for more than one Licensed Product, the foregoing information shall be reported on a Licensed Product-by-Licensed Product basis.

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7.5 Invoicing. Arvinas shall send invoices to Genentech in accordance with this Article 7 to:

Finance Manager, Genentech Partnering

Genentech, Inc.

One DNA Way, Mail Stop 53

South San Francisco, CA 94080

7.6 Mode of Payment. All payments hereunder shall be made in immediately available funds to the account listed below (or such other account as Arvinas shall designate before such payment is due):

Account Name: Arvinas, Inc.

Account number: [**]

Routing number (for wires only): [**]

Bank: [**]

7.7 Currency of Payments. All payments under this Agreement shall be made in United States dollars, unless otherwise expressly provided in this Agreement. Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars as follows: (a) with respect to sales by or on behalf of Licensee or its Affiliates, using Licensee’s customary and usual conversion procedures, to the extent consistent with Accounting Standards and consistently applied, and (b) with respect to sales by or on behalf of a given Sublicensee, using the conversion procedures applicable to payments by such Sublicensee to Licensee for such sales, provided that such procedures are reasonable and consistent with industry standards.

7.8 Blocked Currency. If, at any time, legal restrictions prevent Licensee (or its Affiliate or Sublicensee) from remitting part or all of royalty payments when due with respect to any country where Licensed Products are sold, Licensee shall continue to provide Net Sales Reports for such royalty payments, and royalties accrued in that country shall be paid to Arvinas in the country in local currency by deposit in a local bank designated by Arvinas, unless the Parties otherwise agree.

7.9 Taxes. Each Party shall comply with applicable laws and regulations regarding filing and reporting for income tax purposes. Neither Party shall treat their relationship under this Agreement as a pass through entity for tax purposes. All payments made under this Agreement shall be made free and clear of any and all taxes, duties, levies, fees or other charges, unless the paying Party is required by law to deduct or withhold a withholding tax. In the event of any such deduction or withholding being made, the paying Party may deduct or withhold taxes required to satisfy the requirements of applicable Laws, and such amounts will be deducted from the relevant payment and paid to the proper taxing authority on behalf of the receiving Party. The paying Party will procure a tax receipt or other documentation evidencing payment of such taxes, which will be promptly forwarded to the receiving Party. Each Party agrees to use reasonable efforts to assist the other Party in claiming exemption from such deductions or withholdings under any applicable double taxation or similar agreement or treaty or to enable the other Party to receive a full refund of such withholding tax or to claim a foreign tax credit.

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7.10 Records; Inspection.

7.10.1 Records. Arvinas agrees to keep, for [**] from the year of creation, records of all work done for each reporting period in which Research Program Costs are to be reimbursed in sufficient detail to enable the report provided under Section 7.4.1 to be verified. Licensee agrees to keep, for [**] from the year of creation, records of all sales of Licensed Products for each reporting period in which royalty payments are due, showing sales of Licensed Products for each Licensee and its Affiliates and applicable deductions in sufficient detail to enable the report provided under Section 7.4.2 to be verified.

7.10.2 Audits. Genentech and Arvinas shall each have the right to audit reports provided hereunder through an independent, certified and internationally recognized public accounting firm selected by the auditing Party and acceptable to audited Party (the “CPA Firm”). Such audit right shall (i) be limited to the period during which the audited Party is required to maintain such records, (ii) not be exercised more than [**], and (iii) not more frequently than [**] with respect to records covering any specific period of time. Subject to Section 7.10.3, each Party shall, within [**] following the auditing Party notifying such Party’s Alliance Manager in writing, and at a mutually agreeable time during its regular business hours, make its records available for inspection by such CPA Firm at such place or places where such records are customarily kept, solely to verify the accuracy of the reports provided hereunder and related payments due under this Agreement.

7.10.3 Confidentiality. Prior to any audit under Section 7.10.2, the CPA Firm shall enter into a written confidentiality agreement with the audited Party that (i) limits the CPA Firm’s use of the audited Party’s records to the verification purpose described in Section 7.10.2; (ii) limits the information that the CPA Firm may disclose to the auditing Party to the numerical summary of payments due and paid; and (iii) prohibits the disclosure of any information contained in such records to any Third Party for any purpose. The Parties agree that all information subject to review under Section 7.10.2 and/or provided by the CPA Firm to the auditing Party is the audited Party’s Confidential Information, and the auditing Party shall not use any such information for any purpose that is not germane to Section 7.10.2.

7.10.4 Underpayment; Overpayment. After reviewing the CPA Firm’s audit report, the audited Party shall promptly pay any uncontested, understated amounts due to the auditing Party. Any overpayment made by the audited Party shall be promptly refunded or fully creditable against amounts payable in subsequent payment periods, at the audited Party’s election. Any audit under Section 7.10.2 shall be at auditing Party’s expense; provided, however, the audited Party shall reimburse reasonable audit fees for a given audit if the results of such audit reveal that audited Party underpaid or overcharged the auditing Party, as applicable, with respect to royalty payments or Research Program Costs reimbursements, by [**] percent ([**]%) or more for the audited period, provided that such amount exceeds $[**], and with respect to royalty payments, such audited period includes at least [**].

7.10.5 Duration. If Genentech or Arvinas does not request verification of records within the period during which corresponding records must be maintained under Section 7.10.1, then Genentech or Arvinas, as relevant, will be deemed to have accepted the payments and reports of the relevant periods.

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7.11 Interest Due; Recourse. Without limiting any other rights or remedies available to Arvinas, Licensee shall pay Arvinas interest on any payments that are not paid on or before the date such payments are due under this Agreement at an annual rate of [**] percent ([**]%) above the prime rate as published by The Wall Street Journal on the date such payments first became due, or the maximum applicable legal rate, if less, calculated based on the total number of days payment is delinquent. Genentech hereby assumes responsibility for, and unconditionally guarantees, the timely payment of amounts due from Licensee hereunder (the “Guaranteed Obligations”) promptly upon receipt from Arvinas of notice of nonpayment of any such amount. Arvinas shall not be required, prior to any such notice to Genentech, to pursue or exhaust any of its rights or remedies against another defaulting Licensee with respect to performance of any Guaranteed Obligation, or to provide any additional notice.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Disclosure. In addition to disclosures to be made to Genentech as provided in Section 3.2.1 or pursuant to any reasonable request of Genentech to do so, following Genentech’s exercise of each Option with respect to an Exclusive Target in accordance with Section 3.2 above, Arvinas shall promptly disclose to Genentech any New Intellectual Property (as defined below) made by or on behalf of Arvinas in the course of performing activities under the Research Program with respect to such Exclusive Target. In addition, Arvinas shall promptly disclose to Genentech any New Intellectual Property made by or on behalf of Arvinas in the course of performing activities under an Optimization Program with respect to such Exclusive Target. Arvinas’s disclosure obligations under this Section 8.1 continue beyond the Research Term of the applicable Research Program or the Optimization Term of the applicable Optimization Program, in each case to the extent necessary to obtain patent protection for inventions within any New Intellectual Property as contemplated by this Article 8 and to establish inventorship thereof.

8.2 Ownership.

8.2.1 As between the Parties, all right, title and interest to Know-How and other intellectual property (together with all Patents and other intellectual property rights therein) made in the course of performing activities under this Agreement (“New Intellectual Property”) (i) by or on behalf of Arvinas or any of its Affiliates, without the inventive contribution of any representative of Licensee or any of its Affiliates, shall be owned by Arvinas (“Arvinas New Intellectual Property”), (ii) by or on behalf of Licensee or any of Licensee’s Affiliates, without the inventive contribution of any representative of Arvinas or any of its Affiliates, shall be owned by Genentech (“Genentech New Intellectual Property”) and (iii) jointly with the inventive contribution of representatives of Arvinas or any of its Affiliates and of Genentech or any of its Affiliates shall be jointly owned by Arvinas and Genentech (“Joint New Intellectual Property”).

8.2.2 Upon Genentech’s exercise of its first Option with respect to an Exclusive Target in accordance with Section 3.2 above, all New Intellectual Property that is embodied, contained or incorporated in the Deliverables with respect to an Exclusive Target and, to the extent an Optimization Program is conducted hereunder with respect to an Exclusive Target, all New

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Intellectual Property that is embodied, contained or incorporated in the Optimization Deliverables with respect to an Exclusive Target, including but not limited to, [**], (“Deliverables New Intellectual Property”) shall be subject to the provisions set forth in Sections 8.3, 8.4 and 8.5 of this Agreement regarding Deliverables New Intellectual Property as referenced therein, regardless of whether such New Intellectual Property is Genentech New Intellectual Property, Arvinas New Intellectual Property or Joint New Intellectual Property as determined in accordance with this Section 8.2 above, with respect to each Exclusive Target until such rights may be terminated on an Exclusive Target-by-Exclusive Target basis in accordance with this Agreement. Otherwise, the provisions regarding Genentech New Intellectual Property, Arvinas New Intellectual Property or Joint New Intellectual Property, as relevant, shall apply. For clarity, notwithstanding any termination of rights with respect to Deliverables New Intellectual Property upon a termination of this Agreement with respect to a particular Exclusive Target, any rights with respect to the same New Intellectual Property as may be included within the Arvinas Intellectual Property to the extent relevant to Licensed PROTACs or Licensed Products directed to a different Exclusive Target(s) or to Licensee’s rights under Sections 3.3 or 8.2.7(a) of this Agreement shall remain in effect in accordance with Sections 8.3, 8.4, and 8.5.

8.2.3 Arvinas will not incorporate any intellectual property owned by any Third Party, other than such intellectual property as is licensed by Arvinas from Yale pursuant to the Yale Agreement, into any New Intellectual Property without Genentech’s prior written permission.

8.2.4 Without limiting the foregoing, each Party shall have an undivided joint interest in and to the Joint New Intellectual Property (including Patents and Know-How therein). Subject to the licenses granted in Sections 3.3 (Exclusive License) and 3.5 (Non-Exclusive Grantback License) and 8.2.7 (Non-Exclusive New Intellectual Property License), each Party may exploit fully the Joint New Intellectual Property, in any field, and may grant licenses and sublicenses under the Joint New Intellectual Property without the consent of and without accounting to the other Party; provided that such right shall not be deemed to imply any license under any other Patent(s) Controlled by the other Party that would be infringed by such activity. Further, subject to the license grants and covenants hereunder and only in accordance with any restrictions hereunder, each Party may transfer or encumber its ownership interest in and to the Joint New Intellectual Property without the consent of and without accounting to the other Party.

8.2.5 Assignment; Further Assurances. The assignments necessary to accomplish the ownership provisions set forth in this Section 8.2 are hereby made, and each Party shall execute such further documentation as may be necessary or appropriate, and provide reasonable assistance and cooperation, to implement the provisions of this Section 8.2. Accordingly:

(a) In the event Joint New Intellectual Property was made by or on behalf of either Party or any of its Affiliates, such Party (the “Assignor”), hereby assigns to the other Party (“Assignee”) such right, title and interest in and to such Joint New Intellectual Property as is required to effectuate joint ownership thereof in accordance with Section 8.2.

(b) Each Party agrees to execute such documents, render such assistance, and take such other action as the other Party may reasonably request, to apply for, register, perfect, confirm, and protect the other Party’s rights in any New Intellectual Property retained or assigned to the other Party in this Section 8.2.

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(c) Each Party shall require all of its employees, Affiliates and any Third Parties working pursuant to this Agreement on its behalf, to assign (or otherwise convey rights) to such Party any New Intellectual Property made by such employee, Affiliate or Third Party in the course of performing activities hereunder, and to cooperate with such Party in connection with obtaining intellectual property protection therefor.

8.2.6 Inventorship. The determination of inventive contribution by or on behalf of a Party with respect to New Intellectual Property for purposes of determining ownership as set forth above shall be made in accordance with the laws of inventorship under United States patent law. In the event of a dispute between the Parties over inventorship of New Intellectual Property, the Parties shall refer such dispute to a mutually acceptable patent counsel to determine inventorship, and shall use all reasonable efforts to do so in an efficient and expedient manner.

8.2.7 Non-Exclusive New Intellectual Property License. In consideration of the rights granted under this Section 8.2:

(a) Arvinas hereby grants to Licensee a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up license, with the right to grant sublicenses, through one or more tiers of sublicensees, under any Arvinas New Intellectual Property (including any Deliverables New Intellectual Property) to the extent that it relates to a modification of or improvement to a Genentech Compound, or to a product (other than a Licensed Product) containing such a Genentech Compound or a modification of or improvement thereto, and/or the manufacture, use and/or formulation thereof, to make, have made, use, sell, offer for sale, and import such Genentech Compounds or products; and

(b) Arvinas hereby grants to Licensee a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up license, with the right to grant sublicenses, through one or more tiers of sublicensees, under any Know-How within the Arvinas New Intellectual Property (including any Deliverables New Intellectual Property) to the extent that it relates to a [**], to use such Know-How to make, use, sell, offer for sale, and import products containing or otherwise incorporating [**]. For clarity, such license does not include rights under any Arvinas Patent. Licensee shall not, and shall have no right to, alone or through any Third Party, exercise or sublicense the license granted under this Section 8.2.7(b) unless and until Genentech has exercised its first Option with respect to an Exclusive Target in accordance with Section 3.2 above.

8.3 Patent Prosecution and Maintenance. Subject to this Section 8.3, as between the Parties, each Party shall have the sole right to Prosecute and Maintain Patents that such Party owns or controls independently of the other Party (as determined in accordance with this Agreement or otherwise). The Parties agree that, in the event that Genentech has exercised its first Option with respect to an Exclusive Target in accordance with Section 3.2 above, the provisions set forth in this Section 8.3 below shall apply and the Parties shall consult with each other as to potential strategies to Prosecute and Maintain Patents with respect to Licensed PROTACs and Licensed Products with the goal to obtain Patent protection of Licensed PROTACs, as a whole [**], directed to Exclusive Targets as further set forth below.

8.3.1 Joint New Intellectual Property and Deliverables New Intellectual Property.

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(a) First Right. Genentech shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents claiming Joint New Intellectual Property and Patents claiming the Deliverables New Intellectual Property. In accordance with Section 8.3.4 below, Genentech shall appropriately consult with Arvinas and keep Arvinas reasonably informed of the status of any such Prosecution and Maintenance, and Arvinas will provide all reasonable cooperation and assistance to Genentech at Genentech’s reasonable request and at Genentech’s expense in any such Prosecution and Maintenance of the Joint New Intellectual Property and Deliverables New Intellectual Property, including making data, reports, and scientific personnel reasonably available to prepare and prosecute patent applications.

(b) Back Up Right. If Genentech elects not to Prosecute and Maintain any Patent within the Joint New Intellectual Property or Deliverables New Intellectual Property pursuant to Section 8.3.1(a) in any country, then Genentech shall provide at least [**] written notice to Arvinas. Thereafter, upon Genentech’s prior written consent, not to be unreasonably withheld, Arvinas shall have the right, but not the obligation, to Prosecute and Maintain any said Patents in such country(ies), at its sole expense and in its sole discretion; provided that in accordance with Section 8.3.4 below, Arvinas shall appropriately consult with Genentech and keep Genentech reasonably informed of the status of any such Prosecution and Maintenance. Genentech will provide all reasonable cooperation and assistance to Arvinas at Arvinas’ reasonable request and at Arvinas’ expense in any such Prosecution and Maintenance. The ownership or license rights of either Party shall not be affected, notwithstanding any such transfer of Prosecution and Maintenance of said Patents.

8.3.2 Arvinas Patents. Arvinas shall have the sole and exclusive right, at its discretion and expense, to Prosecute and Maintain Patents within the Arvinas Intellectual Property (other than Joint New Intellectual Property and Deliverables New Intellectual Property, which shall be Prosecuted and Maintained pursuant to Section 8.3.1 above); provided that Arvinas shall not file any patent application that expressly claims or otherwise discloses the Deliverables, Optimization Deliverables, or any PROTAC or Product that in either case contains a Genentech Compound without the prior written consent of Genentech, which consent shall not be unreasonably withheld or delayed. In accordance with Section 8.3.4 below, Arvinas shall appropriately consult with Genentech with respect to any such Prosecution or Maintenance to the extent relevant to Licensed PROTACs or Licensed Products directed to Exclusive Targets or to Licensee’s rights under Sections 3.3 or 8.2.7(a) of this Agreement.

8.3.3 Interferences Between the Parties. If an interference or derivation proceeding is declared by the US Patent and Trademark Office between one or more of the Patents within the Joint New Intellectual Property, Deliverables New Intellectual Property or other Arvinas Intellectual Property or otherwise Controlled by Licensee and such declared interference or derivation proceeding does not involve any Patents owned by a Third Party, then the Parties shall in good faith establish a mutually agreeable process to resolve such interference or derivation proceeding in a reasonable manner in conformance with all applicable legal standards.

8.3.4 Consultation. In each case with respect to the Prosecution and Maintenance of Joint New Intellectual Property or Deliverables New Intellectual Property or other Arvinas Intellectual Property to the extent relevant to Licensed PROTACs or Licensed Products directed to Exclusive Targets or to Licensee’s rights under Sections 3.3 or 8.2.7(a) of this Agreement, the filing or prosecuting Party, as provided above and as relevant (“Filing Party”) shall appropriately consult with the other Party (“Non-Filing Party”) and keep the Non-Filing Party reasonably informed of the status of any such Prosecution and Maintenance as follows:

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The Filing Party shall give the Non-Filing Party an opportunity to review the text of any application before filing, shall consult with the Non-Filing Party with respect thereto, and shall supply the Non-Filing Party with a copy of the application as filed, together with notice of its filing date and serial number. The Filing Party shall keep the Non-Filing Party advised of the status of the actual and prospective patent filings and, upon the Non-Filing Party’s request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. The Filing Party shall regularly provide the other Party with copies of all material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the Non-Filing Party. The Filing Party will provide the Non-Filing Party and its patent counsel with an opportunity to consult with the Filing Party and its patent counsel regarding the filing and contents of patent applications, amendments, submissions or responses, and the advice and suggestions of the Non-Filing Party and its patent counsel shall be taken into consideration in good faith by the Filing Party and its patent counsel. Each Party agrees to execute and deliver, at the reasonable request and sole expense of the Filing Party all papers, instruments and assignments, and to perform any other reasonable acts as the Filing Party may require, in order for such Party to pursue relevant patent applications in accordance with this Section 8.3. Each Party shall promptly give notice to the other Party of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent for which such Party is responsible under this Section 8.3 for Prosecution and Maintenance. With respect to all filings hereunder, the Filing Party (as of the relevant time such cost or expense is incurred) shall be responsible for payment of all costs and expenses related to such filings.

The Parties shall discuss in good faith whether to segregate filings on New Intellectual Property such that Patents do not claim both Deliverables New Intellectual Property and other Arvinas New Intellectual Property or Joint New Intellectual Property, or whether consolidated filings would be preferred.

In addition, and notwithstanding any other provision hereof, Genentech agrees that it will not file any patent application claiming any invention within the Deliverables or Optimization Deliverables or in which a representative of Arvinas is a named inventor, which includes Dr. Craig Crews, without prior consultation with Arvinas as set forth under this Section 8.3.4.

8.4 Enforcement Rights for Infringement by Third Parties.

8.4.1 Notice. Except with respect to Paragraph IV Claims (which shall be enforced pursuant to Section 8.5 below), each Party shall promptly notify, in writing, the other Party upon learning of (a) any actual or suspected infringement or misappropriation of the Joint New Intellectual Property or Deliverables New Intellectual Property, or (b) any actual or suspected infringement or misappropriation of any other Arvinas Intellectual Property to the extent relevant to Licensee’s rights under Sections 3.3 or 8.2.7(a) of this Agreement this Agreement, or (c) except for matters that are subject to Section 8.3.3 above, any declaratory judgment action or similar claim of invalidity, unenforceability, or non-infringement of the Joint New Intellectual Property, Deliverables New Intellectual Property or such other Arvinas Intellectual Property (each, an “Infringement”). At the request of the Party receiving such notice, the other Party shall provide all evidence in its possession pertaining to the actual or suspected Infringement that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of privilege.

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8.4.2 Enforcement Actions. The Parties shall consult as to potential strategies to terminate suspected or potential Infringement, consistent with the overall goals of this Agreement. If the Parties fail to agree on such strategies:

(a) Genentech or its designee shall have the first right, but not the obligation, to seek to abate any actual or suspected Infringement by a Third Party, or to file suit against any Third Party for Infringement, in each case of any Joint New Intellectual Property or Deliverables New Intellectual Property, at its own expense, in its own name and under its own direction and control. If Genentech or its designee does not initiate any such action within [**] of any written request by Arvinas for Genentech or its designee to do so following consultation in accordance with this Section 8.4.2, Arvinas shall have the right, but not the obligation, to take action to enforce against such Infringement under such Joint New Intellectual Property or Deliverables New Intellectual Property, at its own expense, in its own name and under its own direction and control; provided that if Genentech or its designee is pursuing in earnest ongoing settlement discussions at the end of such [**] period, then Arvinas shall not be permitted to exercise such right unless such settlement discussions cease without reaching settlement or Genentech or its designee ceases to pursue such discussions in earnest.

(b) Arvinas shall have the first right, but not the obligation, to seek to abate any actual or suspected Infringement by a Third Party, or to file suit against any Third Party for Infringement, in each case of any Arvinas Intellectual Property (other than Joint New Intellectual Property and Deliverables New Intellectual Property, which shall be subject to Section 8.4.2(a) above), at its own expense, in its own name and under its own direction and control; provided that if such Infringement is also an Infringement of any Joint New Intellectual Property or Deliverables New Intellectual Property, then the Parties shall consult as to potential strategies to terminate suspected or potential Infringement with respect to such New Intellectual Property in accordance with Section 8.4.2(a) prior to initiating any such action with respect to any such Arvinas Intellectual Property in accordance with this Section 8.4.2(b). With respect to any such action regarding an Infringement of any Arvinas Patent to the extent relevant to Licensee’s rights under Sections 3.3 or 8.2.7(a) of this Agreement, if Arvinas does not, within [**] of receipt of the relevant consultation in accordance with this Section 8.4.2, take steps to abate the Infringement, or to file suit to enforce against such Infringement, then Genentech or its designee, subject to any relevant obligations under Section 11.2 of the Yale Agreement, shall have the right, but not the obligation, to take action to enforce against such Infringement under such Arvinas Patent but only to the extent directly relevant to Licensee’s rights with respect to an Exclusive Target under Sections 3.3 that Licensee is permitted to exercise or to Licensee’s rights under Section 8.2.7(a) of this Agreement, in each case at its own expense, in its own name and under its own direction and control; provided that if Arvinas is pursuing in earnest ongoing settlement discussions at the end of such [**] period, then Genentech or its designee shall not be permitted to exercise such right unless such settlement discussions cease without reaching settlement or Arvinas ceases to pursue such discussions in earnest.

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(c) The non-controlling Party(ies) shall cooperate with the Party controlling any such action to abate or enforce pursuant to this Section 8.4.2 (an “Enforcement Action”) (as may be reasonably requested by the controlling Party and at the controlling Party’s expense), including, if necessary, by being joined as a party, provided that the non-controlling Party shall be indemnified by the controlling Party as to any costs or expenses incurred, and shall have the right to be represented by its own counsel, at its own expense; provided that the controlling Party shall retain overall responsibility for the prosecution of such Enforcement Action in such event. The Party controlling any such action shall keep the other Party updated with respect to any such Enforcement Action, including providing copies of all documents received or filed in connection with any such Enforcement Action.

8.4.3 Settlement. The Party controlling any Enforcement Action, at its sole discretion, may take reasonable actions to terminate any alleged Infringement without litigation; provided, that if any such arrangement could reasonably be deemed to adversely affect the non-controlling Party’s rights (whether granted or retained) under this Agreement or to restrict the scope, or adversely affect the enforceability of the non-controlling Party’s Patents, or would require the consent of any Third Party licensor of such non-controlling Party, then that arrangement is subject to the non-controlling Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Party controlling any Enforcement Action may not settle or consent to an adverse judgment that could reasonably be deemed to adversely affect the non-controlling Party’s rights (whether granted or retained) under this Agreement or to restrict the scope, or adversely affect the enforceability of the non-controlling Party’s Patents without the express written consent of the non-controlling Party (such consent not to be unreasonably withheld, conditioned or delayed).

8.4.4 Costs and expenses. The Party controlling any Enforcement Action shall bear all costs and expenses, including but not limited to litigation expenses, related to such Enforcement Action, except as expressly provided above.

8.4.5 Damages. Unless otherwise mutually agreed by the Parties, and subject to the respective indemnity obligations of the Parties set forth in Article 12, all damages, amounts received in settlement, judgment or other monetary awards recovered in an Enforcement Action with respect to activities of the Third Party that occurred prior to the effective date of such award shall be shared as follows:

(a) first, to reimburse each Party (and their respective Third Party licensors or (sub)licensees joined as a party in such Enforcement Action) for all costs and expenses incurred by such Party related to such Enforcement Action, including, without limitation, reasonable attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party (and their respective Third Party licensors or (sub)licensees joined as a party in such Enforcement Action);

(b) If, after such reimbursement, any funds remain from such damages or other sums recovered, such funds shall be divided as follows: (i) if and to the extent awarded as lost sales, the amounts shall go to Licensee in reimbursement for lost sales (net of royalties thereon which shall be paid in accordance with Section 6.4 and subject to Section 6.5) and (ii) if and to the extent not awarded as lost sales, the amounts shall go to Licensee, with Arvinas being paid a royalty thereon at the Valid Claim Licensed Product rate as set forth under Section 6.4.

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For the avoidance of doubt, if any settlement results in Licensee granting to the alleged infringer a sublicense under the Joint New Intellectual Property, Deliverables New Intellectual Property or other Arvinas Intellectual Property with running royalties payable on post-settlement sales by the alleged infringer, such alleged infringer shall be deemed to be a Sublicensee of Licensee and such royalties on post-settlement sales (x) shall be subject to all applicable royalty obligations hereunder, and (y) shall not be subject to this Section 8.4.5; provided, that any upfront or event payments or the like shall be deemed special damages and subject to Section 8.4.5(b)(ii). In the event the sublicense agreement includes other intellectual property that is not subject of this Agreement, then Licensee shall have the right, in its reasonable discretion, to apportion such upfront, event payments and/or royalties pro-rata between such other intellectual property and such Joint New Intellectual Property, Deliverables New Intellectual Property or other Arvinas Intellectual Property.

8.5 Certification under Drug Price Competition and Patent Restoration Act.

8.5.1 Notice. If a Party becomes aware of any certification filed pursuant to 21 U.S.C. §355(b)(2)(A) or §355(j)(2)(A)(vii)(IV) or its successor provisions asserting that any Patents Controlled by Arvinas and/or Genentech Covering a Licensed PROTAC or Licensed Product directed to an Exclusive Target in the Field in the Territory are invalid or otherwise unenforceable, or that infringement of any such Patents will not arise from the manufacture, use, import or sale of a Product in the Field in the Territory by a Third Party (a “Paragraph IV Claim”), such Party shall promptly notify the other Party in writing within [**] after its receipt thereof.

8.5.2 Control. Genentech shall have the first right, but not the obligation, to file suit against the relevant Third Party to enforce any and all Patents Controlled by Arvinas and/or Genentech included in a Paragraph IV Claim, at its own expense, in its own name (except as otherwise required under applicable Law) and under its own direction and control. If Genentech elects not to file suit against the relevant Third Party to enforce any Arvinas Patent named in a Paragraph IV Claim, then Genentech shall notify Arvinas as soon as practicable, but in any event not later than [**] before the first action required to file suit to enforce such Arvinas Patent in response to such Paragraph IV Claim, and Arvinas shall have the right, but not the obligation, to file suit to enforce such Arvinas Patent in response to such Paragraph IV Claim, at its own expense, in its own name (except as otherwise required under applicable Law) and under its own direction and control, but solely with respect to such Arvinas Patent.

8.5.3 The non-controlling Party(ies) shall cooperate with the Party controlling any such action to enforce pursuant to this Section 8.5 (an “Paragraph IV Action”) (as may be reasonably requested by the controlling Party and at the controlling Party’s expense), including, if necessary, by being joined as a party provided that the non-controlling Party shall be indemnified by the controlling Party as to any costs or expenses incurred, and shall have the right to be represented by its own counsel at its own expense; provided that the controlling Party shall retain overall responsibility for the prosecution of such Paragraph IV Action in such event. The controlling Party shall regularly provide to the non-controlling Party updates of such Paragraph

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IV Action and copies of all material filings and communications with respect to such Paragraph IV Action, in sufficient time to allow for review and comment by the non-controlling Party. The controlling Party shall provide the non-controlling Party and its litigation counsel with an opportunity to consult with the controlling Party and its litigation counsel regarding the filing and contents of material filings and communications with respect to such Paragraph IV Action, and the advice and suggestions of the non-controlling Party and its litigation counsel shall be taken into consideration in good faith by the controlling Party and its litigation counsel.

8.5.4 Settlement. The Party controlling any Paragraph IV Action, at its sole discretion, may take reasonable actions to settle such Paragraph IV Action; provided, that if any such arrangement could reasonably be deemed to adversely affect the non-controlling Party’s rights (whether granted or retained) under this Agreement or to restrict the scope, or adversely affect the enforceability of the non-controlling Party’s Patents, or would require the consent of any Third Party licensor of such non-controlling Party, then that arrangement is subject to the non-controlling Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Party controlling any Paragraph IV Action may not settle or consent to an adverse judgment that could reasonably be deemed to adversely affect the non-controlling Party’s rights (whether granted or retained) under this Agreement or to restrict the scope, or adversely affect the enforceability of the non-controlling Party’s Patents or the commercialization of a Licensed Product in the Field in the Territory, without the express written consent of the non-controlling Party (such consent not to be unreasonably withheld, conditioned or delayed).

8.5.5 Any compensation recovered as a result of a Paragraph IV Action shall be allocated as set forth in Section 8.4.5 above, as applicable. For clarity, in the event neither Party files suit against the relevant Third Party with respect to a Paragraph IV Claim pursuant to this Section 8.5, any subsequent actual or threatened infringement or declaratory judgment action or similar claim of invalidity, unenforceability, or non-infringement with respect to Joint New Intellectual Property or other Arvinas Intellectual Property that is reasonably relevant to Licensee’s rights under this Agreement shall be considered an “Infringement” subject to Section 8.4 above.

8.6 Third Party Infringement Claims.

8.6.1 Notice. In the event that a Third Party shall make any claim, give notice, or bring any suit or other inter partes proceeding against any Licensee entity or Arvinas, or any of their respective Affiliates or (Sub)licensees or customers, for infringement or misappropriation of any intellectual property rights with respect to the research, development, making, using, selling, offering for sale, import or export of any Licensed Product in the Field in the Territory (“Third Party Infringement Claim”), in each case, the Party receiving notice of a Third Party Infringement Claim shall promptly notify the other Party and provide all evidence in its possession pertaining to the claim or suit that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of privilege.

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8.6.2 Defense. The Parties shall consult, pursuant to a common joint defense agreement, as to potential strategies to defend against any Third Party Infringement Claim, consistent with the overall goals of this Agreement, including by being joined as a party. The Parties shall cooperate with each other in all reasonable respects in the defense of any Third Party Infringement Claim or raising of any counterclaim related thereto. If the Parties fail to agree on such strategies, and subject to the respective indemnity obligations of the Parties set forth in Article 12, Genentech or its designee shall be solely responsible for defending such Third Party Infringement Claim including but not limited to selection of counsel, venue, and directing all aspects, stages, motions, and proceedings of litigation. If Genentech or its designee does not, within [**] of receipt of a notice under Section 8.6.1, take steps to defend the Third Party Infringement Claim, then to the extent that such Third Party Infringement Claim is brought against Arvinas and relates to acts by or on behalf of Arvinas under a Research Program or an Optimization Program or in breach of this Agreement, Arvinas shall have the right, but not the obligation, to defend against such Third Party Infringement Claim; provided that if Genentech or its designee is pursuing in earnest ongoing settlement discussions at the end of such [**] period, then Arvinas shall not be permitted to exercise such right unless such settlement discussions cease without reaching settlement or Genentech or its designee ceases to pursue such discussions in earnest. At the controlling Party’s request and expense, the non-controlling Party(ies) shall cooperate with the controlling Party in connection with any such defense, provided that the non-controlling Party(ies) shall be indemnified by the controlling Party as to any costs or expenses, and shall have the right to be represented by its own counsel but at its own expense. Any counterclaim or other similar action by a Party, to the extent such action involves any enforcement of rights under Joint New Intellectual Property, Deliverables New Intellectual Property or other Arvinas Intellectual Property, will be treated as an Enforcement Action subject to Section 8.4 above.

8.6.3 Settlement. If any defense action against a Third Party Infringement Claim pursuant to Section 8.6.2 above would adversely affect the other Party’s rights under this Agreement or impose a financial obligation upon the other Party or grant rights in respect, or affect the validity or enforceability, of the other Party’s Patents, then any settlement, consent judgment or other voluntary final disposition of such Third Party Infringement Claim shall not be entered into without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

8.6.4 Costs and Expenses. The Party controlling the defense of any Third Party Infringement Claim shall bear all costs and expenses, including but not limited to litigation expenses, to defend against any Third Party Infringement Claim, except as expressly provided above.

8.7 Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Original Effective Date both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.

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8.8 Patent Challenges. For the purposes of this Section 8.8, a “Yale Patent Challenge” shall mean any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity, patentability, and/or enforceability of any of the “LICENSED PATENTS” (as defined in the Yale Agreement) under which a Yale Patent Sublicensee is a SUBLICENSEE (as defined in the Yale Agreement) in a court of competent jurisdiction or with any governmental agency with authority over such LICENSED PATENTS anywhere in the world; and a “Yale Patent Sublicensee” shall mean Licensee or any of its Affiliates or Sublicensees. Except to the extent the following is unenforceable under the Laws of a particular jurisdiction, in the event that (i) any Yale Patent Sublicensee brings a Yale Patent Challenge anywhere in the world, or (ii) any Yale Patent Sublicensee knowingly assists another party in bringing a Yale Patent Challenge anywhere in the world (except as required under a court order or subpoena), then the following would apply:

8.8.1 During the pendency of such Yale Patent Challenge and thereafter solely to the extent provided in Section 8.8.3, in addition to any amounts due from Licensee to Arvinas pursuant to Article 6 of this Agreement (which shall remain payable as further described below), Genentech shall pay directly to Yale, on behalf of Arvinas, [**] percent ([**]%) of the royalties due from Arvinas to Yale under the Yale Agreement with respect to all Net Sales of Licensed Products by Licensee, its Affiliates or Sublicensees (defined below as “Yale Royalties”) on or after the date of such Yale Patent Challenge, provided that if a first sale to a Third Party of any Licensed Product on which royalties are owed to Arvinas hereunder has not been made by any Yale Patent Sublicensee in any country prior to the commencement of such Yale Patent Challenge, Genentech shall, until such first sale occurs, pay directly to Yale, within [**] of the date of such Yale Patent Challenge and on or before each anniversary of the date of such Yale Patent Challenge which occurs prior to such first sale, an amount equal to [**] U.S. dollars (US$[**]), which is based on the license maintenance royalty due to Yale from Arvinas pursuant to Section 5.2 of the Yale Agreement. Unless otherwise provided in Section 8.8.2, the payments described above shall be made to Yale in accordance with Sections 7.3, 7.4.2, 7.7, 7.8, 7.9 and 7.11 of this Agreement, but to Yale and for the benefit of Yale, and to an account designated by Yale in writing. For clarity, such payments shall be due from Genentech in addition to any obligation of Arvinas to pay Yale such amounts as are due under the Yale Agreement and to the obligation of Genentech to pay Arvinas any amounts due under this Agreement, in each case based on the development and commercialization of Licensed Products by Licensee, its Affiliates or Sublicensees, and all such payments shall be due without any other penalty that may be assessed on such amounts or other payments due from Arvinas to Yale under the Yale Agreement as a result of a Yale Patent Challenge.

For reference purposes, the royalties due from Arvinas to Yale under the Yale Agreement with respect to Net Sales of Licensed Products by Licensee, its Affiliates or Sublicensees (“Yale Royalties”) are as follows: [**] percent ([**]%) on Net Sales of Licensed Products directed to Exclusive Targets that are VALID CLAIM PRODUCTS (as defined in the Yale Agreement) and [**] percent ([**]%) of Licensed Products directed to Exclusive Targets that are MEANINGFULLY INVOLVED PRODUCTS (as defined in the Yale Agreement), subject to certain qualifications regarding a CHANGE OF CONTROL (as defined in the Yale Agreement)

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of Arvinas whose status Arvinas shall clarify to Genentech in writing upon written request of Genentech to do so as of the relevant time, provided that in the event that Arvinas is not owed any royalty pursuant to this Agreement with respect to any Licensed Product under this Agreement that is either a VALID CLAIM PRODUCT or a MEANINGFULLY INVOLVED PRODUCT under the Yale Agreement, Genentech shall not owe any royalty thereon to Yale pursuant to this Section 8.8.1. Notwithstanding the foregoing, with respect to Net Sales of any Deliverables Know-How Licensed Product that is either a MEANINGFULLY INVOLVED PRODUCT or a VALID CLAIM PRODUCT under the Yale Agreement on which EARNED ROYALTIES are owed from Arvinas to Yale under the Yale Agreement, Genentech shall be obligated to pay to Yale pursuant to this Section 8.8.1, as part of the Yale Royalties, [**] percent ([**]%) of the corresponding royalty amount owed to Arvinas pursuant to this Agreement with respect to Net Sales of any such Licensed Product.

8.8.2 Genentech shall have the right, during the pendency of such Yale Patent Challenge, to pay any or all amounts due directly from Genentech to Yale under Section 8.8.1 above (or portion thereof) into an interest-bearing escrow account to be held pending Determination of such Yale Patent Challenge; provided that all such amounts escrowed, together with any interest accrued thereon, shall be paid over directly to Yale, on behalf of Arvinas, or returned to Genentech, as appropriate, upon the Determination of such Yale Patent Challenge as further set forth below. Arvinas acknowledges and agrees that such payments made into escrow shall satisfy Genentech’s direct payment obligations under Section 8.8.1 above as if such payments were made directly to Yale on behalf of Arvinas (and Genentech shall not be in breach of this Agreement, nor shall any licenses granted to Genentech under this Agreement terminate, as a result of Genentech making such payments into escrow). For clarity, the amounts to be paid by Arvinas to Yale under this Agreement shall continue to be paid directly to Yale and not into escrow. For the purposes of this Section 8.8, a “Determination” shall mean any final judgment, final agency determination or final arbitration award, or, if applicable, voluntary dismissal of the Yale Patent Challenge, in each case, from which no appeal may be filed in a court of competent jurisdiction or with any governmental agency with authority over such LICENSED PATENTS anywhere in the world.

8.8.3 If such Yale Patent Challenge results in a Determination that at least one of the claims of the LICENSED PATENTS that has been challenged in such Yale Patent Challenge is valid, patentable, enforceable and infringed, then the following would apply:

(a) All amounts escrowed pursuant to Section 8.8.2 above, together with any interest accrued thereon, shall be paid over directly to Yale, on behalf of Arvinas.

(b) For the remainder of the term of the Yale Agreement, in addition to any amounts due from Licensee to Arvinas pursuant to Article 6 of this Agreement (which shall remain payable to Arvinas as further described in Section 8.8.1), Genentech shall continue to pay directly to Yale, on behalf of Arvinas, the amounts due from Genentech to Yale pursuant to Section 8.8.1 above.

(c) Genentech shall promptly reimburse Yale, on behalf of Arvinas, for all reasonable attorney’s fees and expenses incurred in connection with such Yale Patent Challenge.

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8.8.4 If such Yale Patent Challenge results in a determination that all of the claims of the LICENSED PATENTS that have been challenged in such Yale Patent Challenge are invalid, unpatentable, unenforceable and/or not infringed, then the following would apply:

(a) All amounts escrowed pursuant to Section 8.8.2 above, together with any interest accrued thereon, shall be returned to Genentech.

(b) Except as provided under Section 8.8.4(a) above, Genentech will have no right to recoup any payments made prior to such Determination.

8.8.5 In addition, Genentech hereby agrees that no Yale Patent Sublicensee shall bring a Yale Patent Challenge without first providing to Arvinas and Yale at least [**] prior written notice setting forth the claims and patents that are being challenged or claimed not to be infringed.

8.9 Patent Marking. To the extent commercially feasible and consistent with Licensee’s business practices, Licensee shall use Diligent Efforts to mark, and shall cause its Affiliates and Sublicensees to use Diligent Efforts to mark, each Licensed Product to be sold pursuant to this Agreement that is Covered by one or more “LICENSED PATENTS” (as defined in the Yale Agreement) with the number of each such LICENSED PATENT that applies to such Licensed Product.

ARTICLE 9

CONFIDENTIALITY

9.1 Non-use and Non-disclosure of Confidential Information. During the Term, and for a period of [**] thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party hereunder (the “Disclosing Party”) (or that has received any such Confidential Information from the other Party prior to the Original Effective Date) shall (i) except to the extent permitted by this Agreement in connection with the performance of its obligations or exercise of its rights hereunder or otherwise agreed to in writing, keep confidential and not disclose to any Third Party any Confidential Information of the other Party; (ii) except to the extent permitted by this Agreement in connection with the performance of its obligations or exercise of its rights hereunder or otherwise agreed to in writing, not use for any purpose any Confidential Information of the other Party; and (iii) take all reasonable precautions to protect the Confidential Information of the other Party (including all precautions a Party employs with respect to its own confidential information of a similar nature and taking reasonable precautions to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Party is granted).

9.2 Exclusions Regarding Confidential Information. Notwithstanding anything set forth in this Article 9 to the contrary, the obligations of Section 9.1 above shall not apply to the extent that the Receiving Party can demonstrate that the Confidential Information of the Disclosing Party:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of receipt by the Receiving Party;

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(b) was generally available to the public or otherwise part of the public domain at the time of its receipt by the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its receipt by the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) was received by the Receiving Party without an obligation of confidentiality from a Third Party having the right to disclose such information without restriction;

(e) was independently developed by or for the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party; or

(f) was released from the restrictions set forth in this Agreement by express prior written consent of the Party.

Any combination of two or more individual features or components shall not be deemed to fall within any of the foregoing exclusions merely because the individual features or components fall separately within such foregoing exclusions, unless the combination itself or the principle of operation to combine such features or components fall within such foregoing exclusions.

9.3 Authorized Disclosures of Confidential Information. Notwithstanding the foregoing, a Receiving Party may use and disclose the Confidential Information of the Disclosing Party as follows:

(a) subject to Section 9.4, if required by law, rule or governmental regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange; provided that the Party seeking to disclose the Confidential Information of the other Party (i) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever possible, request confidential treatment of such information;

(b) to the extent such use and disclosure is reasonably required in the Prosecution and Maintenance of a Patent within the Joint New Intellectual Property or Deliverables New Intellectual Property in accordance with this Agreement;

(c) as reasonably necessary to obtain or maintain any regulatory approval, including to conduct preclinical studies and clinical trials and for pricing approvals, for any Licensed Products directed to Exclusive Targets, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information. The Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party;

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(d) to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; or

(e) to the extent necessary, to permitted Affiliates, Sublicensees, licensees, collaborators, vendors, consultants, agents, attorneys, contractors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement. Further, the Receiving Party may disclose Confidential Information of the Disclosing Party to existing or bona fide potential acquirers, merger partners, permitted collaborators, licensees and sources of financing or to professional advisors (e.g. attorneys, accountants and prospective investment bankers) involved in such activities, for the limited purpose of evaluating such transaction, collaboration or license and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by those permitted individuals to maintain such Confidential Information in strict confidence.

Confidential Information that is disclosed in accordance with this Section 9.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 9 except to the extent that such permitted disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).

9.4 Securities Filings. In the event either Party proposes to file with the Securities and Exchange Commission, or the securities regulators of any state or other jurisdiction, a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Law, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than [**] prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to this Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 9.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

9.5 Terms of this Agreement. The existence and the terms and conditions of this Agreement that the Parties have not specifically agreed to disclose hereunder shall be considered Confidential Information of both Parties. Either Party may disclose such terms only as permitted under Section 9.3 above.

9.6 Termination of Prior Agreements. As of the Original Effective Date, as between Roche, Genentech and Arvinas, this Agreement superseded the following agreement between Roche and its Affiliates and Arvinas: the Mutual Confidentiality Agreement, effective as of June 12, 2014, but only insofar as it relates to the subject matter of this Agreement. All “Confidential Information” or “Information” (as defined in such agreements) exchanged between Roche, Genentech and Arvinas thereunder relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the provisions of this Article 9.

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9.7 No License. As between the Parties, Confidential Information disclosed hereunder shall remain the property of the disclosing Party. Disclosure of Confidential Information to the other Party shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted hereunder, under any patent, trade secret or other rights now or hereinafter held by the disclosing Party.

ARTICLE 10

PUBLICITY; PUBLICATIONS; USE OF NAME

10.1 Releases by Arvinas. Subject to Section 10.4, Arvinas may not issue a press release or other public statement or announcement concerning this Agreement, the subject matter hereof, or the research, development, or commercial results of products hereunder (each, a “Release”) without the prior written consent of Genentech, which consent shall not be unreasonably withheld, conditioned or delayed. However, Arvinas shall have the right to issue Releases announcing the achievement of any post-Research Program milestone event under this Agreement in form and substance agreed to in writing by both Parties, including a description of such event, but not including the amount of any corresponding payment or the identity of the relevant Exclusive Target. Finally, following execution of the Original Agreement, Genentech and Arvinas issued a press release announcing the existence of the Original Agreement in form and substance agreed to in writing by both Parties, substantially similar to the form and substance in Exhibit 10.1, and following the A&R Effective Date, Genentech and Arvinas may issue a press release announcing the existence of this Agreement in form and substance agreed to in writing by both Parties, substantially similar to the form and substance in Exhibit 10.1A.

10.2 Releases by Genentech. Subject to Section 10.4, while a Research Program or Optimization Program for a particular Exclusive Target is on-going, Genentech may not issue a Release with regard to such Exclusive Target without Arvinas’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Once the Research Program or, if applicable, Optimization Program for an Exclusive Target is completed, then Genentech may, without Arvinas’ consent, issue a Release with regard to such Exclusive Target; however, if such Release includes reference to Arvinas by name, then such Release shall require Arvinas’ consent, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed

10.3 Approved Releases. If a Release requires consent pursuant to Section 10.1 or 10.2, once consent has been given both Parties may make subsequent public disclosure of the contents of such statement without the further approval of the Party whose consent was required; provided, such content is not presented with any new data or information or conclusions and/or in a form or manner that materially alters the subject matter therein.

10.4 Releases required by law or regulation. Subject to compliance with Section 10.1 and Section 10.2, each Party may issue any Release it is required to issue by applicable law or regulation.

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10.5 Publications. Notwithstanding Sections 10.1 to 10.4, both Parties recognize that the publication or disclosure of papers, presentations, abstracts or any other written or oral presentations regarding results of and other information regarding the Licensed PROTACs or Licensed Products may be beneficial to both Parties, provided that such publications or presentations are subject to reasonable controls to protect Confidential Information, the patentability of inventions and other commercial considerations. Accordingly, the following shall apply with respect to papers and presentations proposed for disclosure by either Party:

(a) With respect to any paper or presentation proposed for disclosure by Genentech which includes information relating to the Licensed PROTACs or Licensed Products, so long as such paper or presentation does not contain any Confidential Information of Arvinas, Genentech shall be free to make, publish and disclose such papers and presentations at its discretion. Genentech shall acknowledge Arvinas, as appropriate, in any publication that discloses Genentech’s use of the Licensed PROTACs or Licensed Products or the results thereof. For clarity, Genentech shall not be permitted to publish or otherwise disclose any Confidential Information of Arvinas, except as may be expressly permitted under this Agreement; and

(b) With respect to any paper or presentation proposed for disclosure by (i) Genentech which includes Confidential Information of Arvinas, or (ii) Arvinas which includes information relating to the Licensed PROTACs or Licensed Products directed to Exclusive Targets or otherwise includes Confidential Information of Genentech (in each case, the “Publishing Party”), the other Party shall have the right to review and approve any such proposed paper or presentation (the “Non-Publishing Party”). The Publishing Party shall submit to the Non-Publishing Party the proposed publication or presentation (including, without limitation, posters, slides, abstracts, manuscripts, marketing materials and written descriptions of oral presentations) at least [**] prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. The Non-Publishing Party shall review such submitted materials and respond to the Publishing Party as soon as reasonably possible, but in any case within [**] for abstracts) of receipt thereof. As requested by the Non-Publishing Party, the Publishing Party shall (a) delete from such proposed publication or presentation any Confidential Information of the Non-Publishing Party, (b) delay the date of such submission for publication or the date of such presentation for a period of time sufficiently long (but in no event longer than [**]) to permit the Non-Publishing Party to seek appropriate patent protection, or (c) as requested by Genentech as the Non-Publishing Party, modify such proposed publication or presentation for patent or business reasons. Once a publication has been approved by the Non-Publishing Party, the Publishing Party may make subsequent public disclosure of the contents of such publication without the further approval of the Non-Publishing Party; provided, such content is not presented with any new data or information or conclusions and/or in a form or manner that materially alters the subject matter therein. Notwithstanding the foregoing, Arvinas shall not submit for publication or presentation any paper or presentation that includes information relating to any Licensed PROTACs or Licensed Products that contain a Genentech Compound without the prior written consent of Genentech.

10.6 No Right to Use Names. Except as expressly provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name of “Arvinas”, “Genentech”, “Roche” or any other trade name, symbol, logo or trademark of the other Party in connection with the performance of this Agreement and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

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ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Original Effective Date, with regard to the Original Agreement, and again as of the A&R Effective Date, with regard to this Agreement:

(a) it is validly organized under the laws of its jurisdiction of incorporation;

(b) it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by it in connection with this Agreement;

(c) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part;

(d) it has the legal right and power to enter into this Agreement and to fully perform its obligations hereunder, including the legal right and power to extend the rights and licenses granted under Article 3;

(e) the performance of its obligations will not conflict with such Party’s charter documents or any agreement, contract or other arrangement to which such Party is a party; and

(f) it follows reasonable commercial practices common in the industry to protect its proprietary and confidential information.

11.2 Arvinas Additional Representations and Warranties and Covenants. Arvinas also represents and warrants and covenants to Genentech that:

(a) Title. As of the Original Effective Date and as of the A&R Effective Date, Arvinas owns the entire right, title and interest in, or otherwise has the right to grant the licenses and rights granted to Licensee hereunder, the Arvinas Intellectual Property and Other Arvinas Technology (including the Patents listed on Exhibit 1.11.2 attached hereto), and Arvinas has not previously granted any right, license or interest in or to the Arvinas Intellectual Property or Other Arvinas Technology, or any portion thereof, in conflict with the grant of such licenses and rights to Licensee hereunder and will not, during the Term, grant any right, license or interest in or to the Arvinas Intellectual Property (including any Deliverables New Intellectual Property or Joint New Intellectual Property) or Other Arvinas Technology that are in conflict with the grant of such licenses and rights to Licensee hereunder;

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(b) No Liens. As of the Original Effective Date and as of the A&R Effective Date, the Arvinas Intellectual Property and Other Arvinas Technology is free and clear of all liens, claims, security interests or other encumbrances of any kind that would interfere, or the exercise of which would interfere, with Licensee exercising the licenses or rights granted hereunder, except for liens, charges and encumbrances imposed under that certain (a) Loan Agreement by Connecticut Innovations, Incorporated (“CII”) and Arvinas dated as of August 20, 2013 and that certain Security Agreement between CII and Arvinas dated as of August 20, 2013 that was entered into in connection with such Loan Agreement and (b) Assistance Agreement by and between the State of Connecticut acting by the Department of Economic and Community Development (the “DECD”) and Arvinas dated January 24, 2014 and that certain Security Agreement by and between Arvinas and the DECD dated as of January 24, 2014 that was entered into in connection with such Assistance Agreement (collectively, the “Existing Liens”);

(c) Non-Infringement of Arvinas Patents. Except as disclosed to Genentech’s counsel prior to the Original Effective Date in writing, as of the Original Effective Date, and except as disclosed to Genentech’s counsel prior to the A&R Effective Date in writing, as of the A&R Effective Date, no executive officer of Arvinas has any knowledge of any activities by Third Parties that Arvinas believes constitute infringement of any claims of the Arvinas Patents (and in the case of pending Patent applications, the claims of such applications as if any such pending claims were issued);

(d) Non-Infringement of Third Party Patents. As of the Original Effective Date and as of the A&R Effective Date, to Arvinas’s knowledge, the development, manufacture, use, or sale or other commercialization of Licensed PROTACs and Licensed Products, to the extent based on the components thereof other than the Target Binding Moiety, do not infringe, and the Arvinas Patents are not dominated by, any claim of an issued Patent owned by a Third Party and not Controlled by Arvinas that has not otherwise been held by a court of competent jurisdiction to be invalid or unenforceable, or any published claim of a Patent application owned by a Third Party, if such published claim were to issue;

(e) No Other Third Party IP Claims. As of the Original Effective Date and as of the A&R Effective Date, Arvinas has not received any written notice, claim or demand of any Third Party that the development, manufacture, use, or sale or other commercialization of Licensed PROTACs or Licensed Products misappropriates or otherwise violates the intellectual property rights of such Third Party;

(f) Validity and Enforceability. As of the Original Effective Date and as of the A&R Effective Date, (i) to Arvinas’s knowledge, all issued Arvinas Patents are valid and enforceable; (ii) none of the Arvinas Patents are subject to any pending or, to Arvinas’s knowledge, threatened, re-examination, opposition, interference or litigation proceedings; and (iii) to Arvinas’s knowledge, there are no acts or omissions of Arvinas that would (A) constitute inequitable conduct, fraud or misrepresentation with respect to any Patent application included within Arvinas Patents, or (B) render any Patent within the Arvinas Patents invalid or unenforceable in whole or in part;

(g) No Other Actions. As of the Original Effective Date and as of the A&R Effective Date, it has no knowledge of any threatened or pending actions, lawsuits, claims or arbitration proceedings in any way relating to the Arvinas Intellectual Property or Licensed PROTACs or Licensed Products; provided, however, that nothing in this Section 11.2(g) shall be interpreted as requiring Arvinas to have undertaken any inquiries or to have obtained any freedom to operate opinion;

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(h) Third Party Agreements. As of the Original Effective Date and as of the A&R Effective Date, other than those agreements listed on Exhibit 11.2(h) (collectively, “Existing Third Party Agreements”), there are no agreements between Arvinas or its Affiliates with any Third Parties (i) pursuant to which Arvinas or its Affiliate has obtained, or has a right to obtain, a license under the Arvinas Intellectual Property that is relevant to this Agreement or (ii) pursuant to which Arvinas or its Affiliate otherwise owes, or would otherwise owe, payments to a Third Party as a result of the activities conducted hereunder (whether by Arvinas or Genentech or their respective (sub)licensees), including the grant of rights and licenses under the Arvinas Intellectual Property to Licensee;

(i) Existing Third Party Agreements and Existing Liens. (i) As of the Original Effective Date and as of the A&R Effective Date, Arvinas has provided Genentech complete and correct copies of the Existing Third Party Agreements and Existing Liens (as redacted to remove financial information) as the same is in effect; (ii) as of the Original Effective Date and as of the A&R Effective Date, each Existing Third Party Agreement and Existing Lien is in full force and effect; (iii) during the Term, Arvinas shall use commercially reasonable efforts to maintain such Existing Third Party Agreement and Existing Lien in full force and effect, in each case in accordance with its terms and conditions, but subject to Arvinas’ rights to terminate, amend, waive or otherwise modify any such agreement as provided in subclause (j) below; (iv) as of the Original Effective Date and as of the A&R Effective Date, no written notice of default or termination has been received or given by Arvinas under any Existing Third Party Agreement or Existing Lien; and (v) as of the Original Effective Date and as of the A&R Effective Date, to Arvinas’ knowledge, there is no act or omission by Arvinas that would provide a right to terminate any Existing Third Party Agreement or right to foreclose on any Existing Lien;

(j) Maintenance and Enforcement of Existing Third Party Agreements and Existing Liens. During the Term, Arvinas shall not terminate, amend, waive or otherwise modify (or provide consent with respect to any termination, amendment, waiver or modification of) the rights under any Existing Third Party Agreement or Existing Lien in any manner that materially diminishes the licenses or rights granted to Licensee hereunder, materially impairs Licensee’s ability to perform its obligations hereunder or otherwise materially adversely affects, or is likely to materially adversely affect, Licensee’s rights hereunder; in all cases, without the prior consent of Genentech (which consent shall not be unreasonably withheld or delayed).

In the event of any notice of breach by Arvinas or its Affiliates, as applicable, given under the provisions of any Existing Third Party Agreement or Existing Lien, Arvinas shall immediately notify Licensee in writing and if Arvinas fails to cure such breach, Licensee shall have the right, but not the obligation, to cure such breach on behalf of Arvinas or its Affiliates, as applicable, and to offset any reasonable amounts incurred or paid by Licensee in connection with the cure of such breach against any amounts otherwise payable by Licensee to Arvinas under this Agreement until fully offset. In the event Arvinas receives notice of any breach by the other party of the applicable Existing Third Party Agreement or Existing Lien in a manner that will or is likely to materially adversely affect Licensee’s rights or obligations under this Agreement, Arvinas shall immediately notify Licensee in writing, and Arvinas shall use commercially reasonable efforts to take such actions as reasonably requested by Genentech to enforce such Existing Third Party Agreement.

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Without limiting the foregoing, in the event an Existing Third Party Agreement terminates during the Term, any sublicense(s) granted from Arvinas to Licensee under any such Existing Third Party Agreement hereunder shall survive and any amounts that Licensee shall pay to such Third Party under such sublicense(s) for activities performed in accordance with this Agreement may be offset against any and all amounts otherwise payable by Licensee to Arvinas hereunder until fully offset. Specifically, with respect to the Yale Agreement, any and all sublicense(s) granted from Arvinas to Licensee under the Yale Agreement hereunder shall survive termination of the Yale Agreement and shall continue in full force and effect as a direct license from Yale to Licensee under terms and conditions consistent with the terms and conditions of this Agreement that are applicable to the Yale Agreement, except that (i) Yale’s obligations and responsibilities shall not be materially different than its obligations and responsibilities under the Yale Agreement; (ii) the scope of Licensee’s rights with respect to the Yale Agreement shall remain the same as set forth hereunder, provided that such rights are not in conflict with (i) above, in which event (i) above shall prevail; and (iii) Licensee shall be responsible to Yale for payments otherwise payable to Yale by Arvinas under the Yale Agreement solely based upon the development and commercialization of Licensed Products by Licensee, its Affiliates or Sublicensees pursuant to this Agreement and to the extent not previously paid by Arvinas (but excluding any payments based upon SUBLICENSE INCOME as set forth under Article 7.3 of the Yale Agreement). Payments shall be made to Yale in accordance with Sections 7.3, 7.4.2, 7.7, 7.8, 7.9 and 7.11 of this Agreement, but to Yale and for the benefit of Yale, and to an account designated by Yale in writing; and any amounts that Licensee shall pay to Yale under such direct license may be offset against any and all amounts otherwise payable by Licensee to Arvinas hereunder until fully offset.

For clarity, any sublicense from Yale that continues after termination of this Agreement pursuant to this subsection (j) shall continue during the negotiation of the terms and conditions of a direct license as contemplated in the above between Yale and the relevant Licensee, and Licensee’s obligations and responsibilities under any such direct license shall not be materially different than its obligations and responsibilities under this Agreement, provided that Licensee shall be responsible for a prorata share (based on the number of other licensees under the LICENSED PATENTS (as defined in the Yale Agreement) obligated to make such payments) of the license maintenance royalty due under Article 5.2 of the Yale Agreement and of patent expenses due under Article 10 of the Yale Agreement to the extent not previously paid by Arvinas.

11.3 Licensee Additional Representations and Warranties and Covenants. Licensee also represents and warrants and covenants to Arvinas that:

(a) it has the legal right and power to extend the rights and licenses granted to Arvinas hereunder; and

(b) it will not grant, during the Term, any right, license or interest in or to the Joint New Intellectual Property or Grantback Patents, or any portion thereof, in conflict with the licenses and rights granted to Arvinas herein.

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11.4 Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification by Licensee. Subject to Section 12.3, Licensee agrees to defend Arvinas, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Arvinas Indemnitees”), and shall indemnify and hold harmless the Arvinas Indemnitees, from and against any liabilities, losses, costs, damages, fees or expenses payable to a Third Party, and reasonable attorney’s fees and other legal expenses with respect thereto arising out of any claim, action, lawsuit, or other proceeding (collectively, “Losses and Claims”) brought against any Arvinas Indemnitee by a Third Party resulting from: (a) the manufacture, use, handling, storage, sale or other disposition of any Licensed PROTAC or Licensed Product in the Field in the Territory by Licensee, its Affiliates or Sublicensees, including product liability claims, (b) any breach by Licensee of any of its representations, warranties or obligations under this Agreement or breach by Licensee, prior to the A&R Effective Date, of any of its representations, warranties or obligations under the Original Agreement, or (c) the gross negligence or willful misconduct of Licensee or its Affiliates or Sublicensees; except in any such case to the extent such Losses and Claims result from: (i) the gross negligence or willful misconduct of any Arvinas Indemnitee, or (ii) any breach by Arvinas of any of its representations, warranties or obligations pursuant to this Agreement.

12.2 Indemnification by Arvinas. Subject to Section 12.3, Arvinas agrees to defend Licensee, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Licensee Indemnitees”), and shall indemnify and hold harmless the Licensee Indemnitees, from and against any Losses and Claims brought against any Licensee Indemnitee by a Third Party resulting from: (a) the performance by Arvinas, its Affiliates or its subcontractors of its activities under a Research Program or under an Optimization Program, (b) the manufacture, use, handling, storage, sale or other disposition of any Grantback Product by Arvinas, its Affiliates or (sub)licensees, including product liability claims, (c) any breach by Arvinas of any of its representations, warranties or obligations under this Agreement or breach by Arvinas, prior to the A&R Effective Date, of any of its representations, warranties or obligations under the Original Agreement, or (d) the gross negligence or willful misconduct of any Arvinas Indemnitee.

12.3 Procedure. If any Arvinas Indemnitee or Licensee Indemnitee (each, an “Indemnitee”) intends to claim indemnification under this Article 12, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of any Losses and Claims for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee. Any Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee (and, for clarity, not to be included in Losses and Claims); provided, however, if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnitor and the Indemnitee in the defense of such action, then the Indemnitor shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee and Indemnitor in relation to such Third Party Claim.

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The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Article 12, provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnity agreement in this Article 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 12, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to any Indemnitee otherwise under this Article 12. The Indemnitee under this Article 12, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. It is understood that only Genentech, Roche (if a Licensee) and Arvinas may claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

12.4 Insurance.

12.4.1 Insurance Coverage. Subject to Section 12.4.4, each Party shall obtain and maintain comprehensive general liability insurance customary in the industry for companies of similar size conducting similar business.

12.4.2 Evidence of Insurance. Within [**] of signing this Agreement, each Party shall provide the other Party with its certificate of insurance evidencing the insurance coverage set forth Section 12.4.1. Each Party shall provide to the other Party at least [**] prior written notice of any cancellation, non-renewal or material change in any of such insurance coverage.

12.4.3 Product / Clinical Trial Liability Insurance: Commencing not later than [**] prior to the first use in humans of the first Licensed Product by Licensee or any of its Affiliates or Sublicensees, Licensee or its relevant Affiliate shall have and maintain such type and amounts of Products / Clinical Trial Liability insurance covering the development, manufacture, use and sale of Licensed Products as is normal and customary in the industry generally for parties similarly situated, but, in any event, with a minimum combined single limit per occurrence for products / clinical trials liability as follows: (a) a minimum limit of [**] dollars ($[**]) for any period during which Licensee or any of its Sublicensees is conducting a clinical trial(s) with any Licensed Product(s); and (b) a minimum limit of [**] dollars ($[**]) for any period during which Licensee or any of its Sublicensees is selling any Licensed Product(s). Each of the above insurance policies shall be primary insurance.

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12.4.4 Election to Self-Insure. In the event that either Party is an entity which, together with its Affiliates, has worldwide revenues from pharmaceutical sales in excess of [**] U.S. dollars (US$[**]) per year, the obligations set forth in Section 12.4.3 (in respect of Licensee only) and Section 12.4.1 above shall not apply with respect to such Party, if such Party notifies the other Party in writing that it elects to provide coverage through a commercially reasonable program of self-insurance; provided, however, that the obligations set forth in Section 12.4.3 (in respect of Licensee only) and Section 12.4.1 above shall resume with respect to such Party and its Affiliates, or successor-in-interest and its Affiliates, if such program of self-insurance is terminated or discontinued for any reason and provided such program of self-insurance shall respond to any claims in the same manner as would commercial insurance written with commercially reasonable coverage terms for a pharmaceutical company of similar size and similarly situated as such Party.

12.5 Limitation of Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT IN RESPECT OF ANY BREACH OF A PARTY’S OBLIGATIONS UNDER ARTICLE 9 OR INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12 FOR CLAIMS OF THIRD PARTIES OR FRAUD, WILLFUL MISCONDUCT, RECKLESSNESS OR GROSS NEGLIGENCE OF A PARTY.

ARTICLE 13

TERM; TERMINATION

13.1 Term. The term of this Agreement (the “Term”) shall commence on the Original Effective Date and, unless sooner terminated as provided in this Article 13, shall continue in full force and effect until there is no remaining royalty payment or other payment obligation with respect to any Licensed Product under this Agreement.

13.2 Termination by Either Party for Material Breach. Either Party may terminate this Agreement, with respect to a particular Exclusive Target, or in its entirety, by written notice to the other Party for any material breach of this Agreement, with respect to such Exclusive Target, or in its entirety, respectively, by the other Party if, in the case of remediable breach, such material breach is not cured within [**] for payment defaults) after the breaching Party receives written notice of such breach from the non-breaching Party; provided, that if such breach is not capable of being cured within such [**] period, the cure period shall be extended for such amount of time that the Parties may agree in writing is reasonably necessary to cure such breach, so long as (1) the breaching Party is making diligent efforts to do so, and (2) the Parties agree on an extension within such [**] period. Notwithstanding anything to the contrary herein, if the allegedly breaching Party in good faith either disputes (i) whether a breach is material or has occurred or (ii) the alleged failure to cure or remedy such material breach, and provides written notice of that dispute to the other Party within the above time periods, then the matter will be addressed under the dispute resolution provisions in Article 14, and the notifying Party may not so terminate this Agreement until it has been determined under Article 14 that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within [**] (or such longer period as determined by the arbiter of such dispute resolution) after the conclusion of that dispute resolution procedure.

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Notwithstanding the foregoing, if Arvinas has the right to terminate this Agreement pursuant to this Section 13.2 due to a material breach by Licensee, and if such breach relates solely to a given Exclusive Target and/or the related Licensed Product, Arvinas may only terminate this Agreement with respect to such Exclusive Target and Arvinas may not terminate this Agreement in its entirety.

13.3 Termination by Either Party for Insolvency or Bankruptcy. Either Party may terminate this Agreement effective on written notice to the other Party upon the liquidation, dissolution, winding-up, insolvency, bankruptcy, or filing of any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of the other Party where such petition, appointment or similar proceeding is not dismissed or vacated within ninety (90) calendar days. All rights and licenses granted pursuant to this Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code or any foreign equivalents thereof (as used in this Section 13.3, “Title 11”), licenses of rights to “intellectual property” as defined in Title 11. Each Party in its capacity as a licensor hereunder agrees that, in the event of the commencement of bankruptcy proceedings by or against such bankrupt Party under Title 11, (a) the other Party, in its capacity as a licensee of rights under this Agreement, shall retain and may fully exercise all of such licensed rights under this Agreement (including as provided in this Section 13.3) and all of its rights and elections under Title 11 and (b) the other Party shall be entitled to a complete duplicate of all embodiments of such intellectual property, and such embodiments, if not already in its possession, shall be promptly delivered to the other Party (i) upon any such commencement of a bankruptcy proceeding, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i), immediately upon the rejection of this Agreement by or on behalf of the bankrupt Party.

13.4 Permissive Termination. Licensee shall also have the right to permissively terminate this Agreement with respect to a particular Exclusive Target, or in its entirety, in its sole discretion, at any time by providing written notice to Arvinas, such termination to be effective sixty (60) days after such notice. Upon any termination made pursuant to or in accordance with this Section 13.4, such Target shall no longer be designated as an “Exclusive Target”, and all rights and obligations of the Parties under this Agreement with respect to such Target shall terminate, except as provided under Sections 2.6 and 13.5, as applicable.

13.5 Effects of Termination.

13.5.1 Effects of Termination in General.

(a) Accrued Rights and Obligations. Expiration or termination of this Agreement, with respect to a particular Exclusive Target, or in its entirety, for any reason shall not release either Party hereto from any liability which, as of the effective date of such expiration or termination, had already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to the effective date of such expiration or termination.

(b) Termination of Licenses. Upon termination of this Agreement:

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(i) with respect to a particular Exclusive Target or in its entirety (x) by Arvinas pursuant to Section 13.2 or Section 13.3, or (y) by Licensee pursuant to Section 13.4, any relevant Research Term(s) and Optimization Term(s) shall terminate and all licenses under this Agreement (other than as set forth in Section 13.5.2) with respect to such Exclusive Target and related Licensed Products, or with respect to all Exclusive Targets and all Licensed Products, as applicable, shall terminate, as of the effective date of such termination; and

(ii) with respect to a particular Exclusive Target or in its entirety by Licensee pursuant to Section 13.2 or Section 13.3, any relevant Research Term(s) and Optimization Term(s) shall terminate and all licenses under this Agreement (other than as set forth in Section 13.5.2) with respect to such Exclusive Target and related Licensed Products, or with respect to all Exclusive Targets and all Licensed Products, as applicable, shall terminate, as of the effective date of such termination; provided, however, that Licensee may, with respect to any Exclusive Target for which an Option has been exercised pursuant to Section 3.2, and if elected by Licensee in writing prior to such termination date, retain its license under Section 3.3 with respect to the relevant Exclusive Target, Licensed PROTACs and Licensed Products in accordance with the terms of this Agreement. If Licensee so elects to retain its license with respect to the relevant Exclusive Target under this Section 13.5.1(b)(ii), then [**]. For clarity, nothing in the foregoing shall preclude any other rights or remedies available to Licensee under this Agreement or at law or in equity against Arvinas for the breach that gave rise to a termination by Licensee pursuant to Section 13.2.

(c) Continuation of Sublicenses. Upon termination by Arvinas of this Agreement with respect to a particular Exclusive Target or in its entirety pursuant to Section 13.2, all relevant sublicenses with respect to such Exclusive Target and related Licensed Products, or with respect to all Exclusive Targets and all Licensed Products, as applicable, shall also terminate; provided, however, that if the relevant Sublicensee is not then in breach of its sublicense agreement with Licensee such that Licensee would have the right to terminate such sublicense agreement, and if the Sublicensee did not cause the breach that gave rise to a termination by Arvinas pursuant to Section 13.2, then the relevant sublicense shall continue in full force and effect as a direct license from Arvinas to the relevant Sublicensee under terms and conditions consistent with the terms and conditions of this Agreement that are applicable to such Sublicensee, except that (i) the scope of the relevant Sublicensee’s rights with respect to the Arvinas Intellectual Property shall remain the same as set forth in its sublicense agreement with Licensee; and (ii) the relevant Sublicensee shall be responsible to Arvinas for payments otherwise payable to Arvinas by Licensee under this Agreement based upon the exercise by the Sublicensee of its rights under the Arvinas Intellectual Property after such termination solely to the extent the payments become due and payable after termination of this Agreement under the payment terms herein.

Arvinas shall enter into such direct license under terms and conditions consistent with the foregoing with the relevant Sublicensee in a timely manner; provided that Arvinas shall not be obligated to assume any obligations under such direct license that are greater than the obligations contained within this Agreement. For clarity, any sublicense that continues after termination of this Agreement pursuant to this Section above shall continue during the negotiation of the terms and conditions of a direct license as contemplated in this Section above between Arvinas and the relevant Sublicensee.

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(d) Return of Confidential Information. It is understood and agreed, that each Party shall have a continuing right to use Confidential Information of the other Party under any surviving licenses pursuant to Article 3 or Section 8.2.7. Subject to the foregoing, following expiry or any early termination of this Agreement with respect to a particular Exclusive Target or in its entirety, the Party that has Confidential Information of the other Party shall return to the other Party or destroy (at such Party’s written request) all such Confidential Information with respect to such Exclusive Target and related Licensed Products, or with respect to all Exclusive Targets and all Licensed Products, as applicable, in its possession as of the effective date of expiration (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information to confirm compliance with the non-use and non-disclosure provisions of this Agreement), and any Confidential Information of the other Party contained in its laboratory notebooks or databases, provided that each Party may retain and continue to use such Confidential Information of the other Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement.

(e) Inventory at Termination. In the event that the licenses under Section 3.3 terminate with respect to a particular Exclusive Target or all Exclusive Targets, Licensee, its Affiliates and its permitted Sublicensees shall have, for a period of [**] following such termination, the right to sell or otherwise dispose of all inventory of the related Licensed Products directed to such Exclusive Target(s) in all countries then in its stock, subject to the applicable royalty payments due under Section 6.4 and subject to Section 6.5 of this Agreement, and any other applicable provisions of this Agreement, and Arvinas covenants not to sue Licensee or its permitted Sublicensee for infringement under any of the Patents that were licensed by Arvinas to Licensee immediately prior to such termination with respect to such activities conducted by Licensee or its permitted Sublicensee pursuant to this Section 13.5.1(e).

13.5.2 Survival. Except as expressly set forth under this Article 13, upon the expiration or termination of this Agreement with respect to a particular Exclusive Target or in its entirety, all rights and obligations of the Parties under this Agreement shall terminate with respect to such Exclusive Target and related Licensed Products or all Exclusive Targets and all Licensed Products, as applicable. For clarity, with respect to the expiration or termination of this Agreement with respect to a particular Exclusive Target, only those rights and obligations specific to such Exclusive Target and related Licensed Products shall terminate and other rights and obligations that are not specific to such Exclusive Target and related Licensed Products shall continue in full force and effect unless and until such rights and obligations expire or terminate in accordance with this Agreement. In addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the provisions of Articles 1, 9, 10, 12, 14, and 15 and Sections 2.4 (solely with respect to the last sentence), 2.6.1, 2.6.2, 2.6.3, 2.9, 3.5, 3.6, 4.2, 4.3, 4.5, 5.6.2 (solely with respect to the last sentence), 5.6.4(b) (solely with respect to the last sentence), 5.6.5, 6.6, 7.10, 8.1 (solely with respect to the last sentence), 8.2.1, 8.2.2 (solely with respect to the last sentence in the event of a termination with respect to a particular Exclusive Target but not all Exclusive Targets), 8.2.4, 8.2.5, 8.2.6, 8.2.7, 8.3 (solely with respect to Joint New Intellectual Property), 8.4 (solely with respect to Joint New Intellectual Property), 8.7, and 13.5 shall survive any termination or expiration of this Agreement, as applicable, as contemplated in accordance with the terms and conditions therein. In addition, Articles 6 and 7 shall survive with respect to any outstanding unpaid amounts that accrued prior to any termination or expiration of this Agreement. In addition, the provisions of paragraphs 2, 4, 5, 6, and 8 of Appendix B shall survive any termination or expiration of this Agreement, as applicable, as contemplated in accordance with the terms and conditions therein.

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ARTICLE 14

DISPUTE RESOLUTION

14.1 Disputes. Arvinas and Licensee recognize that a dispute, controversy or claim of any nature whatsoever arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, (each, a “Dispute”) may from time to time arise during the Term. Unless otherwise specifically recited in this Agreement, such Disputes between Arvinas and Licensee will be resolved as recited in this Article 14. In the event of the occurrence of such a Dispute, the Parties shall first refer such Dispute to their respective Alliance Managers for attempted resolution by such Alliance Managers within [**] after such referral. If such Dispute is not resolved within such [**] period, either Arvinas and Licensee may, by written notice to the other, have such Dispute referred to their respective officers designated below, or their respective designees, for attempted resolution by within [**] after such notice is received. Such designated officers are as follows:

For Licensee – [**]

For Arvinas – [**]

In the event the designated officers, or their respective designees, are not able to resolve such dispute within [**] of such other Party’s receipt of such written notice, either Party may initiate the dispute resolution procedures set forth in Section 14.2.

14.2 Arbitration.

14.2.1 Rules. Except as otherwise expressly provided in this Agreement (including under Section 14.3), the Parties agree that any Dispute not resolved internally by the Parties pursuant to Section 14.1 shall be resolved through binding arbitration conducted by the International Chamber of Commerce in accordance with the then prevailing Rules of Arbitration of the International Chamber of Commerce (for purposes of this Article 14, the “Rules”), except as modified in this Agreement, applying the substantive law specified in Section 15.1.

14.2.2 Arbitrators; Location. Each Party shall, within [**] of the initiation of the arbitration, select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator within [**] of their election. All three (3) arbitrators shall serve as neutrals and have at least ten (10) years of (a) dispute resolution experience (including judicial experience) and/or (b) legal or business experience in the biotech or pharmaceutical industry. In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under clause (b). If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third, the necessary appointments shall be made in accordance with the Rules. Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator. The arbitration proceedings shall be conducted in New York, NY, USA. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof.

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14.2.3 Procedures; Awards. Within [**] after the designation of the arbitrators, the arbitrators and the Parties shall meet, and each Party shall provide to the arbitrators a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue. The arbitrators shall set a date for a hearing, which shall be no later than [**] after the submission of written proposals pursuant to the preceding sentence, for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may determine any person as necessary. The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than [**] after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. Each Party agrees that, notwithstanding any provision of applicable Law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

14.2.4 Costs. The prevailing Party, as determined by the arbitrators, shall be entitled to (a) its share of fees and expenses of the arbitrators and (b) its attorneys’ fees and associated costs and expenses. In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue. If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators shall order that the Parties (1) share equally the fees and expenses of the arbitrators and (2) bear their own attorneys’ fees and associated costs and expenses.

14.2.5 Interim Equitable Relief. Notwithstanding anything to the contrary in this Section 14.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Article 14, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the ability of the arbitrators to review the decision under this Section 14.2. Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

14.2.6 Protective Orders; Arbitrability. At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall have the power to decide all questions of arbitrability.

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14.3 Subject Matter Exclusions. Notwithstanding the provisions of Section 14.2, any Dispute not resolved internally by the Parties pursuant to Section 14.1 that involves the validity, enforceability, or infringement of a Patent Covering a Licensed PROTAC or a Licensed Product (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (b) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies. In addition, notwithstanding the provisions of Sections 14.1 or 14.2, deadlocked decisions of the JRC or JPT (except with respect to JRC approval of an Exclusive Target’s initial Optimization Plan) shall be finally resolved per Section 2.2.1(e) and 2.2.2(e), respectively. Deadlocked decisions of the JRC regarding approval of an Exclusive Target’s initial Optimization Plan is exclusively governed by Section 5.6.1.

14.4 Continued Performance. Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any Dispute.

ARTICLE 15

MISCELLANEOUS

15.1 Applicable Law. This Agreement (including the arbitration provisions of Article 14) shall be governed by and interpreted in accordance with the laws of the State of New York, USA, without reference to the principles of conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

15.2 Notices. Except as otherwise expressly provided in this Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; (b) on the date of receipt, if sent by a facsimile (with delivery confirmed) or as a PDF attachment to an email (with response email confirming receipt); or (c) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested. Any notice sent via facsimile or email shall be followed by a copy of such notice by private express courier or by first class mail. Notices shall be sent to the other Party at the addresses set forth below. For clarity, any notice to Genentech or Licensee shall be effective if given to the addresses for Licensee as set forth below. Either Party may change its addresses for purposes of this Section 15.2 by sending written notice to the other Party.

If to Licensee:                          Genentech, Inc.

Attn: Corporate Secretary

1 DNA Way

South San Francisco, CA 94080 USA.

Fax: [**]

Phone: [**]

with required copies (which shall not constitute notice) to:

Genentech, Inc.

Attn: Senior Vice President, Genentech Partnering

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                           1 DNA Way

South San Francisco, CA 94080 USA.

Fax: [**]

F. Hoffmann-La Roche Ltd

Attn: Global Head, Alliance Management and Operations

1 DNA Way

South San Francisco, CA 94080 USA.

Fax: [**]

F. Hoffmann-La Roche Ltd

Attention: Corporate Law

Grenzacherstrasse 124

CH-4070 Basel, Switzerland

Fax: [**]

If to Arvinas:                         Arvinas, Inc.

Attn: President

5 Science Park

395 Winchester Ave.

New Haven, CT 06511 USA

Fax: [**]

15.3 Assignment. Neither Party may assign or otherwise transfer, in whole or in part, this Agreement without the prior written consent of the non-assigning Party, such approval not to be unreasonably withheld. Notwithstanding the foregoing, either Party may assign this Agreement to (i) an Affiliate or (ii) any purchaser of all or substantially all of the assets of such Party, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity, provided that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement. A copy of such written agreement by such assignee shall be provided to the non-assigning Party within [**] of execution of such written agreement. Arvinas shall not assign or otherwise transfer to any Affiliate or Third Party ownership (or equivalent rights) of any Arvinas Intellectual Property existing as of the Original Effective Date or during the Term, and that is subject to any Exclusive License hereunder, unless the party to which such Arvinas Intellectual Property is assigned or otherwise transferred expressly agrees in writing to assume and be bound by all relevant terms and conditions applicable to Arvinas and such Arvinas Intellectual Property under this Agreement. A reasonably redacted copy of any such written agreement by any such assignee or transferee shall be provided to Genentech within [**] of execution of such written agreement. Any permitted assignment or transfer in accordance with this Section 15.3 shall be binding on the successors and assigns of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.3 shall be null, void and of no legal effect.

15.4 Independent Contractors. The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

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15.5 Integration. Except to the extent expressly provided herein, this Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous oral and written communications between the Parties with respect to the subject matter of this Agreement.

15.6 Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

15.7 Further Assurances. Each Party shall and shall use all reasonable endeavors to procure that any necessary Third Party shall promptly execute and deliver such further documents and do such further acts as may be required for the purpose of giving full effect to this Agreement.

15.8 Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination or part thereof of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination or part of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

15.9 No Third Party Rights. The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a Party.

15.10 Construction. The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted this Agreement or authorized the ambiguous provision.

15.11 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement, including the Appendices and Exhibits; (c) the word “law” or “laws” means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body); (d) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature; (e) all references to “Sublicensees” shall include all Sublicensees of Sublicensees through multiple tiers of sublicensing; (f) the singular shall include the plural and vice versa; (g) the word “or” has the inclusive meaning represented by the phrase “and/or”

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except when paired as “either/or” and (h) the word “day” or “quarter” or “year” means a calendar day or calendar quarter or calendar year unless otherwise specified. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years. Whenever any matter hereunder requires consent or approval, such consent shall not be unreasonably withheld or delayed.

15.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile copy, or email with attached pdf copy, of this Agreement, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

[Signature page follows – the rest of this page intentionally left blank.]

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IN WITNESS WHEREOF, Arvinas, Genentech, and as expressly provided herein as a “Licensee” or as a “Party,” or as expressly named herein under Section 9.6, Roche have each executed this Agreement by their respective officers hereunto duly authorized, on the A&R Effective Date.

ARVINAS, INC.

By:	/s/ John Houston

Name:	John Houston

Title:	President and CEO

GENENTECH, INC.

By:	/s/ Edward Harrington

Name:	Edward Harrington

Title:	CFO Genentech

F. HOFFMANN-LA ROCHE LTD

By:	/s/ Dr. Melanie Wick

Name:	Melanie Wick

Title:	Authorized Signatory

By:	/s/ Franziske Bachler

Name:	Dr. Franziske Bachler

Title:	Legal Counsel

Signature page to Arvinas Genentech A&R Option, License & Collab Agmt

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APPENDICES

Appendix A	Research Plan Outline

Appendix B	Genentech Materials: Material Transfer Terms and Conditions

EXHIBITS

Exhibit 1.11.2	Arvinas Patents

Exhibit 1.40	Excluded Targets

Exhibit 1.74	Initial Targets

Exhibit 2.10.2(b)	Expansion Targets as of the A&R Effective Date

Exhibit 10.1	Original Agreement Press Release

Exhibit 10.1A	A&R Agreement Press Release

Exhibit 11.2(h)	Existing Third Party Agreements

Appendices and Exhibits TOC-i

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Appendix A

Research Plan Outline

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 5 pages were omitted. [**].

Appendix A-2

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APPENDIX B

Material Transfer Terms and Conditions

1. Genentech Materials. “Genentech Materials” means, with respect to an Exclusive Target, (a) those chemical or biological materials, other than Genentech Compounds, provided by Genentech or Licensee to Arvinas for use (i) in the relevant Research Program pursuant to this Agreement to be used for evaluation of Stage I and Stage II activity in such Research Program, or (ii) in the relevant Optimization Program pursuant to this Agreement, and/or (b) any modifications or derivatives of such materials in clauses (a)(i) or (ii) above. For clarity, Genentech Materials as described in (b) above shall not include any [**].

2. Use of Genentech Materials. For each Research Program or, as applicable, Optimization Program for a particular Exclusive Target, Arvinas shall use Genentech Materials solely for the purpose of conducting the Research Program or, as applicable, Optimization Program for such Exclusive Target in accordance with the terms and conditions of this Agreement and in compliance with all applicable laws, rules and regulations. Arvinas acknowledges that Genentech Materials are experimental in nature and may have unknown characteristics, and therefore, agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of Genentech Materials. Upon any termination of the Research Program or, as applicable, Optimization Program for a particular Exclusive Target in accordance with the provisions of this Agreement, Arvinas shall return or destroy (and provide written certification thereof) relevant Genentech Materials, and Arvinas shall not use any Confidential Information of Genentech regarding such Genentech Materials as provided by Genentech in any subsequent efforts conducted by Arvinas, its Affiliates or their respective Third Party licensees with respect to such Exclusive Target (other than pursuant to an ongoing Research Program or, as applicable, Optimization Program under this Agreement), unless and until such Confidential Information is no longer considered “confidential” under the exclusions to the confidentiality obligations under Article 9 of this Agreement.

3. Transfer of Genentech Materials. Except as required for purposes of exercising its rights and performing its obligations under this Agreement, Arvinas shall not sell, transfer or disclose Genentech Materials to any other Person, without first receiving the prior written consent of Genentech or, if applicable, Licensee. In any case, any transfer of Genentech Materials shall only be to (i) persons obligated to assign to Arvinas their entire right, title and interest to Materials Inventions (as defined below) and (ii) persons who will use such Genentech Materials solely for the purpose of conducting the Research Program or, as applicable, Optimization Program for the relevant Exclusive Target.

4. Ownership of Genentech Materials. Genentech shall retain all right, title and interest in and to Genentech Materials (in part as to Genentech Materials that exist in combination with other material), and the transfer of Genentech Materials to Arvinas shall be a bailment and shall not constitute a sale of Genentech Materials or a grant, option or license of any Patent or other rights Controlled by Genentech or, if applicable, Licensee (other than a license to Arvinas to use the Genentech Materials in the conduct of the Research Program or, as applicable, Optimization Program for a particular Exclusive Target).

Appendix B-1

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5. Inventions. Without limiting Section 8.1 of the Agreement, Arvinas shall promptly disclose to Genentech or, as applicable, Licensee any New Intellectual Property made by or on behalf of Arvinas using the Genentech Materials in the course of performing activities under the Research Program or, as applicable, Optimization Program with respect to the relevant Exclusive Target to the extent that it relates to a modification of or improvement to such Genentech Materials (but for clarity excluding any [**]) or the use thereof (“Materials Inventions”). Arvinas agrees not to disclose any such Materials Inventions, orally or in writing (e.g. by submission of a manuscript, abstract, patent application or other planned publication) until Genentech or, as applicable, Licensee has had [**] in which to review the intended disclosure and make recommendations or comments. Genentech or, as applicable, Licensee agrees to maintain any such Materials Inventions disclosed to Genentech under this paragraph 5 as Confidential Information in accordance with Section 9.1 of this Agreement, and subject to the exclusions under Section 9.2 of this Agreement, for a period of [**] from receipt of such disclosure.

6. License Grant. As consideration for the receipt of Genentech Materials from Genentech, Arvinas hereby grants to Genentech and Licensee a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up license, with the right to grant sublicenses, through one or more tiers of sublicensees, under any Arvinas New Intellectual Property to the extent it relates to a Materials Invention to make, have made, use, sell, offer for sale, and import Materials Inventions. For clarity, such license does not include, by implication or otherwise, rights under any Arvinas Intellectual Property that is not a Materials Invention.

7. No Human Use. No material transferred or made in the course of performance of a Research Program shall be (a) administered to humans; and (b) no such material or results will be used by the Parties as stand-alone material or information for patient management, diagnostic, prognostic or other clinical purposes whatsoever.

8. DISCLAIMER. THE GENENTECH MATERIALS PROVIDED UNDER THIS AGREEMENT ARE BEING PROVIDED “AS IS”, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AND GENENTECH EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY WITH RESPECT TO THE GENENTECH MATERIALS.

Appendix B-2

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Exhibit 1.11.2

Arvinas Patents

Confidential Materials omitted and filed separately with the Securiites and Exchange Commission. A total of 2 pages were omitted. [**]

Appendix 1.11.2-1

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Exhibit 1.40

Excluded Targets

Target                                                 [**]

[**]

Exhibit 1.40-1

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Exhibit 1.74

Initial Targets

Target                                                 [**]

[**]

Exhibit 1.74-1

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Exhibit 2.10.2(b)

Expansion Targets as of A&R Effective Date

Target                                                             [**]

[**]

Exhibit 2.10.2(b)-1

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Exhibit 10.1

Original Agreement Press Release

Arvinas Inks Strategic License Agreement with Genentech

Total deal value potentially worth more than $300M if initial targets are successful

New Haven, CT, XXXX, 2015 – Arvinas, Inc. (a wholly owned subsidiary of Arvinas LLC), a private biotechnology company creating a new class of drugs based on targeted protein degradation, entered into a license agreement with Genentech, a member of the Roche Group, for the development of new therapeutics using Arvinas’ novel PROTAC technology. The multi-year strategic license agreement encompasses multiple disease targets.

Under the terms of the agreement, Arvinas will receive an undisclosed upfront payment. Arvinas is eligible to receive development and commercialization milestone payments in excess of $300 million based on achievement of certain predetermined milestones. In addition, Arvinas is eligible to receive tiered-royalties on sales of products resulting from the license agreement. Full financial terms have not been disclosed. At Genentech’s discretion, it may elect to expand the collaboration to include additional disease targets for additional consideration.

“We are thrilled to be working with Genentech, a proven expert in drug discovery and development with world class ability to manufacture and commercialize state-of-the-art therapies,” said Manuel Litchman, M.D., President and CEO of Arvinas. “Our PROTAC technology represents a completely novel approach to the targeted therapy of cancer and many other diseases, and we are delighted to be working with Genentech on their targets of interest.”

“Genentech has one of the premier R&D organizations in the industry and I am particularly looking forward to working with them to explore fully the potential of our PROTAC protein degradation technology,” commented Craig Crews, Ph.D., the L.B. Cullman Professor of Molecular, Cellular, and Developmental Biology at Yale University and Arvinas Chief Scientific Advisor.

Exhibit 10.1-1

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PROTACs, or proteolysis-targeting chimeras, are bifunctional small molecules that are designed to target proteins for degradation and removal from a cell. These molecules are intended to induce a cell’s own protein-degradation machinery to bind to a particular protein and “label” it for degradation, thus removing that protein from the system entirely. This contrasts to a more traditional drug development approach that inhibits proteins, which provides transient benefit and works on about a quarter of the body’s proteins. Arvinas’ approach has the potential to radically expand the number of disease-causing proteins that can be targeted.

James Sabry, M.D., Ph.D., Senior Vice President of Global Head of Genentech Partnering, commented, “Genentech is very interested in protein degradation as a therapeutic approach to address difficult disease targets. Arvinas’s PROTAC technology offers an exciting opportunity to harness the body’s own system to degrade pathogenic proteins.”

About Arvinas

Arvinas is a pharmaceutical company focused on developing new small molecules aimed at degrading disease-causing cellular proteins. We are translating these innovative protein degradation approaches into novel drugs for the treatment of cancer and other diseases. Many diseases are a result of “rogue,” uncontrolled proteins, whose absence could bring great clinical benefit to patients. To address these pathological intracellular proteins, Arvinas is developing a new drug paradigm based on the elimination of these proteins. Our innovative protein degradation technology uses small molecule drugs to ”tag” specific proteins to be degraded by the ubiquitin/proteasome system (UPS), which is responsible for the normal turnover of most proteins within the cell.

Based on groundbreaking research conducted at Yale University by our Founder and Chief Scientific Advisor, Craig Crews, PhD, Arvinas has developed a platform technology to induce the loss of intracellular proteins: Proteolysis-Targeting Chimera (PROTAC). The ability of PROTAC-based drugs to induce protein degradation (instead of protein inhibition) offers the advantage of potentially targeting “undruggable” as well as “druggable” elements of the proteome. This greatly expands our ability to create drugs for many new, previously unapproachable targets. For more information, visit www.arvinas.com.

Arvinas Media Contact

Carolyn Hawley

carolyn@canalecomm.com

Exhibit 10.1-2

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Exhibit 10.1A

A&R Agreement Press Release

Arvinas Expands Strategic License Agreement with Genentech

Expansion of 2015 agreement brings total deal value to potentially exceed $650 million

NEW HAVEN, Conn., November xx, 2017 – Arvinas LLC, a private biotechnology company creating a new class of drugs based on protein degradation, today announced it has expanded its ongoing license agreement with Genentech, a member of the Roche Group, for the development of new therapeutics using Arvinas’ novel PROTAC technology. The multi-year strategic license agreement, initiated in October 2015, will encompass additional disease targets and expand the collaboration.

Under the revised terms of the agreement, Arvinas is eligible to receive development and commercialization milestone payments in excess of $650 million based on achievement of certain predetermined milestones. In addition, Arvinas is eligible to receive tiered-royalties on sales of products resulting from the license agreement. Full financial terms have not been disclosed.

“Genentech’s decision to expand our original agreement to include additional disease targets shows the promise seen in our first two years together and further supports our targeted protein degradation platform as a novel drug modality to treat a broad array of diseases,” said John Houston, Ph.D., President and Chief Executive Officer of Arvinas. “This expansion also supports our initial decision to work with Genentech in 2015 and we look forward to this growing collaboration.”

The PROTAC Platform offers potential improvements over traditional small molecule inhibitors using the ubiquitin and proteasome system within a cell to degrade disease causing proteins. By removing target proteins directly rather than inhibiting them, PROTACs can provide multiple advantages over small molecule inhibitors, which can require high systemic exposure to achieve sufficient inhibition, often resulting in toxic side effects and eventual drug resistance.

About Arvinas

Arvinas is a pharmaceutical company focused on developing new small molecules – known as PROTACs (PROteolysis TArgeting Chimeras) – aimed at degrading disease-causing cellular proteins via proteolysis. Based on innovative research conducted at Yale University by Dr. Craig Crews, Founder and Chief Scientific Advisor, the company is translating natural protein degradation approaches into novel drugs for the treatment of cancer and other diseases. The proprietary PROTAC-based drug paradigm induces protein degradation, rather than protein inhibition, facilitating the ubiquitin proteasome

Exhibit 10.1A-1

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system and offers the advantage of potentially targeting “undruggable” as well as “druggable” elements of the proteome. This greatly expands the ability to create drugs for many new, previously unapproachable targets. For more information, visit www.arvinas.com.

CONTACT:

Arvinas Media Contact

Ian Stone

ian@canalecomm.com

619-849-5388

Arvinas Investor Contact

Beth DelGiacco

Beth@SternIR.com

212-362-1200

Exhibit 10.1A-2

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Exhibit 11.2(h)

Existing Third Party Agreements

1. Yale Agreement (as defined in the Agreement)

Exhibit 11.2(h)-1